   As filed with the Securities and Exchange Commission on September 30, 1999
                                                 Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  -------------

                   CENTRAL VERMONT PUBLIC SERVICE CORPORATION
             (Exact name of registrant as specified in its charter)

           Vermont                       4911                  03-0111290
       (State or other             (Primary Standard        (I.R.S. Employer
      jurisdiction of          Industrial Classification     Identification
incorporation or organization)        Code Number)              Number)

                                 77 Grove Street
                             Rutland, Vermont 05701
                                 (802) 773-2711
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Joseph M. Kraus
                                 77 Grove Street
                             Rutland, Vermont 05701
                                 (802) 733-2711
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                           --------------------------
                                   Copies to:

                              M. Douglas Dunn, Esq.
                            Robert B. Williams, Esq.
                       Milbank, Tweed, Hadley & McCloy LLP
                             1 Chase Manhattan Plaza
                               New York, NY 10005
                                 (212) 530-5000

                           --------------------------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

      If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                           --------------------------

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
 Title of each class of securities to     Amount to be        Proposed maximum            Proposed maximum            Amount of
            be registered                  registered     offering price per share    aggregate offering price   registration fee(1)
- ------------------------------------------------------------------------------------------------------------------------------------
8 1/8% Second Mortgage Bonds Due 2004     $75,000,000               100%                     $75,000,000               $20,850
====================================================================================================================================

(1) In accordance with Rule 457(f)(2), the registration fee is calculated based on the book value of the Old Bonds to be exchanged, as of July 30, 1999.

                           --------------------------

      The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

The information in this prospectus is not complete and may be changed. We may not exchange these securities until the registration statement filed with the Securities and Exchange commission relating to these securities is effective. This prospectus is not an offer to exchange these securities and it is not soliciting an offer to exchange these securities in any state where the offer or exchange is not permitted.

================================================================================
                Subject to Completion, dated September 30, 1999

PROSPECTUS

                                   $75,000,000

                   Central Vermont Public Service Corporation
                                Offer to Exchange

                      8 1/8% Second Mortgage Bonds due 2004
                           For Any and All Outstanding
                      8 1/8% Second Mortgage Bonds due 2004

      This prospectus and accompanying letter of transmittal relate to our proposed offer to exchange up to $75,000,000 aggregate principal amount of new 8-1/8% Second Mortgage Bonds due 2004 (the "New Bonds"), which will be freely transferable, for any and all outstanding 8-1/8% Second Mortgage Bonds due 2004 issued on July 30, 1999 (the "Old Bonds"), which have transfer restrictions.

      o     The exchange offer expires at 5:00 p.m., New York City time, on
                            1999, unless extended.

      o The terms of the New Bonds are substantially identical to the Old Bonds, except for transfer restrictions, registration rights and liquidated damages.

      o All Old Bonds that are validly tendered and not validly withdrawn will be exchanged.

      o Tenders of Old Bonds may be withdrawn at any time prior to expiration of the exchange offer.

      o Holders of Old Bonds do not have any appraisal or dissenters' rights in connection with the exchange offer. Old Bonds not exchanged in the exchange offer will remain outstanding and be entitled to the benefits of the Indenture, but, except under limited circumstances, will have no further exchange or registration rights under the Registration Rights Agreement.

      o We do not intend to apply for listing of the New Bonds on any securities exchange or to arrange for them to be quoted on any quotation system.

      o The only conditions to completing the exchange offer are that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission and no injunction, order or decree has been issued when would prohibit, prevent or materially impair our ability to proceed with the exchange offer.

                            -------------------------

      Please see "Risk Factors" beginning on page 16 for a discussion of factors you should consider in connection with the exchange offer.

                            -------------------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the New Bonds, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus (and accompanying letter of transmittal and related documents) and any amendments or supplements carefully before deciding to exchange your securities.

                  The date of this prospectus is _____ , 1999.

================================================================================

                         TABLE OF CONTENTS

WHERE TO FIND MORE INFORMATION....................................2
FORWARD-LOOKING STATEMENTS........................................3
PROSPECTUS SUMMARY................................................4
RISK FACTORS.....................................................15
USE OF PROCEEDS..................................................25
CAPITALIZATION...................................................26
SELECTED CONSOLIDATED FINANCIAL DATA.............................27
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS......................................29
BUSINESS.........................................................44
REGULATION AND RATES.............................................48
ELECTRIC INDUSTRY RESTRUCTURING..................................51
OUR RESTRUCTURING PLAN...........................................54
DESCRIPTION OF OTHER INDEBTEDNESS AND PREFERRED STOCK............57
THE EXCHANGE OFFER...............................................59
DESCRIPTION OF THE NEW BONDS.....................................69
CERTAIN FEDERAL TAX CONSIDERATIONS..............................111
PLAN OF DISTRIBUTION............................................114
LEGAL MATTERS...................................................114
INDEPENDENT PUBLIC ACCOUNTANTS..................................114

                         WHERE TO FIND MORE INFORMATION

      In connection with the exchange offer, we have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, relating to the New Bonds to be issued in the exchange offer. As permitted by SEC rules, this prospectus omits information included in the registration statement. For a more complete understanding of this exchange offer, you should refer to the registration statement, including its exhibits.

      We are also subject to the information requirements of the Securities Exchange Act. Accordingly, we file annual, quarterly and current reports as well as other information with the Securities and Exchange Commission. The public may read and copy any reports or other information that we file with the SEC at the SEC's public reference room, Room 1024 at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

      We have securities listed on the New York Stock Exchange. You can inspect and copy reports and other information about us at the NYSE's offices at 20 Broad Street, New York, New York.

      We are "incorporating by reference" information into this prospectus. This means that we are disclosing important information by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us.

     SEC Filing (File No. 1-8222)         Period/Date
     ----------------------------         -----------
     Annual Report on Form 10-K           Year ended December 31, 1998
     Quarterly Report on Form 10-Q        Quarter ended March 31, 1999
     Quarterly Report on Form 10-Q        Quarter ended June 30, 1999

      You may also obtain a copy of these filings and the exchange offer registration statement at no cost by writing or telephoning us at the following address:

         Central Vermont Public Service Corporation
         77 Grove Street
         Rutland, Vermont 05701
         (802) 773-2711
         Attention: Corporate Secretary

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from this information.

                           FORWARD-LOOKING STATEMENTS

      This prospectus may contain statements regarding our assumptions, projections, expectations, intentions or beliefs about future events. These statements are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995 and for purposes of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Accordingly, we cannot assure you that actual results will not differ materially from those expressed or implied by the forward-looking statements. Some of the factors that could cause actual events to differ materially from those expressed or implied in any forward-looking statement are:

      o     our ability to recover stranded costs;

      o state and federal legislative and regulatory initiatives or proceedings that affect the recovery of our investments or that have an impact on rate structures and results of operation and cash flow;

      o     the weather and other natural phenomena;

      o the timing and extent of changes in costs of labor and prices of commodities and interest rates;

      o changes in environmental and other laws and regulations to which we and our subsidiaries are subject or other external factors over which we have no control;

      o     the results of financing efforts;

      o     risks of ownership and decommissioning of nuclear facilities;

      o     expansion and other growth opportunities;

      o     technology advances in energy supply and distribution;

      o     achievement of Year 2000 readiness; and

      o the effect of accounting policies issued periodically by accounting standard-setting bodies.

      These factors are discussed more completely in our filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 1998 and quarterly reports on Form 10-Q for the quarters ended March 31, and June 30, 1999, respectively, both of which are incorporated by reference into this prospectus.

- --------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus and is not complete and may not contain all the information that is important to you regarding the exchange offer. You should read the entire prospectus, including the "Risk Factors" section and the financial statements and footnotes thereto and other detailed information incorporated by reference into this prospectus, before making a decision to participate in the exchange offer. As used in this prospectus (unless otherwise noted or the context otherwise requires), (1) "our," "us," "we" and "Company" refer to Central Vermont Public Service Corporation and our subsidiaries and (2) "Bonds" refer to both the Old Bonds and the New Bonds.

                   CENTRAL VERMONT PUBLIC SERVICE CORPORATION

      We are the largest electric utility in Vermont. Together with our subsidiaries, we engage principally in the purchase, production, transmission, distribution and sale of electricity. We serve over 140,000 customers in nearly three-quarters of the towns, villages and cities in Vermont, representing approximately 50% of the Vermont population. We operate in New Hampshire through our electric utility subsidiary, Connecticut Valley Electric Company Inc., or Connecticut Valley, which serves approximately 10,000 customers. Our consolidated operating revenues in 1998 were $303.8 million. Approximately 77% of our consolidated operating revenues were generated from our retail electric utility business in Vermont and approximately 7% were generated from our retail electric utility business in New Hampshire. Our principal executive offices are located at 77 Grove Street, Rutland, Vermont 05701. Our telephone number is
(802) 773-2711.

      Our Vermont retail sales in 1998 of 2.1 million megawatt hours, or mWh, were approximately 41% residential, 40% commercial, 18% industrial and 1% other. Consolidated mWh sales in 1998 were 3.6 million. Consolidated mWh sales to retail and firm wholesale customers accounted for 63.4% of our total sales during 1998. The remaining sales were entitlement sales, sales to NEPOOL (the New England power pool), and short-term power sales. Entitlement sales occur when we sell a portion of the power to which we are entitled from a specific contract or generating plant.

      For 1998, our consolidated peak demand to serve our retail and firm wholesale customers was 420.6 megawatts or mW. We currently purchase approximately 86% of our retail and firm wholesale power needs under several contracts of varying duration. During 1998, over 35% of these power needs came from Vermont Yankee, an affiliated company which owns and operates a nuclear generating unit. During 1998, over 32% of our power needs came from Hydro-Quebec, one of the world's largest generators of hydroelectricity which is owned by the province of Quebec, Canada. Our remaining sources of power include purchase contracts with small power producers, purchases from NEPOOL and other contracted sources, as well as our own generation. Our purchased power portfolio includes a diversified mix of sources and fuel types to meet our long-term load growth while providing short and intermediate term opportunities to purchase or sell capacity and energy to reduce overall power costs.

      We generate approximately 14% of our retail and firm wholesale power needs through several wholly- and jointly-owned power plants. During 1998, our 20 wholly-owned hydroelectric plants accounted for approximately 9% of our overall retail and firm wholesale energy needs. Our jointly-owned nuclear and fossil fuel facilities, Millstone Unit #3 (nuclear), Wyman #4 (oil-fired) and Joseph C. McNeil (wood, gas and oil-fired), together accounted for approximately 5% of our 1998 total retail and firm wholesale power needs.

      We utilize our affiliate Vermont Electric Power Company, Inc., or VELCO, to transmit our power in the State of Vermont. We are the largest user of VELCO's transmission system.

      Our wholly- and partially-owned subsidiaries engage in the following energy and non-energy related businesses:

      o We own all of Connecticut Valley, a regulated utility, which distributes and sells electricity to approximately 10,000 customers in 13 communities bordering the Connecticut River in New Hampshire.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

      o We own a 56.8% equity interest in VELCO, which owns and operates the high voltage electric transmission system in Vermont.

      o In addition to our 1.7% joint ownership in Millstone Unit #3, we own equity interests in various nuclear facilities, including 31.3% of Vermont Yankee Nuclear Power Corporation (Vermont Yankee), 2% of Connecticut Yankee Atomic Power Company (Connecticut Yankee), 2% of Maine Yankee Atomic Power Company (Maine Yankee), and 3.5% of Yankee Atomic Electric Company (Yankee Atomic). Connecticut Yankee, Maine Yankee and Yankee Atomic no longer operate and are in various stages of decommissioning.

      o We own all of Catamount Energy Corporation, or Catamount, which has investments in energy generation projects in the United States and Great Britain.

      o We own all of SmartEnergy Services, Inc., or SmartEnergy, which invests in unregulated energy and service related businesses.

                             OUR RESTRUCTURING PLAN

      In order to improve our financial condition, enhance our ability to compete effectively in a changing electric utility industry and stabilize projected costs, we are pursuing a comprehensive financial restructuring plan known as our Restructuring Plan. The Restructuring Plan is consistent with the findings of the Working Group on Vermont's Electricity Future, or the Working Group, which was appointed by Vermont's Governor in July 1998 to make recommendations on restructuring the State's electric utility industry. We support the conclusions of the Working Group, which are described in more detail elsewhere in this offering memorandum. We are aggressively pursuing implementation of our Restructuring Plan which includes the following elements:

      o Retail choice: voluntarily giving up the exclusive right to supply power to our present electric customers, while retaining our rights as a distribution company, as part of a global settlement of regulatory issues.

      o Renegotiation of power purchase contracts: reducing our future cost of power by renegotiating power contracts, specifically those with Hydro-Quebec and the Vermont purchasing agent's contracts with small power producers which together represented nearly 38% of our 1998 net energy supply. We may seek to finance the cost of any auctions, buy-outs or buy-downs of power contracts through the future issuance of securities in the capital markets.

      o Contract and asset disposition: seeking to sell some or all of our power purchase contracts and generating assets, including our interest in the Vermont Yankee nuclear generating plant. Efforts to sell the Vermont Yankee plant and possibly purchase a portion of the power from the plant are under way. On September 22, 1999, we announced that we will seek, with the other Vermont Joint Owners, to auction the contract with Hydro-Quebec.

      o Cost-cutting: implementing cost-cutting measures to reduce cash flow requirements while maintaining safety and reliability standards.

      o Holding company: establishing a new holding company to help us better organize our businesses.

      o Industry consolidation: evaluating possible consolidation with other Vermont electric distribution companies.

      o Regulatory settlement: seeking a comprehensive regulatory settlement that leads to long-term financial stability.

      o Energy efficiency activities: creating a state sponsored "energy-efficiency utility" to take over most system-wide energy-efficiency services for electric customers.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

      While we cannot predict whether some or all of the elements of our Restructuring Plan will be implemented, we are pursuing implementation of our Restructuring Plan through negotiations with power suppliers, regulatory proceedings, legislative proceedings and other means. If approved by the Vermont Public Service Board, or PSB, the Vermont utility regulator, the tentative timetable calls for consummation of each element of the Restructuring Plan by mid-2000. See "Our Restructuring Plan" elsewhere in this offering memorandum.

      Pending implementation of the Restructuring Plan, we continue to address the regulatory and other challenges we face. The primary challenge to our financial strength results from uncertainties regarding the receipt of adequate and timely rate relief necessary to meet increased purchased power costs. Those costs have increased principally as a result of our long-term power purchase contract with Hydro-Quebec. These matters are discussed under the headings "Risk Factors--Our obligations under the VJO Power Contract with Hydro-Quebec may increase if a VJO member defaults" and "Business--VJO Power Contract with Hydro-Quebec." We have been unable in recent regulatory proceedings to recover the full amount of our purchased power costs related to the VJO Power Contract, which is discussed below. Our regulatory proceedings are discussed under the headings "Risk Factors--We face uncertainty relating to the resolution of our Vermont rate proceedings," "Risk Factors--We face uncertainty relating to the resolution of our New Hampshire rate proceedings" and "Regulation and Rates." These matters could have a material adverse impact on our financial condition.

                               RECENT DEVELOPMENTS

Ice Storm Arbitration with Hydro-Quebec

      During January 1998, a significant ice storm affected parts of New England, New York and the Province of Quebec, Canada. This storm damaged major components of the Hydro-Quebec transmission system over which power is supplied to Vermont under a power contract with Hydro-Quebec through the Vermont Joint Owners, known as the VJO, a consortium of Vermont utilities. The power contract between Hydro-Quebec and the VJO is referred to as the VJO Power Contract. The storm caused a 61-day interruption of a significant portion of scheduled contractual energy deliveries into Vermont. The ice storm's effect on Hydro-Quebec's transmission system caused the VJO to examine Hydro-Quebec's overall reliability and ability to deliver energy. The VJO believes Hydro-Quebec has been and remains unable to make available capacity with the degree of firmness required by the VJO Power Contract. That review prompted the VJO to initiate an arbitration proceeding. In the arbitration, the VJO is seeking to terminate its contractual obligation to purchase power from Hydro-Quebec, to recover damages associated with Hydro-Quebec's failure to comply with the VJO Power Contract, and to recover capacity payments made during the period of non-delivery. The results of the arbitration, which are expected in early 2000, cannot be predicted at this time.

Possible Sale of Our Interest in the Vermont Yankee Nuclear Power Plant

      We and the other owners of Vermont Yankee are negotiating a sale of the plant to AmerGen Energy Company, which is an alliance of PECO Energy Company and British Energy. We've also received an unsolicited expression of interest from Entergy Nuclear, Inc. to buy Vermont Yankee's nuclear power plant. Vermont Yankee's owners, which includes us, are pursuing parallel negotiations with the two potential purchasers with the objective of reaching a definitive agreement, if possible.

      Although the sale is still being negotiated, we expect that if a sale occurs we may purchase a pro rata share of the power generated at the plant. The terms of any transaction may also include a limitation on our obligation to fund decommissioning costs and may also reduce our current operating risk. In the event negotiations are successful, the transaction would require the approval of federal regulators, including the Federal Energy Regulatory Commission, or the FERC, and the Nuclear Regulatory Commission, or the NRC, as well as state regulators. Consummation of the sale would also be conditioned upon receipt of acceptable regulatory, accounting and tax treatment of the transaction.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

Possible Establishment of a New Holding Company

      In an effort to prepare for the likely deregulation of the electric utility industry in Vermont, we are pursuing a strategy of reorganizing into a new holding company structure. Under the proposed structure, we would become a subsidiary of a new holding company. Our two principal unregulated subsidiaries, Catamount and SmartEnergy, would become direct subsidiaries of this new holding company and would be our sister companies. We believe this holding company structure would facilitate our transition to a deregulated electricity market. On July 24, 1998, we filed a petition with the PSB for permission to reorganize in this manner. The petition is still pending. In addition to PSB approval, the proposed reorganization would require approval of federal regulators, including the SEC and the FERC, our shareholders, and state regulators in Connecticut and possibly other states. In any event, earnings from our unregulated subsidiaries would not necessarily be available to support the repayment of the New Bonds. See "Risk Factors--The Second Mortgage Indenture does not restrict our unregulated subsidiaries."

Renewed Credit Facility and Liquidity

      A portion of the net proceeds of the Bond offering were used to repay $15 million of outstanding loans under our revolving credit facility and the remaining proceeds will be used for other general corporate purposes relative to our utility business. We also canceled our $40 million revolving credit facility. In addition, we recently extended until May 31, 2000 with renewal options through November 5, 2002, an aggregate of approximately $16.9 million of letters of credit which support outstanding development authority bonds. Our reimbursement obligations in respect of these letters of credit are secured by three new series of First Mortgage Bonds in an aggregate principal amount of approximately $16.9 million. Separately, we have a $12 million accounts receivable facility which matures in November 1999, which we intend to renew or replace at or before maturity. We expect to require additional financing by 2004, to refinance the New Bonds and to meet our working capital needs. See "Risk Factors--We may have insufficient liquidity to refinance the New Bonds at maturity."

      The above information about us is not comprehensive. More detailed information on the matters addressed in this summary are included elsewhere or incorporated by reference in this prospectus. For additional information about our business and affairs, including our consolidated financial statements and related notes, management's discussion and analysis, pending environmental, legal and regulatory proceedings and descriptions of a number of laws and regulations to which we are subject, you should refer to the documents incorporated by reference in this prospectus which are listed under the heading "Where to Find More Information."

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                          SUMMARY OF THE EXCHANGE OFFER

      The form and terms of the New Bonds will be substantially identical to those of the Old Bonds except that the New Bonds will have been registered under the Securities Act. Therefore, the New Bonds will not be subject to transfer restrictions, registration rights and related liquidated damages provisions applicable to the Old Bonds.

The Exchange Offer ...................  We are offering to exchange an aggregate of $75.0 million principal amount of New
                                        Bonds for $75.0 million of Old Bonds.
                                        Old Bonds may only be exchanged in
                                        multiples of $1,000 principal amount. To be exchanged, an Old Bond must be properly tendered and accepted. Subject to conditions of the exchange offer, all outstanding Old Bonds that are validly tendered and not validly withdrawn will be exchanged for New Bonds issued on or promptly after the expiration date of the exchange offer. See "The Exchange Offer" and "The Exchange Offer-Certain Conditions to the Exchange Offer."

                                        Currently, there is $75.0 million
                                        aggregate principal amount of Old Bonds
                                        outstanding. No New Bonds are
                                        outstanding.

Issuance of the Old Bonds;
Registration Rights ..................  The Old Bonds were issued and sold to the initial purchasers, Donaldson,
                                        Lufkin & Jenrette Securities Corporation and TD Securities (USA) Inc., on July 30, 1999. In connection with that sale, we executed and delivered the
                                        Registration Rights Agreement for the
                                        benefit of the bondholders. In the
                                        Registration Rights Agreement, we agreed to either:

                                        o    commence an exchange offer under
                                             which the New Bonds, registered
                                             under the Securities Act with terms
                                             substantially identical to those of
                                             the Old Bonds, will be exchanged
                                             for the Old Bonds pursuant to an
                                             effective registration statement;
                                             or

                                        o    cause the Old Bonds to be
                                             registered under the Securities Act
                                             pursuant to a resale shelf
                                             registration statement.

                                        If we do not comply with our obligations under the Registration Rights Agreement, we will be required to pay liquidated damages that will be payable twice yearly. See "The Exchange Offer."

Expiration Date.......................  The exchange offer will expire at 5:00
                                        p.m., New York City time, on       1999,
                                        unless extended, in which case the term
                                        "expiration date" shall mean the latest
                                        date and time to which the exchange
                                        offer is extended.

Conditions to the Exchange Offer......  We are not required to consummate the exchange offer if there is any pending
                                        or threatened action or proceeding or
                                        proposed or effective legislation or
                                        other law or rule that would make the
                                        exchange offer illegal, cause us to have to pay damages as a result of the exchange offer or delay or otherwise make it inadvisable to consummate the exchange offer. See "The Exchange Offer--Certain Conditions to the Exchange Offer." The exchange offer is not conditioned upon any minimum aggregate principal amount of Old Bonds being tendered for exchange. Other than applicable U.S. federal and state securities laws, we do not need to satisfy any additional regulatory requirements or obtain any regulatory approval to conduct the exchange offer.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

Procedures for Tendering Old Bonds....  If you want to tender your Old Bonds in the exchange offer, you must complete
                                        and sign a letter of transmittal and
                                        send it, together with the Old Bonds or
                                        a notice of guaranteed delivery and any
                                        other required documents, to The Bank of New York, as exchange agent, in compliance with the procedures for guaranteed delivery contained in the letter of transmittal. The letter of transmittal must be received by the exchange agent prior to 5 p.m. on the expiration date of the exchange offer. If your Old Bonds are registered in the name of a nominee and you wish to tender your Old Bonds in the exchange offer, you should instruct your nominee to promptly tender your Old Bonds on your behalf.

Guaranteed Delivery Procedures........  If you wish to tender your Old Bonds and:

                                        o    your Old Bonds are not immediately
                                             available;

                                        o    you cannot deliver your Old Bonds
                                             or any of the other documents
                                             required by the letter of
                                             transmittal to the exchange agent
                                             prior to the expiration date of the
                                             exchange offer; or

                                        o    you cannot complete the procedure
                                             for book-entry transfer on a timely
                                             basis;

                                        You may tender your Old Bonds according
                                        to the guaranteed delivery procedures
                                        detailed in the letter of transmittal.
                                        See "The Exchange Offer--Guaranteed
                                        Delivery Procedures."

Withdrawal Rights.....................  You may withdraw the tender of your Old
                                        Bonds by providing a written withdrawal
                                        notice to the Exchange Agent which must
                                        be received by the Exchange Agent prior
                                        to 5:00 p.m. on the expiration date. See
                                        "The Exchange Offer--Withdrawal Rights."

Acceptance of the Old Bonds and
Delivery of the New Bonds.............  We will accept for exchange any and all
                                        Old Bonds by providing a written
                                        withdrawal notice to the Exchange Agent
                                        which must be received by the Exchange
                                        Agent prior to 5:00 p.m. on the
                                        expiration date. We will issue and
                                        deliver the New Bonds promptly following the expiration date of the exchange offer. See "The Exchange Offer--Terms of the Exchange Offer."

Resale of the New Bonds...............  Based on SEC no action letters, we believe that after the exchange offer
                                        you may offer and sell the New Bonds
                                        without registration under the
                                        Securities Act so long as:

                                        o    You acquire the New Bonds in the
                                             ordinary course of business;

                                        o    When the exchange offer begins you
                                             do not have an arrangement with
                                             another person to participate in a
                                             distribution of the New Bonds; and

                                        o    You are not engaged in a
                                             distribution of, nor do you intend
                                             to distribute, the New Bonds;

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                                       8

- --------------------------------------------------------------------------------

                                        When you tender the Old Bonds we will
                                        ask you to represent to us that:

                                        o    You are not an affiliate of ours
                                             within the meaning of Rule 405 of
                                             the Securities Act.

                                        o    You will acquire the New Bonds in
                                             the ordinary course of business.

                                        o    When the exchange offer begins you
                                             are not engaged in nor do you have
                                             plans with another person to be
                                             engage in a distribution of the New
                                             Bonds.

                                        If you are unable to make these
                                        representations, you will be required to comply with the registration and prospectus delivery requirements under the Securities Act in connection with any secondary resale transaction.

                                        If you are a broker-dealer and receive
                                        New Bonds for your own account, you may
                                        be deemed to be an "underwriter" within
                                        the meaning of the Securities Act, and
                                        you must acknowledge that you will
                                        deliver a prospectus if you resell the
                                        New Bonds. By acknowledging your intent
                                        and delivering a prospectus you will not be deemed to admit that your are an "underwriter" under the Securities Act. For a period of 180 days after the exchange offer is consummated or until the Old Bonds are resold, whichever comes first, we will make this prospectus available to any broker-dealer in connection with such a resale. See "Plan of Distribution."

                                        If necessary, we will cooperate with you to register and qualify the New Bonds for offer or sale without any restrictions or limitations under state "blue sky" laws.

Consequences of Failure to Exchange...  If you do not exchange your Old Bonds for the New Bonds pursuant to the
                                        exchange offer you will still be subject to the restrictions on transfer of your Old Bonds as contained in the legend on the Old Bonds. In general, you may not offer to sell or sell the Old Bonds, except pursuant to a registration statement under the Securities Act or any exemption from registration thereunder and in compliance with applicable state securities laws.

Certain U.S. Federal Income
Tax Considerations....................  The exchange of Old Bonds for New Bonds will not be a taxable event for United
                                        States federal income tax purposes. You
                                        will not recognize any taxable gain or
                                        loss or any interest income as a result
                                        of the exchange.

Registration Rights Agreement ........  The exchange offer is intended to satisfy your registration rights under
                                        the Registration Rights Agreement. Those rights will terminate upon completion of the exchange offer.

Use of Proceeds.......................  We will not receive any proceeds from the issuance of New Bonds pursuant to
                                        the exchange offer. In consideration for issuing the New Bonds in exchange for the Old Bonds as described in this prospectus, we will receive, retire and cancel the Old Bonds. See "Use of Proceeds."

Exchange Agent........................  The Bank of New York is the exchange agent for the exchange offer.

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                                       9

- --------------------------------------------------------------------------------

                          DESCRIPTION OF THE NEW BONDS

Issuer................................  Central Vermont Public Service
                                        Corporation

New Bonds.............................  $75.0 million in aggregate principal amount of our 8 1/8% Second Mortgage
                                        Bonds due 2004.

Maturity Date.........................  August 1, 2004.

Interest Rate and Payment Dates.......  Interest on the New Bonds will accrue at the rate of 8 1/8% per annum from July
                                        30, 1999, payable semiannually in cash
                                        in arrears on February 1 and August 1 of each year, commencing February 1, 2000; provided that in the event the exchange offer is consummated on or after February 1, 2000, interest will accrue from February 1, 2000.

Optional Redemption...................  We may redeem the New Bonds at any time in whole or in part at our option upon
                                        not less than 30 nor more than 60 days'
                                        notice, by paying 100% of the principal
                                        amount thereof plus accrued and unpaid
                                        interest thereon plus the Make Whole
                                        Premium.

Change of Control.....................  If we experience a change of control, you will have the right to require us to purchase all or any part of your New Bonds at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See "Risk Factors--We may not have sufficient funds to finance a 'change of control' offer."

Security..............................  The New Bonds will be secured by a second mortgage lien on all of our
                                        utility property also subject to the
                                        lien of our existing First Mortgage.

Ranking...............................  The New Bonds will be secured obligations and will rank:

                                        o    junior to our existing and future
                                             First Mortgage Bonds;

                                        o    senior in right of payment to all
                                             of our existing and future
                                             unsecured obligations to the extent
                                             of the value of the assets securing
                                             the New Bonds, including
                                             liabilities and obligations in
                                             respect of power purchase contracts
                                             and stranded cost obligations
                                             associated with power purchase
                                             contracts; and

                                        o    pari passu in right of payment with
                                             (1) all future indebtedness that is
                                             secured by a second mortgage lien
                                             on our utility property also
                                             subject to the lien of our existing
                                             First Mortgage and (2) Old Bonds
                                             that are not exchanged for New
                                             Bonds in the exchange offer.

                                        After the issuance of the New Bonds
                                        there will be $93.4 million of First
                                        Mortgage Bonds outstanding, all of which will be senior to the New Bonds.

                                        Prior to the maturity of the New Bonds,
                                        $41.0 million of First Mortgage Bonds
                                        will mature. We currently hold $10.0
                                        million of retired First Mortgage Bonds.
                                        We plan to use all $51.0 million of
                                        these retired First Mortgage Bonds to
                                        meet renewal fund requirements under the First Mortgage. See "Description of New Bonds--Issuance of Additional First Mortgage Bonds." We expect the amount of

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                                        outstanding First Mortgage Bonds to
                                        decline from $93.4 million to $52.4
                                        million by December 31, 2003.

                                        Due to the renewal fund requirements
                                        under the First Mortgage, we do not
                                        intend to issue any additional First
                                        Mortgage Bonds prior to the maturity of
                                        the New Bonds.

Covenants.............................  We will issue the New Bonds under the
                                        Second Mortgage Indenture. The
                                        supplemental indenture providing for the issuance of the New Bonds contains several covenants that will not be applicable at any time when the New Bonds are rated investment grade. See "Description of New Bonds--Changes in Covenants When New Bonds Rated Investment Grade." If applicable, these covenants will among other things, place limitations on our ability to:

                                        o    Sell assets or merge with or into
                                             other companies;

                                        o    Pay dividends, make distributions
                                             on or repurchase stock, and make
                                             investments;

                                        o    Borrow money;

                                        o    Enter into sale-leaseback
                                             transactions;

                                        o    Enter into transactions with
                                             affiliates; and

                                        o    Make payments for consents.

                                        The New Bonds are rated investment
                                        grade. Therefore, the only restrictive
                                        covenant that will apply when the New
                                        Bonds are issued will be a restriction
                                        on liens.

                                        The Second Mortgage Indenture contains
                                        other customary covenants.

Trustee...............................  The Bank of New York.

      You should refer to the section entitled "Risk Factors" for an explanation of certain risks of investing in the New Bonds.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                          SUMMARY SELECTED CONSOLIDATED
                                 FINANCIAL DATA
                             (Dollars in thousands)

      The following table presents summary selected consolidated financial information about us as of the dates and for the periods indicated. The historical financial data as of the end of and for each of the three years in the period ended December 31, 1998, are derived from our audited consolidated financial statements incorporated by reference herein. The historical financial data as of and for the six months ended June 30, 1999 and June 30, 1998 are derived from our unaudited financial statements which, in the opinion of our management, contain all adjustments necessary for a fair presentation of the information presented. This table should be read together with the detailed financial and other information contained elsewhere or incorporated by reference in this prospectus.

                                                                                                    Six Months
                                                      Year Ended December 31,                      Ended June 30,
                                           -------------------------------------------        ----------------------
                                              1996            1997             1998             1998         1999
                                           ---------        ---------        ---------        ---------    ---------
                                                                                                  (Unaudited)
       Statement of
       Operations Data:

       Operating revenues..........        $ 290,801        $ 304,732        $ 303,835        $ 150,364    $ 191,781(1)
       Operating income(2).........           23,275           18,636            7,991            6,600       15,719
       Total interest expense,
          net......................            9,925            9,706           10,660            5,259        5,106
       Net income..................           19,442           16,340            3,983            4,812       13,146
       Preferred stock dividend
          requirements.............            2,028            2,028            1,945              973          931

       Other Financial Data:
       EBITDA(3)...................           63,128           60,471           45,312           17,801       34,349
       Net cash provided by
          operating activities.....           43,007           41,974           21,743            6,938       32,899

       Capital expenditures(4).....           20,541           15,678           18,254            8,130        7,364
       Ratio of earnings to
          fixed charges(5).........            3.44x            3.77x            1.83x            1.01x        3.90x
       Ratio of EBITDA to
          interest expense.........            6.36x            6.23x            4.25x            3.38x        6.73x

                                                                   As of December 31, 1998              As of June 30, 1999
                                                                   -----------------------              -------------------
                                                                        (Unaudited)                        (Unaudited)
       Balance Sheet Data:
       Cash and cash equivalents...........................               $ 10,051                           $ 19,277
       Total assets........................................                530,282                            524,101
       Total debt (incl. capital lease)....................                149,991                            140,690
       Common stock equity.................................                179,182                            188,906
       Preferred stock(6)..................................                 26,054                             26,054

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

(1) Includes $6.2 million (pre-tax) collected during the period pursuant to the 4.7% temporary rate increase effective January 1, 1999, which is subject to adjustment pending the outcome of regulatory proceedings in Vermont, and other miscellaneous items.

(2)   After deduction of taxes on income.

(3) EBITDA represents earnings before interest charges, taxes on income, depreciation, amortization, gains on asset sales, cash investment income and noncash transactions resulting from the regulatory disallowance of the recovery of power costs incurred. EBITDA is not defined by GAAP, and is presented here only to provide additional information about our ability to meet our future requirements for debt service and capital expenditures. EBITDA should not be considered an alternative to net income as an indicator of operating performance or an alternative to cash flow as a measure of liquidity.

(4) Capital expenditures consist of construction and plant expenditures and energy efficiency expenditures not currently being recovered in rates.

(5) For purposes of determining the ratio of earnings to fixed charges, (i) earnings consist of income before income taxes plus fixed charges; and
      (ii) fixed charges consist of interest charges on all indebtedness, including the portion of rental expense that is representative of the interest factor.

(6) See "Description of Other Indebtedness and Preferred Stock--Preferred Stock" for additional information about our outstanding preferred stock.

- --------------------------------------------------------------------------------

                                  RISK FACTORS

      The following information is qualified in its entirety by the more detailed information and the consolidated financial statements appearing elsewhere or incorporated herein by reference in this prospectus.

There are Restrictions Upon Transfer and a Limited Trading Market for the Old Bonds

      We will issue New Bonds in exchange for the Old Bonds only after the exchange agent receives your Old Bonds. Therefore, you should allow sufficient time to ensure timely delivery of your Old Bonds. Neither we nor the exchange agent is under any duty to give notification of defects or irregularities with respect to your tender of the Old Bonds for exchange. If you do not tender your Old Bonds, or if you do tender your Old Bonds and they are not accepted, your Old Bonds will continue to be subject to the existing restrictions upon their transfer. Accordingly, after completion of the exchange offer, you will only be able to offer for sale, sell or otherwise transfer untendered Old Bonds as follows:

      o     to the Company;

      o pursuant to a registration statement that has been declared effective under the Securities Act;

      o for so long as the Old Bonds are eligible for resale pursuant to Rule 144A under the Securities Act, to a person you reasonably believe is a qualified institutional buyer ("QIB") within the meaning of Rule 144A, that purchases for its own account or for the account of a QIB to whom notice is given that the transfer is being made in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A;

      o pursuant to offers and sales that occur outside the United States to foreign persons in transactions complying with the provisions of Regulation S under the Securities Act;

      o pursuant to any other available exemption from the registration requirements of the Securities Act.

To the extent that Old Bonds are tendered and accepted in the exchange offer, the liquidity of the trading market for untendered Old Bonds could be adversely affected. See "The Exchange Offer."

      In addition, any holder of the Old Bonds who tenders in the exchange offer for the purpose of participating in a distribution of the New Bonds will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer who receives New Bonds for its own account in exchange for the Old Bonds, where such Old Bonds were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Bonds. See "Plan of Distribution."

Our obligations under the VJO Power Contract with Hydro-Quebec may increase if a VJO member defaults

      We are obligated to continue purchasing varying amounts of power from Hydro-Quebec until 2016 as a party to the VJO Power Contract with Hydro-Quebec through the Vermont Joint Owners, or VJO. Our remaining total commitment to purchase power under this contract is estimated, based on current power market forecasts, to be approximately $1.0 billion over the next 17 years. The VJO participation contract under which the VJO resells Hydro-Quebec power to the Vermont purchasing utilities, including ourselves, contains "step up" provisions providing that if any purchasing utility defaults on its purchase obligations, the other participants will assume responsibility for the defaulting party's share on a pro rata basis. Our obligation is approximately 46% of the total contract, and Green Mountain Power Corporation, another Vermont utility, is obligated to purchase approximately 38% of the power purchased by the VJO under the contract. A default by utilities that purchase power from the VJO, particularly the utilities with significant purchase obligations, could have a material adverse effect on our financial results. For example, if Green Mountain Power defaults, our financial viability would be threatened because our resulting "step up" obligation would exceed our financial resources. Many of the utilities that purchase power under the VJO Power Contract face regulatory and financial challenges similar to our own. We cannot predict whether all of the utilities that purchase power under the VJO Power Contract will continue to meet their obligations.

We face uncertainty relating to the resolution of our Vermont rate proceedings

      We face uncertainties regarding the receipt of adequate and timely rate relief necessary to meet increased purchased power costs. These increases in purchased power costs arise principally under the VJO Power Contract. Vermont regulations do not allow for changes in purchased power and fuel costs to be passed on to consumers through automatic rate adjustment clauses. Therefore, our practice is to review costs periodically and to request rate increases when warranted. We have been unable in recent regulatory proceedings to recover the full amount of our purchased power costs under the VJO Power Contract.

      We reached agreement with the Vermont Department of Public Service, or DPS, the consumer advocate in Vermont, regarding a retail rate increase request we filed in June 1998, providing for a temporary increase in our Vermont retail rates of 4.7% or $10.9 million on an annualized basis, beginning January 1, 1999. The June 1998 rate increase request was primarily intended to recover the cost of power purchases from Hydro-Quebec under the VJO Power Contract. The rate increase, which was approved by the PSB, is subject to a retroactive or prospective adjustment upon the resolution of issues relating to the VJO Power Contract, which issues we have appealed to the Vermont Supreme Court. A decision by the end of 1999 is possible. On July 8, 1999, Hydro-Quebec filed a Motion to Intervene in this rate case. We cannot predict what, if any, impact this filing will have or if the motion will be granted. See "Regulation and Rates--Vermont Retail Rate Proceedings."

      If we receive an unfavorable ruling from the Vermont Supreme Court and the PSB subsequently issues a rate order permanently adopting the disallowance methodology used in determining the temporary rate increase, or a similar methodology, for the duration of the VJO Power Contract, we would be required to take an immediate charge to pre-tax earnings of $205.0 million. Such an outcome would jeopardize our ability to continue as a going concern. See "Regulation and Rates--Vermont Retail Rate Proceedings."

We face uncertainty relating to the resolution of our New Hampshire rate proceedings

      We are party to regulatory proceedings before the federal courts and the Federal Energy Regulatory Commission, or the FERC, as described below. We cannot predict the ultimate outcome of either proceeding at this time. An adverse outcome in either proceeding could materially and adversely effect our results of operations and financial condition.

      Federal Court proceedings. In February 1997, the New Hampshire Public Utilities Commission, or NHPUC, ordered Connecticut Valley, our subsidiary that conducts our distribution utility operations in New Hampshire, to terminate its wholesale rate schedule with us. The NHPUC subsequently found Connecticut Valley "imprudent" for not having previously taken steps to terminate the rate schedule and ordered that rates be reduced to market levels. We are seeking relief in federal court to reverse the NHPUC's decision. See "Regulation and Rates--New Hampshire Retail Rate Proceedings."

      The court's ruling on several summary judgment motions is expected to occur later this year.

      FERC proceedings. We have filed with the FERC seeking to recover stranded costs through an exit fee in connection with the cancellation of the Connecticut Valley rate schedule. The stranded cost obligation sought to be recovered, expressed on a net present value basis as of January 1, 1999, is approximately $48.0 million. The FERC administrative law judge's ruling on our request for recovery is expected later this year. The FERC will act on the judge's recommendations sometime thereafter.

      If we are unable to obtain an order authorizing the recovery of the costs sought in our FERC filing, we would be required to recognize a pre-tax loss under this contract totaling approximately $60.0 million. We would also be required to write-off approximately $4.0 million (pre-tax) in regulatory assets associated with our wholesale business. The cash flow shortfall from our revenues would be approximately $6.0 million (pre-tax) annually.

However, even if we obtain a FERC order authorizing the exit fee we have requested, if Connecticut Valley is unable to recover its costs by increasing the rates it charges its customers, Connecticut Valley would be required to recognize a loss of approximately $48.0 million (pre-tax).

Our other stranded costs may not be recoverable

      Restructuring initiatives and regulatory pressures in our companies' service territories have created uncertainty with respect to future rates and the recovery of "stranded costs." Stranded costs are expenditures incurred, or commitments for future expenditures made, on behalf of customers with the expectation that such expenditures would be recoverable in the future through retail rates. Stranded costs might not be recoverable from customers in a fully competitive electric utility industry because our costs may be above retail prices paid by customers. We are vulnerable to stranded costs principally because of:

      o     our long-term commitment to purchase power under the VJO Power
            Contract;

      o     our investment in nuclear generating capacity;

      o significant regulatory assets, which are costs that have already been expended but have been deferred by state regulators for future collection from customers; and

      o our obligations under other power purchase contracts that are priced above the current market.

      As of December 31, 1998, based on the DPS's estimate known as the "low market price estimate," we have above-market power obligations with a combined net present value of approximately $500 million. Our financial strength and resulting ability to perform in a restructured environment will be negatively affected if we are unable to recover our power obligations, and a reasonable return on our power generation investments. Even if we are given the opportunity to recover a large portion of our stranded costs, our earnings prospects in a restructured environment will likely be affected in ways that we cannot now predict.

Implementation of our restructuring plan is uncertain

      We have filed with the PSB a plan to permit retail access in our service territory and restructure Vermont's electric industry. See "Our Restructuring Plan." We believe that implementation of our Restructuring Plan is a critical element to improving our future financial performance and to providing our customers with more stable electric rates and the continuation of efficient and reliable electric service. We expect to formally submit our proposal regarding all elements of our Restructuring Plan to the PSB by the end of 1999.

      In the first session of the 1999-2000 Biennium of the Vermont legislature, restructuring initiatives were considered that, had they been enacted, could have impeded our ability to implement our Restructuring Plan, such as providing the legislature with veto power over the restructuring decisions of the PSB and providing a 10% rate reduction for all Vermont utility customers.

      We cannot determine whether these legislative initiatives or future restructuring legislation will be enacted in the second session of the 1999-2000 Biennium of the Vermont legislature. We also cannot predict the response of the PSB to our Restructuring Plan. If our Restructuring Plan is not implemented or its terms are materially and adversely changed because of legislative or regulatory initiatives, we could experience an adverse impact on our financial condition.

We face uncertainty relating to the proposed Vermont electric industry restructuring

      Competition in the energy industry continues to grow as a result of legislative and regulatory initiatives, technological advances, relatively high electric rates in some regions of the country, including New England, surplus generating capacity and the increased availability of natural gas. Changes in the industry may place downward pressure on power prices and increase customer choice through competition. In the second session of the 1999-2000 Biennium, convening January 4, 2000, it is expected that the Vermont Legislature will again debate deregulating our industry and opening it up to retail competition. See "Electric Industry Restructuring." If retail competition is implemented in Vermont or New Hampshire, we are unable to predict the impact of such competition on our future financial results.

Some restrictive covenants contained in the Second Mortgage Indenture do not apply so long as the New Bonds are rated investment grade

      Several restrictive covenants (not including any covenants restricting liens) will not apply at any time that the New Bonds have an investment grade rating from Standard & Poor's Corporation, or S&P, or Moody's Investor Service, Inc., or Moody's. S&P has indicated that at the time of issuance, the New Bonds will be rated BBB- (an investment grade rating). Consequently, the New Bonds will not have the benefit of these covenants until such time, if ever, that S&P's rating of the New Bonds, if applicable, falls below BBB- or Moody's' rating of the New Bonds, if applicable, is also below investment grade.

The Second Mortgage Indenture does not restrict our unregulated subsidiaries

      We own several unregulated subsidiaries which engage in various businesses including the development of independent power projects, the rental of water heaters and the provision of home maintenance and repair services. The covenants contained in the Second Mortgage Indenture generally do not apply to these subsidiaries and do not restrict our ability to sell or otherwise dispose of our interests in these subsidiaries. If we reorganize under a new holding company structure, our principal unregulated subsidiaries, Catamount and SmartEnergy, would cease to be our subsidiaries and would instead become our sister companies. In any event, earnings from their operations would not necessarily be available to support the repayment of the New Bonds.

Several events of default do not apply to Connecticut Valley

      Until our investment in Connecticut Valley exceeds $12.0 million, several events with respect to Connecticut Valley, including bankruptcy, significant defaults under its debt obligations and significant judgments, will not constitute an Event of Default under the Second Mortgage Indenture.

We may have insufficient liquidity to refinance the New Bonds at maturity

      Based on our current level of operations and current rate levels, after receipt of the proceeds of the offering and assuming (i) the continued receipt of the temporary 4.7% rate increase in Vermont and (ii) the renewal of our $12 million accounts receivable facility which matures in November 1999, we believe our cash flow from operations should be adequate to meet our future liquidity needs for the next four years. However, we will require new financing by 2004 to repay the New Bonds at maturity and to meet our working capital needs. We cannot assure you, however, that our business will generate sufficient cash flow from operations, that the temporary rate increase will remain at current levels or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the New Bonds when due, or to fund our other liquidity needs during the next four years. The resolution of these uncertainties is, to a significant extent, subject to general economic, financial, competitive, legislative, regulatory, weather and other factors that are beyond our control. The type, timing and terms of financing that we may need will be dependent upon our cash needs, the availability of refinancing sources and the prevailing conditions in the financial markets. We cannot assure you that any sources will be available to us at any given time or that the terms of such sources will be favorable.

We will continue to have substantial leverage after the offering

      The following chart shows important information about our leverage. This information is adjusted for the completion of the offering as of the dates or at the beginning of the periods specified below and the application of the net proceeds as intended:

                                                                As Adjusted
                                                             At June 30, 1999
                                                           ---------------------
                                                           (Dollars in millions)
    Total indebtedness (including capital lease obligations)    $  195.7
    Total preferred stock ..................................        26.1
    Stockholders' equity (excluding preferred stock) .......       187.3
                                                                --------
       Total capitalization ................................    $  409.1
    Total indebtedness to total capitalization .............        47.8%

                                                                 As Adjusted
                                                             For the Year Ended
                                                              December 31, 1998
                                                             ------------------
    Ratio of earnings to fixed charges......................      1.36x

      Our indebtedness could have important consequences to you. For example, it could:

      o make it more difficult for us to satisfy our obligations with respect to the New Bonds;

      o make it more difficult to satisfy mandatory redemption requirements contained in our preferred stock;

      o increase our vulnerability to general adverse economic and industry conditions;

      o limit our ability to fund future working capital, capital expenditures and other general corporate requirements;

      o require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund common dividends, working capital, capital expenditures and other general corporate purposes;

      o limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

      o limit, among other things, our ability to borrow additional funds because of the financial and other restrictive covenants under the terms of our indebtedness. Failure to comply with those covenants could result in defaults which, if not cured or waived, could have a material adverse effect on us.

We will have additional borrowings available to us, even after the offering

      Under the terms of our First Mortgage and Second Mortgage Indentures, our letter of credit facilities and other debt instruments, we will be able to incur additional indebtedness in the future, subject to limitations contained in those instruments. See "Description of Other Indebtedness and Preferred Stock--Other Indebtedness." This debt may be either secured or unsecured. More specifically, we may seek to issue additional debt in connection with implementing our Restructuring Plan or in connection with auctioning, buying-out or buying-down above-market power purchase contracts. If new debt is added to our and our subsidiaries' current debt levels, we and they could face risks associated with additional leverage.

We have significant financial obligations that are not reflected in our financial statements

      As a consequence of our investments in nuclear generating assets and electric transmission facilities, and our long-term power purchase agreements, we have significant financial obligations that are not reflected in our financial statements. Through our investments in Vermont Yankee, Maine Yankee, Connecticut Yankee and Yankee Atomic, and our ownership of a portion of Millstone Unit #3, we are obligated to contribute to the capital requirements and to pay a portion of the operating costs and decommissioning expenses of these facilities, which is proportionate to our entitlement share of each facility's generation output. We also have financial obligations related to our ownership interest in VELCO. Although we own over 56% of VELCO, we are contractually restricted from exercising control over the company, and, as a result, VELCO's financials are not consolidated with our own. Finally, our long-term power purchase agreement with Hydro-Quebec obligates us to make payments through 2016. See "--The costs of decommissioning our partially-owned nuclear generating facilities could be greater than our current estimates."

Current accounting rules may no longer apply to us in the future, causing extraordinary charges

      Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," or SFAS No. 71, allows regulated entities like us, in appropriate circumstances, to establish regulatory assets and liabilities, and thereby defer the income statement impact of some of our costs and revenues that are expected to be realized in future rates. We believe that we currently comply with the provisions of SFAS No. 71 for both our regulated Vermont service territory and FERC-regulated wholesale businesses. However, due to legal and regulatory actions, our regulated utility subsidiary in New Hampshire, Connecticut Valley, no longer accounts for its results of operations using SFAS 71. In the event we determine that we no longer meet the criteria for following SFAS No. 71 for our Vermont regulated utility business, the accounting impact would be an extraordinary, non-cash charge to operations of approximately $60.7 million (pre-tax) as of June 30, 1999. Criteria that would give rise to the discontinuance of SFAS No. 71 include (1) increased competition that restricts our ability to establish prices to recover specific costs or (2) a significant change in the manner in which rates are set by regulators from cost-of-service-based regulation to another form of regulation.

      SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," requires that any assets, including regulatory assets, that are no longer probable of recovery through future revenues, be revalued based on future cash flows. SFAS No. 121 requires that a rate-regulated enterprise recognize an impairment loss for the amount of costs excluded from probable recovery. As of June 30, 1999, based upon the regulatory environment within which we currently operate, SFAS No. 121 did not have an impact on our financial position or results of operations. Competitive influences or regulatory developments may adversely impact this status in the future.

      Because we are unable to predict what form possible future restructuring legislation may take, we cannot predict if or to what extent SFAS No. 71 or SFAS No. 121 will continue to be applicable in the future.

Our business is subject to significant government regulation that we can neither predict nor control

      We are regulated in virtually all aspects of our utility business by various federal and state agencies. At the federal level, we are regulated by, among others, the Securities and Exchange Commission, the FERC and the Nuclear Regulatory Commission (NRC). The NRC is empowered to regulate the siting, construction and operation of nuclear reactors with respect to public health, safety, environmental and antitrust matters. Under its continuing jurisdiction, the NRC may, after appropriate proceedings, require modification of units for which operating licenses have already been issued, or impose new conditions on such licenses, and may require that the operation of a unit cease or that the level of generation of a unit be temporarily or permanently reduced.

      Also at the federal level, we are subject to federal legislation under the Public Utility Holding Company Act of 1935. Because we own a utility subsidiary, we fall under the act's definition of a holding company. However, we are currently exempt, under Rule 2 of the SEC's rules under the act, from all provisions of the act except for Section 9(a)(2), which relates to the acquisition of securities of public utility affiliates.

      At the state level, we are subject to comprehensive regulation by, among others, the PSB, the NHPUC and, for financing approvals, the Connecticut Department of Public Utility Control.

      In recent years, there has been significant activity at both legislative and regulatory levels, throughout the United States, including New England, to change the nature of regulation of our industry. Existing and future government regulations may greatly influence how we operate our business, our business strategy and, ultimately, our financial viability. We cannot predict the future regulatory framework of our business.

Municipalization is a possible threat to our business in some geographic areas

      One possible competitive threat we face is the potential for customers to acquire our assets through a process known as municipalization. Under both Vermont and New Hampshire law, municipalities are authorized to acquire the electric distribution facilities located within their boundaries. In Vermont, the exercise of such authority is conditioned upon an affirmative three-fifths vote of the legal voters in an election and upon the payment of just compensation including severance damages. Just compensation is determined either by negotiation between the municipality and the utility or, in the event the parties fail to reach an agreement, by the PSB after a hearing. If either party is dissatisfied, the statute allows them to appeal the Board's determination to the Vermont Supreme Court.

      There has been only one instance where the Vermont law has been invoked. In 1977, the Town of Springfield acted to acquire our distribution facilities in that community, but the action was subsequently discontinued by mutual agreement of the parties in 1985. In addition, in late 1994 the Select Board of the Town of Bennington considered whether to publicly hold a vote to acquire our facilities located in Bennington. By vote of the Selectors taken on January 9, 1995, however, the Town decided not to pursue the vote at that time.

      In New Hampshire, the exercise of such authority is conditioned upon a two-thirds vote of the governing body of a city or town and a confirming vote of the legal voters of such city or town within one year, and upon a determination of the value of the property proposed to be taken. Value is determined by negotiation or by the NHPUC after notice and hearing. An aggrieved party may appeal the NHPUC determination to the New Hampshire Supreme Court. In the summer of 1997, the City of Claremont, New Hampshire, engaged a consulting firm to conduct a study to determine Claremont's options under New Hampshire law including the possible municipalization of Connecticut Valley's service area located within its jurisdiction. The City Council appropriated approximately $750,000 for purposes of the study which has now been completed and the council recently voted to pursue municipalization. On August 25, 1999, the City Council narrowly approved a $50,000 public relations campaign in connection with the proposed municipalization. Most recently, on September 8, 1999, the City Council voted to reschedule the citizens' vote on municpalization which had been set for November, 1999. No new date for the citizens' vote has been set.

      No other municipality served by us, so far as we know, has taken any formal steps in an attempt to establish a municipal electric distribution system. We cannot predict whether efforts to municipalize portions of our service territory will be successful, and if so, what the impact will be on our financial condition.

The costs of decommissioning our partially-owned nuclear generating facilities could be greater than our current estimates

      We have equity ownership interests in various nuclear generating facilities including: 31.3% of the common stock of Vermont Yankee; 2% of the outstanding common stock of Maine Yankee; 2% of the outstanding common stock of Connecticut Yankee; and 3.5% of the outstanding common stock of Yankee Atomic. We also own a 1.7% undivided interest in Millstone Unit #3, part of the Millstone Nuclear Power Station.

      Each of the Yankee companies and Millstone has engaged consultants to estimate the cost of decommissioning its nuclear generating unit. These estimates vary depending on the method of decommissioning, economic assumptions, site and unit specific variables, and other factors. Therefore, these estimates, as well as actual costs, are subject to change. Based on the most recent decommissioning estimate in 1997, our total share of the Millstone Unit #3 decommissioning costs at December 31, 1998 was $9.7 million. As of December 31, 1998, we have funded $3.2 million of these costs. Our share of remaining total costs with respect to Maine Yankee, Connecticut Yankee and

Yankee Atomic, which have discontinued their operations and are in varying stages of decommissioning, is estimated to be approximately $27.0 million. We believe that substantially all of our proportionate share of the Maine Yankee, Connecticut Yankee and Yankee Atomic decommissioning costs will be recovered through the regulatory process. Although we believe that the resolution of the premature retirement of these three plants will not have a material adverse effect on our financial condition, there can be no assurance that our percentage share of the decommissioning costs will not increase.

      Vermont Yankee is in the process of preparing an updated site decommissioning cost study. Preliminary results indicate that the new decommissioning estimate could exceed $500 million in 1998 dollars versus the current estimate of $406.8 million in 1998 dollars. We would be responsible for up to 35% of these estimated costs. In conformity with our Restructuring Plan, we are seeking to sell our interest in Vermont Yankee; even if the plant is sold we may continue to purchase power from the facility. See "Our Restructuring Plan." On February 25, 1999, the Board of Directors of Vermont Yankee granted an exclusive right to AmerGen Energy Co. to conduct a 120-day period of due diligence and negotiate a possible agreement to purchase the assets of Vermont Yankee. We have also received an unsolicited expression of interest from Entergy Nuclear, Inc., to buy Vermont Yankee's nuclear power plant. Vermont Yankee's owners, including us, are pursuing parallel negotiations with the two potential purchasers with the objective of reaching a definitive agreement, if possible.

Our business is subject to stringent environmental laws, which are subject to change

      In recent years, public concern for the environment has resulted in increased governmental regulation of environmental matters. These environmental regulations are administered by local, state and Federal regulatory authorities and concern the impact of our generation, transmission, distribution, transportation and waste handling facilities on air, water, land and aesthetic qualities. We are subject to these regulations in the licensing and operation of the generation, transmission and distribution facilities in which we have an interest.

      We are required to comply with a number of statutes and regulations relating to protection of the environment and to the safety and health of the public and of the personnel in operating plants or engaged in the construction, operation and maintenance of our other facilities. Such statutes and regulations, which historically have changed from time to time, include regulation of hazardous materials associated with each plant, limitations on noise emissions from the plants, safety and health standards, and practices and procedures and requirements relating to the discharge of air and water pollutants. In addition, we could become liable for the investigation and removal of any hazardous materials that may be found on our property regardless of the sources of such hazardous materials. Failure to comply with any such statutes or regulations or any change in the requirements of such statutes or regulations could result in civil or criminal liability, imposition of cleanup liens and fines and large expenditures to bring such property into compliance. We cannot presently forecast the costs or other effects which environmental regulation may ultimately have upon our existing and proposed facilities and operations. We believe that, through the rate-making process, we should be able to recover these costs reasonably incurred and related to our utility operations, although there can be no assurance that we will be able to do so and there is substantial uncertainty as to the portion of those costs we can ultimately recover. In addition, not all of those costs are related to our current utility operations. Finally, restructuring of the Vermont electric utility industry would render significantly more uncertain our ability to recover our environmental regulatory costs. See Note 14 of the Notes to Consolidated Financial Statements for the year ended December 31, 1998 incorporated by reference in this offering memorandum.

Secured lenders may face potential environmental liability

      Lenders that hold a security interest in real property may, in particular circumstances, be held liable under environmental laws for the costs of remediating or preventing releases or threatened releases of hazardous substances at the mortgaged property. While lenders that neither foreclose on nor participate in the management of a mortgaged property (as interpreted under applicable law) generally have not been subject to such liability, lenders that take possession of a mortgaged property or that participate in the management of a mortgaged property must carefully adhere to federal and state rules to avoid liability. In this regard, upon a default on the New Bonds or under the Second Mortgage Indenture, the Trustee or the holders of the New Bonds would need to evaluate the impact of these potential liabilities before determining whether to foreclose on the mortgaged properties securing the New Bonds and exercising other available remedies. In addition, the Trustee may decline to foreclose upon the mortgaged properties or exercise remedies available to the extent that the Trustee does not receive indemnification to its satisfaction from the holders of the New Bonds.

We face uncertainty in relicensing hydroelectric projects

      We are currently in the process of relicensing or preparing to license eight separate hydroelectric generating facilities under the Federal Power Act. These facilities, some of which are evaluated by the FERC as a single project, represent approximately 29.9 mW, or 72.4%, of our total hydroelectric nameplate capacity. In the new licenses, the FERC is expected to impose conditions designed to address the impact of the projects on fish and other environmental concerns. We are unable to predict the impact of imposition of such conditions, but capital expenditures and operating costs are expected to increase and net generation from these facilities will decrease in future periods.

The value of your collateral may not be sufficient to repay the New Bonds

      The assets securing the New Bonds are not liquid and their value to you may be substantially less than their value to us. In addition, the value of your collateral may decline over time. Accordingly, we can give you no assurance:

      o     as to the value or sufficiency of the collateral securing your New
            Bonds;

      o as to the amounts of proceeds from the sale, disposition or liquidation of any of the collateral upon the Trustee's exercise of remedies following an event of default under the New Bonds; or

      o that there would be sufficient proceeds upon the sale, disposition or liquidation of the collateral to repay the principal and accrued but unpaid interest, if any, on the New Bonds.

      Proceeds of any sale of the collateral may not be sufficient to repay all amounts due on the New Bonds. To the extent you are not repaid from the proceeds of the sale of the collateral, you would have only an unsecured claim against our remaining assets.

Your security interest under the Second Mortgage is junior to the lien of the First Mortgage

      The Second Mortgage Indenture provides you with a security interest in our assets, to the extent described therein, but that security interest is subordinated to the security interests in favor of the holders of our outstanding First Mortgage Bonds. The holders of the First Mortgage Bonds generally have the exclusive right to control decisions relating to the enforcement of remedies. As a result, the holders of the Second Mortgage Bonds may not be able to force a sale of the collateral securing their Second Mortgage Bonds or otherwise independently pursue the remedies of a secured creditor under the Second Mortgage Bonds as long as the First Mortgage Bonds are outstanding. Holders of the First Mortgage Bonds may have interests that are different from the interests of holders of the Second Mortgage Bonds and they may elect not to pursue their remedies under the First Mortgage Indenture at a time when it would be advantageous for the holders of the Second Mortgage Bonds to do so. In addition, because the lien of our First Mortgage Indenture is superior to the lien of the Second Mortgage Indenture, holders of the First Mortgage Bonds would have a prior right in payment to the proceeds of the sale of any of their collateral.

We may not have sufficient funds to finance a "change of control" offer

      Upon the occurrence of specific kinds of events that result in our experiencing a change of control, we will be required to offer to repurchase all outstanding New Bonds. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of New Bonds. In addition, important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change of Control" under the Second Mortgage Indenture. See "Description of New Bonds--Repurchase at the Option of the Holders--Change of Control."

                                 USE OF PROCEEDS

      We will not receive any proceeds in connection with the exchange offer. In consideration for issuing the New Bonds in exchange for the Old Bonds as described in this prospectus, we will receive, retire and cancel the Old Bonds.

      The net proceeds from the sale of the Old Bonds, before payment of expenses but including the initial purchasers' discount, were approximately $74,281,000. We used $15.0 million of the net proceeds to repay amounts outstanding under our revolving credit facility which has been terminated. We have used and will use the balance of the proceeds of the offering of the Second Mortgage Bonds to pay expenses associated with the issuance of the Old Bonds and the New Bonds and for general corporate purposes relating to our regulated utility business, including the repayment of $41.0 million of First Mortgage Bonds which mature between now and 2004. The remaining proceeds have been invested in short-term interest-bearing obligations until they are applied as discussed above. See "Description of Certain Other Indebtedness and Preferred Stock."

                                 CAPITALIZATION

      The following table sets forth (i) our consolidated capitalization at June 30, 1999 and (ii) our capitalization adjusted to reflect the sale of the Second Mortgage Bonds and the use of the proceeds as discussed under "Use of Proceeds." This table should be read in conjunction with our audited consolidated financial statements and the related notes for the year ended December 31, 1998 and our unaudited consolidated financial statements and related notes for the quarter ended June 30, 1999, which are incorporated by reference in this prospectus.

                                                               As of June 30, 1999
                                                               -------------------

                                                              Actual     As Adjusted(1)
                                                             --------    --------------
                                                                  (Unaudited)
                                                             (Dollars in thousands)
Cash and cash equivalents .............................      $ 19,277      $ 71,221
                                                             ========      ========
Short-term debt:
     Revolving Credit Facility(2) .....................      $ 20,000      $      0
     Accounts Receivable Facility(3) ..................        12,000        12,000
                                                             --------      --------
     Total Short-term debt ............................        32,000        12,000
                                                             --------      --------
Long-term debt (including current portion):
     First Mortgage Bonds .............................      $ 76,500      $ 76,500
     8 1/8%  Second Mortgage Bonds, due 2004 ..........             0        75,000
     Development Authority Bonds(4) ...................        16,300        16,300
     Other (various) ..................................           289           289
                                                             --------      --------
     Total long-term debt .............................        93,089       168,089
                                                             --------      --------
Capital Lease Obligations .............................      $ 15,601      $ 15,601
                                                             --------      --------
Cumulative Preferred stock (including current portion):
     Non-redeemable ...................................      $  8,054      $  8,054
     Redeemable .......................................        18,000        18,000
                                                             --------      --------
     Total cumulative preferred stock(5) ..............        26,054        26,054
                                                             --------      --------
Common stockholders' equity ...........................       188,906       187,301
                                                             --------      --------
Total Capitalization ..................................      $355,650      $409,045
                                                             ========      ========

- ----------
(1) The information in this column reflects adjustments for the issuance of the Second Mortgage Bonds and the application of the proceeds thereof as of the first day of the year ended June 30, 1999.
(2) The Revolving Credit Facility was terminated upon the initial issuance date of the Old Bonds.
(3) The Accounts Receivable Facility is currently limited in aggregate principal amount to $12 million.
(4) These bonds include $5.0 million of Millstone Pollution Control Bonds, $5.5 million of Seabrook Pollution Control Bonds and $5.8 million of East Barnet Hydroelectric Revenue Bonds, issued by development authorities in Connecticut, New Hampshire and Vermont, respectively. The bonds are secured by three outstanding letters of credit which in turn will be secured by the pledge of approximately $16.9 million of First Mortgage Bonds Series PP, QQ and RR due 2015, 2009 and 2013, respectively.
(5) See "Description of Other Indebtedness and Preferred Stock--Preferred Stock" for additional information about our outstanding preferred stock.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                             (Dollars in thousands)

      The following table presents selected consolidated financial information about us as of the dates and for the periods indicated. The historical financial data as of the end of and for each of the five years in the period ended December 31, 1998, are derived from our audited consolidated financial statements incorporated by reference herein. The historical financial data as of and for the six months ended June 30, 1999 and June 30, 1998 are derived from our unaudited financial statements which, in the opinion of our management, contain all adjustments necessary for a fair presentation of the information presented. This table should be read together with the detailed financial and other information contained elsewhere or incorporated by reference in this prospectus.

                                                                                                                Six Months
                                                                                                                  Ended
                                                                                                                 June 30,
                                                             Year Ended December 31,                             --------
                                            1994         1995         1996         1997         1998         1998         1999
                                            ----         ----         ----         ----         ----         ----         ----
                                                                                                                (Unaudited)
Statement of Operations Data:
Operating revenues ...................   $ 277,158    $ 288,277    $ 290,801    $ 304,732    $ 303,835    $ 150,364    $ 191,781(1)
Operating expenses
     Operations
          Purchased power ............     143,162      149,665      154,422      171,443      184,887       85,588      112,934
          Production and transmission       21,122       20,883       20,941       22,417       23,383       11,354       10,760
          Other operations ...........      40,691       42,116       38,098       40,909       44,110       22,853       23,234
     Maintenance .....................      12,245       12,874       14,918       15,333       15,613        7,654        7,040
     Depreciation ....................      16,478       17,297       17,960       16,931       16,708        8,458        8,397
     Other taxes, principally property
         Taxes .......................      10,423       10,543       10,971       11,490       11,426        5,844        5,902
     Taxes on income .................      11,934       10,662       10,216        7,573         (283)       2,013        7,795
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------
     Total operating expenses ........     256,055      264,040      267,526      286,096      295,844      143,764      176,062
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------
Operating income(2) ..................      21,103       24,237       23,275       18,636        7,991        6,600       15,719
Other income and deductions(2) .......       3,828        5,782        6,092        8,221        6,652        2,598        2,533
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------
Total operating and other income .....      24,931       30,019       29,367       26,857       14,643        9,198       18,252
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------
Interest expense
     Interest on long-term debt ......       9,611        9,544        9,473        9,337        9,868        4,944        3,866
     Other interest ..................         657          798          615          400          831          329        1,261
     Allowance for borrowed funds
         during construction .........        (137)        (174)        (163)         (31)         (39)         (14)         (21)
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------
Total interest expense, net ..........      10,131       10,168        9,925        9,706       10,660        5,259        5,106
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------
Net income before extraordinary
    (charge)/credit ..................      14,800       19,851       19,442       17,151        3,983        3,939       13,146
Extraordinary (charge)/credit, net of
    taxes ............................          --           --           --         (811)          --(6)       873           --
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------
Net income ...........................   $  14,800    $  19,851    $  19,442    $  16,340    $   3,983    $   4,812    $  13,146
Preferred stock dividend
    Requirements .....................       2,138        2,028        2,028        2,028        1,945          973          931
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------
Earnings available for common
    stock ............................   $  12,662    $  17,823    $  17,414    $  14,312    $   2,038    $   3,839    $  12,215
                                         =========    =========    =========    =========    =========    =========    =========
Other Financial Data:
EBITDA(3) ............................   $  60,797    $  65,455    $  63,128    $  60,471    $  45,312    $  17,801    $  34,349
Net cash provided by operating
    Activities .......................   $  49,426    $  41,711    $  43,007    $  41,974    $  21,743    $   6,938    $  32,899
Capital expenditures(4) ..............   $  28,780    $  25,236    $  20,541    $  15,678    $  18,254    $   8,130    $   7,364
Ratio of earnings to fixed
    charges(5) .......................       3.43x        3.47x        3.44x        3.77x        1.83x        1.01x        3.90x
Ratio of EBITDA to interest
    Expense ..........................       6.00x        6.44x        6.36x        6.23x        4.25x        3.38x        6.73x

                                                  As of December 31,                    As of June 30, 1999
                                      1994       1995       1996       1997      1998   -------------------
                                      ----       ----       ----       ----      ----
                                                                                            (Unaudited)
Balance Sheet Data:
Cash and cash equivalents ......     $7,559    $11,962     $6,365    $16,506    $10,051       $19,277
Total assets ...................    490,399    489,931    502,968    531,940    530,282       524,101
Total debt (incl. Capital lease)    156,365    153,032    144,443    147,243    149,991       140,690
Common stock equity ............    170,784    179,760    186,469    187,123    179,182       188,906
Preferred Stock(7) .............     28,054     28,054     28,054     27,054     26,054        26,054

- ----------

(1) Includes $6.2 million (pre-tax) collected during the period pursuant to the 4.7% temporary rate increase effective January 1, 1999, which is subject to adjustment pending the outcome of regulatory proceedings in Vermont, and other miscellaneous items.

(2)   After deduction of taxes on income.

(3) EBITDA represents earnings before interest charges, taxes on income, depreciation, amortization, gains on asset sales, cash investment income and noncash transactions resulting principally from the regulatory disallowance of the recovery of power costs incurred. EBITDA is not defined by GAAP, and is presented here only to provide additional information about our ability to meet our future requirements for debt service and capital expenditures. EBITDA should not be considered an alternative to net income as an indicator of operating performance or an alternative to cash flow as a measure of liquidity.

(4) Capital expenditures consist of construction and plant expenditures and energy efficiency expenditures not currently being recovered in rates.

(5) For purposes of determining the ratio of earnings to fixed charges, (i) earnings consist of income before income taxes plus fixed charges; and
      (ii) fixed charges consist of interest charges on all indebtedness, including the portion of rental expense that is representative of the interest factor.

(6) Excludes approximately $9,000 of net extraordinary charges (after-tax) recorded in the twelve months ended December 31, 1998 but classified in "Other income and deductions."

(7) See "Description of Other Indebtedness and Preferred Stock--Preferred Stock" for additional information about our outstanding preferred stock.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Six months ended June 30, 1999 compared with six months ended June 30, 1998

Earnings Overview

      Net income and earnings per share of common stock for the first six months ended June 30, 1999 were $12.2 million and $1.07 compared to $3.8 million and $.34 for the corresponding period last year.

      Improved net income and earnings per share of common stock for 1999 reflect the positive impact of a 4.7% temporary Vermont retail rate increase effective with service rendered January 1, 1999 as well as a 2.2% increase in retail mWh sales.

      The 1998 first six months reflects the positive impact of reversing Connecticut Valley's fourth quarter 1997 after-tax charges of $4.5 million, or $.39 per share of common stock.

      The major elements of the Consolidated Statement of Income are discussed below.

Results of Operations

Operating Revenues and mWh Sales

      A summary of mWh sales and operating revenues for the six months ended June 30, 1999 and 1998 (and the related percentage changes from 1998) is set forth below:

                                                   1999            1998       (Decrease)        1999            1998      (Decrease)
                                                ----------      ----------    ----------     ----------      ----------   ----------
  Residential ............................        274,697         264,461         3.9 %      $  38,693       $  35,177      10.0 %
  Commercial .............................        235,320         228,432         3.0           30,324          27,462      10.4
  Industrial .............................        115,181         109,888         4.8           11,276          10,095      11.7
  Other retail ...........................          1,538           1,802       (14.7)             439             483      (9.1)
                                                ---------       ---------                    ---------       ---------
Total retail sales .......................        626,736         604,583         3.7           80,732          73,217      10.3
                                                ---------       ---------                    ---------       ---------
Resale sales:

                                                                              Six Months Ended June 30
                                                ------------------------------------------------------------------------------------
                                                            mWh               Percentage          Revenues (000's)        Percentage
                                                --------------------------     Increase      --------------------------    Increase
                                                   1999            1998       (Decrease)        1999            1998      (Decrease)
                                                ----------      ----------    ----------     ----------      ----------   ----------
  Residential ............................        486,945         476,829         2.1 %      $  63,852       $  59,605       7.1 %
  Commercial .............................        463,434         452,768         2.4           54,028          50,643       6.7
  Industrial .............................        212,793         208,418         2.1           18,579          17,456       6.4
  Other retail ...........................          3,109           3,565       (12.8)             888             969      (8.4)
                                                ---------       ---------                    ---------       ---------
Total retail sales .......................      1,166,281       1,141,580         2.2          137,347         128,673       6.7
                                                ---------       ---------                    ---------       ---------
Resale sales:
  Firm ...................................          1,346           1,125        19.6               79              37     113.5
  Entitlement ............................        181,260         135,756        33.5            9,947          10,263      (3.1)
  Other ..................................      1,488,584         314,170       373.8           42,256           8,821     379.0
                                                ---------       ---------                    ---------       ---------
Total resale sales .......................      1,671,190         451,051       270.5           52,282          19,121     173.4
                                                ---------       ---------                    ---------       ---------
Other revenues ...........................             --              --          --            2,152           2,570     (16.3)
                                                ---------       ---------                    ---------       ---------
  Total sales ............................      2,837,471       1,592,631        78.2        $ 191,781       $ 150,364      27.5
                                                =========       =========                    =========       =========

      Retail mWh sales for the first six months of 1999 increased 2.2% compared to the first six months of 1998 reflecting a return to normal winter weather compared to 1998. Retail revenues increased $8.7 million, or 6.7% compared to last year. This variance is attributable to a $2.5 million impact of higher mWh sales in the first six months of 1999 as compared to the first six months of 1998 and $6.2 million resulting from the 4.7% temporary Vermont retail rate increase discussed above and other miscellaneous items.

      For the first six months of 1999, entitlement mWh sales increased 33.5% while related revenues decreased 3.1% compared to the same period last year. These variances result from the Vermont Yankee extended refueling outage in 1998.

      Other 1999 resale sales increased 1,174,414 mWh and other resale revenues increased $33.4 million for the first six months of 1999 primarily as a result of our increased level of activity through our alliance with Virginia Power in jointly supplying wholesale power in the Northeast and Mid-Atlantic states. At the present time, however, we are discontinuing this alliance because we believe the risks associated with continuing this relationship outweigh the potential rewards.

      Other revenues decreased for the first six months of 1999 primarily due to lower revenues associated with transmission interconnection agreements partially offset by increased pole attachment rentals.

Net Purchased Power and Production Fuel Costs

      The net cost components of purchased power and production fuel costs for the first six months ended June 30, 1999 and 1998 are as follows (dollars in thousands):

                                                                1999                            1998
                                                     --------------------------      --------------------------
                                                        Units          Amount           Units          Amount
                                                     ----------      ----------      ----------      ----------
Purchased and produced:
      Capacity (mW) ...........................             917      $   44,911             567      $   47,115
      Energy (mWh) ............................       2,744,620          68,023       1,539,300          38,473
                                                                     ----------                      ----------
            Total purchased power costs .......                         112,934                          85,588
      Production fuel (mWh) ...................         205,616           1,346         146,612             909
                                                                     ----------                      ----------
Total purchased power and production fuel costs                         114,280                          86,497
      Less entitlement and other resales (mWh)        1,669,844          52,203         449,926          19,084
                                                                     ----------                      ----------

Net purchased power and production fuel costs .                      $   62,077                      $   67,413
                                                                     ==========                      ==========

      Net purchased power and production fuel costs decreased $5.3 million, or 7.9% for the first half of 1999 compared to the first half of 1998 resulting from better performance at Millstone Unit #3 and Vermont Yankee nuclear power plant.

      Energy purchases increased $29.6 million for the first six months of 1999. These increases primarily relate to the Virginia Power Alliance and were offset by increases in other resale sales described above.

      In addition, the 1999 first half reflects the positive impact of $3.7 million (pre-tax) as the result of disallowed Hydro-Quebec power costs during the fourth quarter of 1998. The 1998 first half reflects the positive impact of reversing Connecticut Valley's fourth quarter 1997 charge of $5.5 million (pre-tax).

Generating Units

      We own and operate 20 hydroelectric generating units and two oil-fired turbines and one diesel peaking unit with a combined nameplate capability of
73.7 mW. We have equity ownership interests in four nuclear generating companies: Vermont Yankee, a 514 mW nuclear unit of which we own 31.3%, Maine Yankee, an 847 mW nuclear unit of which we own 2%, Connecticut Yankee, a 582 mW nuclear unit of which we own 2%, and Yankee Atomic, a 173 mW nuclear unit of which we own 3.5%. Connecticut Yankee, Maine Yankee and Yankee Atomic no longer operate and are in various stages of decommissioning. In addition, we maintain joint-ownership interests in Joseph C. McNeil, a 53 mW wood, gas and oil-fired unit; Wyman #4, a 619 mW oil-fired unit; and Millstone Unit #3, an 1149 mW nuclear unit, which is a part of the Millstone Nuclear Power Station. Millstone Unit #3 and Connecticut Yankee are operated by Northeast Utilities (NU).

      We are currently in the process of relicensing or preparing to license eight separate hydroelectric generating facilities under the Federal Power Act. These facilities, some of which are evaluated by the FERC as a single project, represent approximately 29.9 mW, or about 72.4% of our total hydroelectric nameplate capacity. In the new licenses, the FERC is expected to impose conditions designed to address the impact of the projects on fish and other environmental concerns. We are unable to predict the impact of the imposition of such conditions, but capital expenditures and operating costs are expected to increase and net generation from these projects will decrease in future periods.

Merrimack Unit #2

      Until contract termination on April 30, 1998, we purchased power and energy from Merrimack Unit #2 pursuant to a contract dated July 16, 1966 entered into by and between VELCO and Public Service Company of New Hampshire (PSNH). Pursuant to the contract, VELCO agreed to reimburse PSNH, in the proportion which the VELCO quota bears to the demonstrated net capability of the plant, for all fixed costs of the unit and operating costs of the unit incurred by PSNH, which are reasonable and cost-effective for the then-remaining term of the VELCO contract. In early 1998, PSNH took the Merrimack Unit #2 facility off line, shut it down and commenced a maintenance outage. In February, March and April of 1998, PSNH billed VELCO for costs to complete the maintenance outage. VELCO disputes the validity of a portion of the charges on grounds that the maintenance at the unit was performed to extend the life of the Merrimack plant beyond the term of the VELCO contract and that the maintenance charges were not reasonable and cost-effective for the remaining term of the VELCO contract. We estimate that the portion of the disputed charges allocable to us could be as much as $1.0 million (pre-tax).

Nuclear Matters

Millstone Unit #3

      Millstone Unit #3 resumed operation in June 1998 after a lengthy outage and, accordingly, production fuel costs increased for the first half of 1999 compared to the first half of 1998.

      We remain actively involved with the other non-operating minority joint-owners of Millstone Unit #3. This group is engaged in various activities to monitor and evaluate NU and Northeast Utilities Service Co.'s efforts relating to Millstone Unit #3. On August 7, 1997, we and eight other non-operating owners of Millstone Unit #3 filed a demand for arbitration with Connecticut Light and Power Company and Western Massachusetts Electric Company, both NU affiliates, and lawsuits against NU and its trustees. The arbitration and lawsuits seek to recover costs associated with replacement power, operation and maintenance costs and other costs resulting from the lengthy outage of Millstone Unit #3. The non-operating owners claim that NU and two of its wholly-owned subsidiaries failed to comply with the NRC's regulations, failed to operate the facility in accordance with good operating practice and attempted to conceal their activities from the non-operating owners and the NRC.

      Based on the most recent decommissioning estimate in 1997, our total share of the Millstone Unit #3 decommissioning costs at December 31, 1998 was $9.7 million. As of December 31, 1998, we have funded $3.2 million of these costs.

      On September 15, 1999, NU announced that it intends to auction its nuclear plants, including Millstone Unit #3. We cannot predict at this time the effect of such an auction, if it occurs, on us or on the ongoing litigation.

Maine Yankee

      On August 6, 1997, the Maine Yankee nuclear power plant was prematurely retired from commercial operation. We relied on Maine Yankee for less than 5% of our required system capacity. Future payments for the closing, decommissioning and recovery of the remaining investment in Maine Yankee are estimated to be approximately $715.0 million in 1998 dollars including a decommissioning obligation of $344.0 million.

      On January 19, 1999, Maine Yankee and the active intervenors filed an Offer of Settlement with the FERC which the FERC has approved. As a result, all issues raised in the FERC proceeding, including recovery of anticipated future payments for closing, decommissioning and recovery of the remaining investment in Maine Yankee are resolved. Also resolved are the issues raised by the secondary purchasers, who purchased Maine Yankee power through agreements with the original owners, by limiting the amounts they will pay for decommissioning the Maine Yankee plant and by settling other points of contention affecting individual secondary purchasers. As a result, it is possible that we will not be able to recover approximately $500,000 of these costs.

Connecticut Yankee

      On December 4, 1996, the Connecticut Yankee nuclear power plant was prematurely retired from commercial operation. We relied on Connecticut Yankee for less than 3% of our required system capacity.

      On August 31, 1998, a FERC administrative law judge recommended that the owners of Connecticut Yankee, including us, may collect from customers $350.0 million for decommissioning the Connecticut Yankee Nuclear Power Plant rather than the $426.7 million requested. The administrative law judge ruling is subject to approval by the FERC Commissioners. If approved, it is possible that we would not be able to recover approximately $1.5 million of decommissioning costs through the regulatory process.

Yankee Atomic

      In 1992, the Yankee Atomic nuclear power plant was retired from commercial operation. We relied on Yankee Atomic for less than 1.5% of our system capacity.

Maine Yankee, Connecticut Yankee and Yankee Atomic Decommissioning Costs

      Presently, substantially all of the costs billed to us by Maine Yankee, Connecticut Yankee and Yankee Atomic, including a provision for ultimate decommissioning of the units, are being collected from our customers through existing retail and wholesale rate tariffs. Our share of remaining costs with respect to Maine Yankee, Connecticut Yankee and Yankee Atomic's decisions to discontinue operation is estimated to be $14.6 million, $9.4 million and $2.0 million, respectively, at June 30, 1999. These amounts are subject to ongoing review and revisions and are reflected in the accompanying balance sheet both as regulatory assets and nuclear decommissioning liability (current and non-current). Although the estimated costs of decommissioning are subject to change due to changing technologies and regulations, we expect that the nuclear generating companies' liability for decommissioning, including any future changes in the liability, will be recovered in their rates over their operating or license lives.

      The decision to prematurely retire each of these nuclear power plants was based on economic analyses of the costs of operating them compared to the costs of closing them and incurring replacement power costs over the remaining period of the plants' operating licenses. We believe that based on the current regulatory process, substantially all of our proportionate share of Maine Yankee, Connecticut Yankee and Yankee Atomic decommissioning costs will be recovered through the regulatory process and, therefore, the ultimate resolution of the premature retirement of the three plants has not and should not have a material adverse effect on our earnings or financial condition.

Vermont Yankee

      On October 9, 1996, the NRC issued an industry-wide information request to nuclear operators in the United States, including Vermont Yankee. The NRC was concerned that NRC inspections and reviews at a number of plants had turned up discrepancies between those plants' original designs and their actual configurations and operating procedures. The NRC required information from each plant, including Vermont Yankee, that would provide the NRC added confidence and assurance that the plants are operated and maintained within their design basis and any deviations are reconciled in a timely manner. On February 14, 1997, Vermont Yankee filed its initial response with the NRC, concluding that "Vermont Yankee's overall performance in the areas of design and configuration control is fundamentally sound."

      The most recent Plant Performance Review (April 9, 1999) issued by the NRC states that (i) engineering programs, including Design Basis Documentation development were being implemented well, (ii) Design Basis Documentation item resolution presents a challenge to the engineering work force, and (iii) an inspection will be conducted in the future specifically looking at the resolution of Design Basis Documentation program identified discrepancies. Based on a conservative assessment, Vermont Yankee has informed the NRC that sufficient design analysis may not be available for an unlikely operating condition of the containment depressurization system. The issue is expected to be resolved with the completion of design analysis and no modification to the facility. The analysis will be complete in September 1999.

      This Design Basis Documentation project is expected to be completed in 2000. Our 35% share of the total cost for this project is expected to be between $5.5 million and $6.2 million. Such costs are being deferred by Vermont Yankee and amortized over the remaining license life of the plant.

      On February 25, 1999, the Board of Directors of Vermont Yankee granted an exclusive right to AmerGen Energy Co. to conduct a 120-day period of due diligence and negotiate a possible agreement to purchase the assets of Vermont Yankee.

      On July 16, 1999, the Board of Directors of Vermont Yankee delayed a decision on whether to sell the nuclear unit to AmerGen Energy Co. until August 2, 1999.

      On August 2, 1999 Vermont Yankee received an unsolicited expression of interest from Entergy Nuclear, Inc., to buy Vermont Yankee's nuclear power plant. Vermont Yankee's owners, including us, are pursuing parallel negotiations with the two potential purchasers with the objective of reaching a definitive agreement, if possible.

Cogeneration/Small Power Qualifying Facilities

      A number of small power producers using hydroelectric, biomass, and refuse-burning generation are currently producing energy that we are purchasing. The majority of these purchases are made from a state appointed purchasing agent which purchases and redistributes the power to all Vermont utilities. For the first six months ended June 30, 1999, we received 100,689 mWh from these sources for which we paid $11.3 million.

      As a part of our initiative to cut power costs and restructure Vermont's utility industry, on August 3, 1999, we, Green Mountain Power, Citizens' Utilities and all of Vermont's 15 municipal utilities, filed a petition with the PSB requesting modification of the contracts between the independent power producers and the utilities. The petition is based on unique provisions of the existing contracts and PSB regulations that provide for modifications and alterations that serve the public interest. The petition outlines seven specific elements that, if implemented, could ultimately allow for the buy-out and buy-down of these contracts and reduce ratepayers' committed power costs. On September 3, 1999, the PSB responded to our petition by opening a formal investigation regarding these contracts.

Production and Transmission

      As a result of a settled transmission contract dispute between NEPOOL, representing various New England utilities, and Hydro-Quebec, production and transmission expenses decreased approximately $600,000 for the first six months of 1999 compared to the first six months of 1998, partially offset by higher nuclear fuel costs related to Millstone Unit #3.

Maintenance

      The decrease in maintenance expenses of about $600,000 results primarily from the severe ice storm in January 1998 partially offset by increased maintenance costs related to Millstone Unit #3. See "Offering Memorandum Summary--Recent Developments--Ice Storm Arbitration with Hydro-Quebec."

Income Taxes

      Federal and state income taxes fluctuate with the level of pre-tax earnings. The increase in total income tax expense for the first six months of 1999 results primarily from an increase in pre-tax earnings for the period.

Extraordinary Credit

      The 1998 extraordinary credit net of taxes of approximately $900,000 represents a reversal of a charge of a like amount taken in the fourth quarter of 1997.

Fiscal year 1998 compared with Fiscal year 1997

Earnings Overview

      Our 1998 net income was $4.0 million or $.18 per share of common stock, which equates to a 1.1% return on average common equity. Net income and earnings per share of common stock for 1998 compare to $16.3 million and $1.25 in 1997, and $19.4 million and $1.51 in 1996. The return on average common equity was 7.5% for 1997 and 9.4% for 1996.

      For 1998, net income and earnings per share of common stock for our utility business reflect the negative impact of increased operating costs, predominantly purchased power, and two regulatory actions. First, during April 1998, we agreed to toll the statutory period of time in which the PSB must act on our pending 6.6% rate increase request filed in September 1997. At the same time, we asked the Vermont Supreme Court to review the PSB's denial of our claim that the PSB is precluded from again litigating a number of VJO Power Contract and demand side management decisions. The appeal and associated stay of the rate case significantly delayed the date that new rates would have otherwise taken effect. As a result, our earnings for 1998 were adversely affected. Second, because of the October 27, 1998 retail rate increase settlement discussed in "Regulation and Rates," net income and earnings per share of common stock for 1998 include the negative impact of an after-tax disallowance of $4.3 million, or $.38 per share of common stock for our purchased power costs under the VJO Power Contract.

      Also, for 1998 net income and earnings per share of common stock for our utility business reflect the net effect at Connecticut Valley of charges taken during the fourth quarter of 1998 of $3.7 million, or $.32 per share of common stock, offset by the reversal of 1997 charges during the first quarter of 1998 of $4.5 million, or $.39 per share of common stock. These charges and reversal of charges are discussed below and in Notes 1 and 13 to the consolidated financial statements incorporated by reference in this offering memorandum.

      For 1997, net income and earnings per share of common stock for our utility business reflect a net of tax extraordinary charge of approximately $800,000 and $.07, respectively, associated with the discontinued application of SFAS No. 71 applied to Connecticut Valley. In addition, Connecticut Valley incurred an after-tax charge of $3.6 million and $.31 per share of common stock for disallowed power costs.

      For 1997, non-utility net income and earnings per share of common stock reflect a gain of $1.8 million and $.16, respectively, from the sale by Catamount of its 8.1% partnership interest in the NW Energy Williams Lake L.P. Project.

      In addition, 1997 net income and earnings per share of common stock reflected an after-tax gain of approximately $1.3 million and $.12, respectively, from sale of non-utility property.

Results of Operations

      The major elements of the Consolidated Statement of Income are discussed below.

Operating Revenues and mWh Sales

      A summary of mWh sales and operating revenues for 1998, 1997 and 1996 is set forth below:

                                       mWh Sales                           Revenue
                           ---------------------------------   ---------------------------------
                              1998        1997       1996        1998        1997        1996
                              ----        ----       ----        ----        ----        ----
                                                  (Dollars in thousands)
  Residential ............   930,666     945,199     957,733   $ 115,911   $ 116,314   $ 108,603
  Commercial .............   937,547     916,311     900,590     103,221     104,460      98,890
  Industrial .............   418,778     427,764     401,781      33,617      34,206      32,399
  Other retail ...........     7,123       7,138       7,229       1,943       1,937       1,856
                           ---------   ---------   ---------   ---------   ---------   ---------
Total retail sales ....... 2,294,114   2,296,412   2,267,333     254,692     256,917     241,748
                           ---------   ---------   ---------   ---------   ---------   ---------
  Resale sales:
    Firm .................     2,284       1,051       1,717          94          46          81
    Entitlement ..........   319,703     378,273     470,760      19,370      18,925      24,781
    Other ................ 1,008,635     827,818     770,542      26,861      22,265      18,705
                           ---------   ---------   ---------   ---------   ---------   ---------
  Total resale sales ..... 1,330,622   1,207,142   1,243,019      46,325      41,236      43,567
                           ---------   ---------   ---------   ---------   ---------   ---------
  Other revenues .........        --          --          --       2,818       6,579       5,486
                           ---------   ---------   ---------   ---------   ---------   ---------
    Total ................ 3,624,736   3,503,554   3,510,352   $ 303,835   $ 304,732   $ 290,801
                           =========   =========   =========   =========   =========   =========

      Year-to-year fluctuations in total retail mWh sales are primarily affected by customer growth, conservation and load management programs, as well as relative prices of alternate energy sources, weather patterns and conservation induced by price changes and income elasticity responses of customers. Compared to 1997, retail mWh sales for 1998 decreased 2,298 mWh and related revenues decreased $2.2 million, or .9% compared to 1997. The revenue decrease is primarily attributable to a modified rate design reflected in bills rendered since April 1, 1997. The modified rate design, which is revenue neutral on an annual basis, decreases prices charged during the winter months of December through March and increases prices during the remaining months of the year.

      Retail mWh sales for 1997 increased 1.3% compared to 1996 reflecting an improved Vermont economy. However, retail revenues increased $15.2 million or 6.3% over 1996 due to a $12.8 million increase in revenues resulting from the full year impact of a 5.5% retail rate increase effective June 1, 1996, 2% retail rate increase effective January 1, 1997, the positive impact of the modified rate design described above, and a 1.3% increase in retail mWh sales.

      For 1998, entitlement mWh sales decreased 15.5% compared to 1997. The decrease results primarily from the scheduled refueling and maintenance outage of the Vermont Yankee nuclear power plant. The outage, which reduced the plant's 1998 output, also reduced mWh sales. However, a portion of the higher costs of our share of Vermont Yankee's costs associated with the refueling and maintenance outage was passed on to entitlement customers resulting in an increase in entitlement revenues of $400,000, or 2.4%.

      Entitlement mWh sales and revenues decreased for 1997 compared to 1996 primarily due to the scheduled termination of several sales agreements in late 1996.

      Other resale sales increased 180,817 mWh and related revenues increased $4.6 million for 1998. The increase resulted primarily from short-term system capacity sales made by us and Virginia Power, with which we jointly supply wholesale power in the Northeast and Mid-Atlantic States. This increase is partially offset by lower sales to New England power pool, or NEPOOL.

      Other resale sales and revenues for 1997 increased 7.4% and 19%, respectively, due to increased sales to NEPOOL partially offset by a decrease in wholly-owned and jointly-owned units sales.

      Other revenues decreased for 1998 due to a provision for rate refunds in New Hampshire of $2.7 million related to a Connecticut Valley fuel adjustment clause and purchased power cost adjustment associated with the December 3, 1998 Court of Appeals decision discussed in "Regulation and Rates," and to lower revenues associated with transmission interconnection agreements partially offset by increased pole attachment rentals.

      The increases in other revenues for 1997 resulted primarily from an increase in transmission revenues related to various transmission interconnection agreements.

            The table below summarizes the components of increases or decreases in revenues compared to the prior year:

                                                          1998          1997
                                                          ----          ----
                                                         (Dollars in thousands)
Revenue increase (decrease) from:
    Retail mWh sales ...........................       $    (90)       $  2,377
    Retail rates ...............................         (2,135)         12,792
    Changes in firm resale sales ...............             48             (35)
    Changes in entitlement sales ...............            445          (5,856)
    Changes in other resale sales ..............          4,596           3,560
    Changes in other revenues ..................         (3,761)          1,093
                                                       --------        --------
Net increase over prior year ...................       $   (897)       $ 13,931
                                                       ========        ========

Power Resources

      We currently purchase approximately 86% of our retail and firm wholesale power needs under several contracts of varying duration. Firm wholesale consists solely of an approximate 1 mW sale to a small Vermont utility. During 1998, over 35% of our power needs came from Vermont Yankee, an affiliated company which owns and operates a nuclear generating unit from which we receive our entitlement share of the output. Our purchased power portfolio includes a diversified mix of sources and fuel types to meet our long-term load growth while providing short and intermediate term opportunities to purchase or sell capacity and energy to reduce overall power costs. A breakdown of our energy sources is shown below:

                                                      Year Ended December 31,
                                                  -----------------------------
                                                  1998        1997         1996
                                                  ----        ----         ----
        Nuclear generating companies .....         36%         45%          46%
        Hydro-Quebec VJO .................         32          35           29
        Other Canadian imports ...........          5           6            9
        PSNH-coal ........................          3          14           12
        Company-owned hydro ..............          9           8            9
        Jointly-owned units ..............          4           2            3
        Small power producers ............          9           8            9
        Other purchases/(sales), net .....          2         (18)         (17)
                                                  ---         ---          ---
                                                  100%        100%         100%
                                                  ===         ===          ===

      In 1992, 1996 and 1997, the Boards of Directors of Yankee Atomic, Connecticut Yankee and Maine Yankee, respectively, decided to permanently discontinue operation of the Yankee Atomic, Connecticut Yankee and Maine Yankee nuclear power plants, and to decommission the facilities. For additional information in regard to the permanent shutdown of these nuclear power plants see "Nuclear Matters" above and Note 2 to the Consolidated Financial Statements incorporated by reference herein.

      The Vermont Yankee nuclear power plant, which provides approximately one-third of our required power supply, began a refueling outage on March 21, 1998 and returned to service on June 3, 1998. The refueling outage extended twenty-six days beyond the estimated forty-nine days. Vermont Yankee had no scheduled refueling outage in 1997 and had a scheduled refueling outage from September 7 through November 5, 1996.

      During scheduled nuclear refueling outages, we purchase more costly replacement energy from other sources to satisfy energy needs. In accordance with current rate-making treatment, we defer and amortize to expense over their respective fuel cycles the incremental replacement energy and maintenance costs associated with the scheduled portion of refueling outages for the Vermont Yankee nuclear power plant and Millstone Unit #3 jointly-owned nuclear generating unit. During 1998, we incurred $3.1 million and $6.5 million for replacement energy and maintenance costs, respectively, of which $7.2 million in total was deferred. During 1996, we deferred $1.5 million and $6 million of replacement energy and maintenance costs, respectively.

      Under a long-term purchase power contract expiring in 2016, we receive varying amounts of capacity and energy from Hydro-Quebec. See Note 14 to the Consolidated Financial Statements incorporated by reference herein for further details related to the VJO Power Contract.

      Under long-term contracts, we purchase power from a number of small power producers who own qualifying facilities under the Public Utility Regulatory Policies Act of 1978. These qualifying facilities produce energy using hydroelectric, wood, biomass and refuse-burning generation. During 1998, we purchased 212,702 mWh of which 154,832 mWh was associated with the Vermont Electric Power Producers and 38,283 mWh is associated with a New Hampshire/Vermont solid waste plant which sells directly to Connecticut Valley. We expect to purchase an average of approximately 203,000 mWh of small power output in each year 1999 through 2003. Based on the forecast level of production, the total commitment in the next five years to purchase power from these qualifying facilities is estimated to be $113.7 million.

      We engage in purchases and sales with other electric utilities and with NEPOOL to take advantage of immediate pricing and other market conditions and to balance our needs with our resources. We also engaged in marketing activities with Virginia Power, with which we would jointly buy and sell wholesale power in the Northeast and Mid-Atlantic states. At the present time, however, we are discontinuing this alliance. These joint purchases are not included in the table above.

      The net cost components of purchased power and production fuel costs for the past three years were as follows:

                                          1998                     1997                      1996
                                  ---------------------    ---------------------    ---------------------
                                    Units       Amount      Units       Amount        Units       Amount
                                    -----       ------      -----       ------        -----       ------
                                                          (Dollars in thousands)
Purchased and produced:
       Capacity (mW) ..........         613   $ 104,740          527   $  99,513          526   $  86,431
       Energy (mWh) ...........   3,478,860      80,147    3,470,235      71,930    3,445,259      67,991
                                              ---------                ---------                ---------
    Total purchased power costs                 184,887                  171,443                  154,422
       Production fuel (mWh) ..     332,835       1,996      237,064       1,820      295,802       1,570
                                              ---------                ---------                ---------
    Total purchased power and
     production fuel costs ....                 186,883                  173,263                  155,992

       Less entitlement and
        other resales (mWh) ...   1,328,338     (46,231)   1,206,091     (41,190)   1,241,302     (43,486)
                                              ---------                ---------                ---------

Net purchased power and
  production fuel costs .......                 140,652                $ 132,073                $ 112,506
                                              =========                =========                =========

      For 1998, purchased capacity cost increased $5.2 million over 1997. This increase is the result of a $7.4 million disallowance of Hydro-Quebec power costs discussed below, $7.2 million of higher costs primarily associated with the VJO Power Contract, the Vermont Yankee extended outage and $1.6 million of disallowed power costs at Connecticut Valley. Offsetting this increase is the impact at Connecticut Valley totaling $11.0 million, associated with the reversal of a $5.5 million charge-off during 1998 and a charge-off during 1997 of $5.5 million. See "Electric Utility Restructuring" below and Note 13 to the Consolidated Financial Statements incorporated by reference herein for additional information.

      The increase in purchased capacity cost of $13.1 million for 1997 over 1996 resulted from $7.4 million in higher prices, $200,000 increase due to the amount of mW purchased and $5.5 million representing Connecticut Valley's estimated loss on power contracts for the twelve months following December 31, 1997 discussed below and in Note 13 to the Consolidated Financial Statements incorporated by reference herein. Pursuant to a PSB Accounting Order, during the first half of 1997, we reduced capacity costs by $5.8 million related to the VJO Power Contract for which a payment of $5.8 million was received from Hydro-Quebec on June 30, 1997.

      Energy costs are directly related to the variable prices of oil, nuclear fuel and coal but, more importantly, to the proportion of our purchased energy that comes from each of these fuel sources. The increase in energy costs for 1998 resulted from an 11.1% or, $8.0 million, increase in unit costs of mWh purchased and a $200,000 increase due to the volume of mWh purchased. The price increases result primarily from the higher costs under the VJO Power Contract, increased purchases from small power producers and the Vermont Yankee extended outage.

      The increase in energy costs for 1997 resulted from a 5%, or $3.4 million increase in unit costs of mWh purchased and a 0.7%, or $500,000, increase due to the volume of mWh purchased. The price increase results primarily from the need to replace power due to the shutdown of Maine Yankee and Connecticut Yankee and the outage at Millstone Unit #3. For information related to recovery of costs associated with the premature retirement of the Maine Yankee and Connecticut Yankee nuclear power plants see Note 2 to the Consolidated Financial Statements incorporated by reference herein.

      We are responsible for paying our entitlement percentage of decommissioning costs for Vermont Yankee, Connecticut Yankee, Maine Yankee and Yankee Atomic as well as our joint ownership percentage of decommissioning costs for Millstone Unit #3. See Notes 2 and 14 to the Consolidated Financial Statements incorporated by reference herein. The staff of the SEC has questioned current accounting practices of the electric utility industry, including our own, regarding the recognition, measurement and classification of decommissioning costs for nuclear generating stations in financial statements of electric utilities. In response to these questions, the Financial Accounting Standards Board has agreed to review the industry-wide accounting for nuclear decommissioning costs. If current electric utility industry accounting practices for such decommissioning costs are changed, it is possible that annual expense provisions for decommissioning costs could increase, the total estimated costs for decommissioning could be recorded as a liability, and income from external decommissioning trusts could be reported as investment income instead of a reduction to decommissioning expense. We do not believe that such changes, if required, would have a material adverse effect on results of operations due to our ability to recover decommissioning costs through the regulatory process. See "Liquidity and Capital Resources--Competition" in our Annual Report on Form 10-K for the year ended December 31, 1998, for related information.

      Millstone Unit #3 resumed operation in June 1998 after a lengthy outage; accordingly, production fuel costs increased for 1998 compared to 1997. Also, due to increased generation at the Wyman #4 and the Joseph C. McNeil generating stations, production fuel costs increased for 1997 compared to 1996.

      Based on present commitments and contracts, we expect that net purchased power and production fuel costs will be approximately $127.0 million, $143.0 million and $143.0 million for the period 1999 through 2001, respectively.

Production and Transmission

      Due to increased production costs, primarily related to Millstone Unit #3 and higher transmission costs, production and transmission expenses increased $1.5 million in 1997 compared to 1996.

Other Operating Expenses

      Primarily due to increased legal and regulatory expenses, other operating expenses increased $3.2 million for 1998 compared to 1997.

      Other operating expenses, in 1997, increased $2.8 million compared to 1996 resulting primarily from increased amortization of conservation and load management costs combined with a decrease in deferral of conservation and load management costs.

Maintenance Expenses

      Maintenance expenses associated with our joint ownership interest in Millstone Unit #3 decreased for 1998 compared to 1997. However, this decrease was offset by an increase in maintenance expenses associated with our tree trimming program and expenses attributable to the severe ice storm in January 1998. The increase in maintenance expenses for 1997 compared to 1996 is due to increased Millstone Unit #3 maintenance costs.

Income Taxes

      Federal and state income taxes fluctuate with the level of pre-tax earnings. These taxes decreased for 1998 and 1997 as a result of lower pre-tax earnings.

Other Income, net

      Total other income, net decreased for 1998 compared to 1997 and increased in 1997 over 1996 as the result of gains of $5.0 million from non-recurring asset sales. Also, Other income, net for 1996 and 1997 include $2.3 million and $400,000 of expenses incurred in connection with the Gauley River Power project, currently under construction, in Summersville, West Virginia.

Other Interest Expense

      Other interest expense increased for 1998 due to an increase in outstanding short-term debt offset somewhat by lower interest rates. Other interest expense declined for 1997 due to a decrease in short-term debt levels.

Extraordinary Credit (Charge)

      As a result of legal and regulatory actions associated with Connecticut Valley, in 1997 we recorded an extraordinary charge of $800,000. See "Electric Utility Restructuring--New Hampshire" in our Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated by reference herein.

Cash Dividends Declared--Common

      Due to an early common dividend declaration made in December 1997 for the quarterly dividend paid on February 13, 1998, common dividends declared decreased for 1998 compared to 1997 and increased for 1997 compared to 1996.

LIQUIDITY AND CAPITAL RESOURCES

First six months ended June 30, 1999 compared with six months ended June 30,
1998

      Our liquidity is primarily affected by the level of cash generated from operations and the funding requirements of its ongoing construction and conservation and load management programs. Net cash flow provided by operating activities generated $32.9 million and $6.9 million for the first six months ended June 30, 1999 and 1998, respectively. The increase is primarily due to improved cash earnings, lower tax payments and the extended refueling outage at Vermont Yankee during 1998.

      We ended the first six months of 1999 with cash and cash equivalents of $19.3 million, an increase of $9.2 million from the beginning of the year. The increase in cash for the first six months of 1999 was the result of $32.9 million provided by operating activities, offset by $8.9 million used for investing activities and $14.8 million used for financing activities.

Operating Activities

      Net income, depreciation and deferred income taxes and investment tax credits provided $23.0 million. About $9.9 million of cash was provided by working capital and other operating activities.

Investing Activities

      Construction and plant expenditures consumed approximately $5.8 million, while $3.1 million was used for energy-efficiency programs and non-utility investments.

Financing Activities

      Dividends paid on common stock were $5.0 million while preferred dividends were $.5 million and reduction in capital lease obligations required $.5 million. Reduction in short-term debt was $8.8 million.

      The level of short-term borrowings fluctuates based on seasonal corporate needs, the timing of long-term financings and market conditions.

Fiscal Year 1998 compared with Fiscal Year 1997

      Our liquidity is primarily affected by the level of cash generated from operations and the funding requirements of its ongoing construction and conservation and load management programs.

      Net cash provided by operating activities generated $21.7 million in 1998, $42.0 million in 1997 and $43.0 million in 1996.

      We ended 1998 with cash and cash equivalents of $10.1 million, a decrease of $6.5 million from the beginning of the year. The decrease in cash for 1998 was the result of $21.7 million provided by operating activities, $18.4 million used for investing activities and $9.8 million used for financing activities.

Operating Activities

      Net income, depreciation and deferred income taxes and investment tax credits provided $14.7 million. $7.0 million was provided from fluctuations in working capital and other operating activities.

Investing Activities

      Construction and plant expenditures consumed $16.0 million while $5.3 million was used for conservation and load management programs and non-utility investments. $2.9 million was provided by a reduction in an escrow account to fund a non-utility investment.

Financing Activities

      Dividends paid on common stock were $10.1 million, while preferred stock dividends were $1.9 million. Retirement of long-term debt and retirement of preferred stock required $20.5 million and $1.0 million, respectively, and reduction in capital lease obligations required $1.1 million. Short-term obligations and sale of common stock provided $24.3 million and $500,000, respectively.

      Excluding allowance for funds used during construction, construction expenditures are estimated at $18.0 million, $16.0 million and $16.0 million for the years 1999 through 2001, respectively.

      Our level of short-term borrowings fluctuates based on seasonal corporate needs, the timing of long-term financings and market conditions.

      On June 3, 1996, our Board of Directors increased the quarterly dividend rate from $.20 to $.22 per share payable August 15, 1996.

      Through a common stock repurchase program initiated in 1994 and subsequently suspended in order to preserve capital for use in industry restructuring and other business purposes, we purchased 324,717 shares of our common stock in open market transactions during 1995, 1996 and 1997 at an average price of $13.19 per share. These transactions are recorded as treasury stock, at cost, in our Consolidated Balance Sheet. Our capital structure ratios (including amounts of long-term debt due within one year) for the past three years were as follows:

                                                          December 31,
                                                 -------------------------------
                                                 1998         1997         1996
                                                 ----         ----         ----
Common stock equity .....................          56%          54%          53%
Preferred stock .........................           8            8            8
Long-term debt ..........................          31           33           34
Capital lease obligations ...............           5            5            5
                                                  ---          ---          ---
                                                  100          100          100
                                                  ===          ===          ===

Liquidity and Capital Resources Generally

      On July 30, 1999 we sold $75.0 million aggregate principal amount of 8 1/8% Second Mortgage Bonds due 2004 at a price of 99.915% in accordance with Securities and Exchange Commission Rule 144A. We used $15.0 million of the net proceeds to repay amounts outstanding under our revolving credit facility which has been terminated. We have used and will use the balance of the proceeds of the offering of the Old Bonds to pay expenses associated with the issuance of the Old Bonds and for general corporate purposes relating to our regulated utility business and repayment of the $41.0 million of First Mortgage Bonds which mature between now and 2004. The remaining proceeds have been invested in short-term interest-bearing obligations until they are applied as discussed above. See "Description of Certain Other Indebtedness and Preferred Stock."

      See "Risk Factors--We may have insufficient liquidity to refinance the New Bonds at maturity." In addition, we recently extended until May 31, 2000 with renewal options through November 5, 2002, an aggregate of approximately $16.9 million of letters of credit which support outstanding development authority bonds. Our reimbursement obligations in respect of these letters of credit are secured by three new series of First Mortgage Bonds in an aggregate principal amount of approximately $16.9 million. Separately, we have a $12.0 million accounts receivable facility which matures in November 1999, which we may renew or replace at or before maturity.

      On March 12, 1999, Connecticut Valley was notified by Citizens Bank of New Hampshire that it would exercise appropriate remedies in connection with the violation of financial covenants associated with the $3.8 million loan agreement with Citizens Bank unless the violation was cured by April 11, 1999. To avoid default of this loan agreement, on April 6, 1999, pursuant to an agreement reached on March 26, 1999, we purchased from Citizens Bank the $3.8 million note.

      On February 2, 1999, Standard & Poor's Corporation lowered our corporate credit rating to triple-'B'-minus from triple-'B', the senior secured rating to triple-'B'-plus from single-'A'-minus, and the preferred stock rating to double-'B'-plus from triple-'B'-minus. In addition, the ratings were also placed on CreditWatch with negative implications.

      Standard & Poor's stated "the CreditWatch listing reflects the potentially adverse impact of pending legal and regulatory decisions that could seriously weaken our credit profile. The downgrades reflect increased business risk and weakened financial measures as a result of recent regulatory decisions in Vermont and New Hampshire and an adverse ruling by the United States First Circuit Court of Appeals."

      Standard & Poor's also said "Resolution of the CreditWatch listing will depend on the outcome of the pending Federal Energy Regulatory Commission case and other legal proceedings at State and Federal levels, which could be resolved in 1999. Adequate rate relief and successful mitigation of high power costs through contract renegotiations or other methods are essential to stabilizing the ratings."

      On February 17, 1999, Standard & Poor's rating on our preferred stock was automatically reduced to BB in response to a global policy change in the way Standard & Poor's rates preferred stock.

      On July 16, 1999, Standard & Poor's assigned its triple-'B'-minus rating to our proposed $75.0 million second mortgage bonds. Concurrently, the Second Mortgage Bonds were placed on credit watch with negative implications.

      Standard & Poor's said "the second mortgage bonds are rated the same as our corporate credit rating, and not notched up, because Standard & Poor's projects that the value of our collateral will not substantially exceed the maximum combined amount of first and second mortgage bonds that could be outstanding under the terms of their respective indentures in a default scenario."

      Also on February 17, 1999, Duff & Phelps Credit Rating Co. placed our credit ratings on Rating Watch-Down due to the high level of regulatory and public policy uncertainty in Vermont and the recent unfavorable ruling by the United States Court of Appeals relating to Connecticut Valley.

      Duff & Phelps stated "recent negative rulings by the PSB regarding purchased power costs and the high level of uncertainty with public policy toward electric utilities in Vermont adds risk to the Company's financial profile going forward."

      Also on July 16, 1999 Duff & Phelps lowered the preferred stock rating to 'BB+' (Double-B-plus) from 'BBB-' (Triple-B-minus) to reflect the new $75.0 million issuance of second mortgage bonds. Duff & Phelps credit ratings remain at 'BBB' (Triple-B) for first mortgage bonds.

      Current credit ratings of our securities by Duff & Phelps and Standard & Poor's are as follows:

                                                        Duff &   Standard
                                                        Phelps    & Poor's
                                                        ------    --------
 Corporate Credit Rating............................      N/A       BBB-
 First Mortgage Bonds...............................      BBB       BBB+
 Second Mortgage Bonds..............................      BBB-      BBB-
 Preferred Stock....................................      BB+       BB

      On November 12, 1998, Catamount, one of our wholly owned non-utility subsidiaries, replaced its $8.0 million credit facility with a $25.0 million revolving credit facility expiring November 11, 2002 which provides for up to $25.0 million in revolving credit loans and letters of credit. Catamount currently has a $1.2 million letter of credit outstanding to support obligations in connection with a debt service requirement in the Appomattox Cogeneration project and aggregated letters of credit of $11.0 million in support of construction and equity commitments for its Gauley River Power project.

      Financial obligations of our wholly-owned unregulated subsidiaries are non-recourse to the Company.

      We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the $75.0 million Second Mortgage Bonds when due, or to fund our other liquidity needs. Our ability to repay our indebtedness is, to a certain extent, subject to general economic, financial, competitive, legislative, regulatory, weather and other factors that are beyond our control. The type, timing and terms of future financing that we may need will be dependent upon our cash needs, the availability of refinancing sources and the prevailing conditions in the financial markets. We cannot assure you that any sources will be available to us at any given time or that the terms of such sources will be favorable.

ADDITIONAL ITEMS

      Catamount's after-tax earnings were $.9 million and $1.3 million for the first six months of 1999 and 1998, respectively.

      Catamount's after-tax earnings were $3.3 million, $4.1 million and $500,000 for 1998, 1997 and 1996, respectively. Earnings for 1997 include a net of tax gain of $1.8 million from the sale of NW Energy Williams Lake L.P. Also, results of operation for 1997 and 1996 include $400,000 and $2.3 million of pre-tax expenses related to the Gauley River project currently under construction in Summersville, West Virginia.

      SmartEnergy incurred losses of $.6 million and $.9 million for the first six months of 1999 and 1998, respectively.

      SmartEnergy incurred losses of $1.5 million and $700,000 for 1998 and 1997, respectively, and earnings of $300,000 for 1996.

Year 2000 Information

      Many computer programs cannot distinguish between the year 2000 and the year 1900. Unless corrected, this programming error could create erroneous data or otherwise cause computer programs to malfunction. In order to address this problem for our own computer systems, we have utilized both internal and external resources, including outside consultants, to make our applications Year 2000 compliant. Inventory, assessment and remediation testing and implementation activities are now complete.

      As of June 30, 1999, we believe all our systems are Year 2000 compliant. However, our operations could still be adversely affected if a date-related system failure occurred with one of our major power suppliers, such as Hydro-Quebec or Vermont Yankee, with one of our other major suppliers, with Velco, or with other delivery systems outside of Vermont. Velco has indicated that it is Year 2000 ready. We have requested written reports from our power supply vendors regarding each company's status and based on responses to date, these power supply vendors have indicated that they are either currently compliant or expect to be compliant by the third quarter of 1999. We have also requested compliance information from other major vendors and suppliers, including those providing transmission and power delivery services outside of Vermont. While this process is not yet complete, based upon responses to date, many of those major vendors and suppliers have indicated that they will be Year 2000 compliant in a timely manner. There can be no guarantee, however, that these third parties will be successful in their compliance efforts or that their failure to remediate Year 2000 issues will not have a material adverse effect on us.

      We are part of the Northeast grid contingency plan which would go into effect immediately to provide electricity to our customers on a priority basis in the event of a power outage. We also have other contingency plans developed in the event of a failure of our transmission, generation, distribution, metering, telecommunications, information or public communications systems. We believe we will incur approximately $3.8 million of costs associated with making the necessary modifications to our centralized and non-centralized computer systems. As of June 30, 1999, approximately $3.6 million of these costs have been incurred.

      During the first quarter of 1998, we requested an Accounting Order from the PSB to defer these operating and maintenance costs. On August 31, 1998, the PSB issued an Accounting Order authorizing us to defer a portion of these costs and amortize them over a five-year period beginning January 1, 2000. Per PSB Order dated December 11, 1998, we are authorized to seek recovery of these costs through future regulatory proceedings.

                                    BUSINESS

      We are the largest electric utility in Vermont. Together with our various wholly-owned and partially-owned subsidiaries, we are engaged in the purchase, production, transmission, distribution and sale of electricity as well as certain non-energy related businesses. We serve over 140,000 customers in nearly three-quarters of the towns, villages and cities in Vermont. Our revenues are primarily derived from retail activities in the State of Vermont and resale activities throughout the Northeast and Mid-Atlantic States.

      Our subsidiaries are engaged in various activities involving the generation, transmission and distribution of electricity. Connecticut Valley is our wholly-owned subsidiary that distributes and sells electricity to approximately 10,000 customers in 13 communities in New Hampshire bordering the Connecticut River.

      We maintain a diverse customer base, with minimal concentration of customer risk. In 1998, our five largest customers accounted for only 4.7% of consolidated revenues, and our single largest customer represented only 1.3% of consolidated revenues.

      We own 56.8% of the common stock and 46.6% of the preferred stock of VELCO, which owns and operates the high voltage transmission system in Vermont. In 1983, VELCO created a wholly-owned subsidiary, Vermont Electric Transmission Company, Inc., or VETCO, to finance, construct and operate the Vermont portion of the 450 KV HVDC transmission line connecting the Province of Quebec with Vermont and New England.

      We have equity ownership interests in various nuclear facilities including: 31.3% of the common stock of Vermont Yankee; 2% of the outstanding common stock of Maine Yankee; 2% of the outstanding common stock of Connecticut Yankee; and 3.5% of the outstanding common stock of Yankee Atomic. We also own a 1.73% undivided interest in Millstone Unit #3. Connecticut Yankee, Maine Yankee and Yankee Atomic no longer operate and are in various stages of decommissioning.

      Central Vermont Public Service Corporation-East Barnet Hydroelectric, Inc., one of our wholly-owned subsidiaries, was formed for the purpose of acquiring and constructing a hydroelectric project in East Barnet, Vermont, which became operational September 1, 1984 and has been leased and operated by us since its in-service date.

      Catamount Resources Corporation was formed for the purpose of holding our subsidiaries that invest in unregulated business opportunities. Catamount, a subsidiary of Catamount Resources Corporation, invests in unregulated energy generation projects in the United States and Great Britain. Currently, Catamount, through its wholly-owned subsidiaries, has interests in six operating independent power projects located in Glenns Ferry and Rupert, Idaho; Rumford, Maine; East Ryegate, Vermont; Thetford, England; and Hopewell, Virginia. In addition, Catamount has interests in a project under construction in Summersville, West Virginia and a project under development in Fort Dunlop, England.

      Another subsidiary of Catamount Resources Corporation, SmartEnergy, operates several unregulated energy and service related businesses. SmartEnergy was originally formed to engage in the sale of or rental of electric water heaters, energy efficient products and other related goods and services. SmartEnergy also owns 70% of Home Service Solutions, or HSS, which provides home and small business maintenance and repair services. HSS is currently operating in six U.S. cities, and is in the process of expanding into another nine, as part of a national roll-out program with Sam's Clubs, a division of WalMart. See "Risk Factors--The Second Mortgage Indenture does not restrict our unregulated subsidiaries."

Power Resources

      We currently purchase approximately 86% of our retail and firm wholesale power needs under several contracts of varying duration. Firm wholesale consists solely of an approximate 1 mW sale to a small Vermont utility. During 1998, over 35% of our power needs came from Vermont Yankee, an affiliated company, which owns and operates a nuclear generating unit from which we receive our entitlement share of the output. During this same time period, over 32% of these power needs came from Hydro-Quebec, one of the world's largest generators of hydroelectricity which is owned by the province of Quebec, Canada. Our remaining sources of power include purchase contracts with small power producers, purchases from NEPOOL, and other contracted sources, as well as our own generation. Our purchased power portfolio includes a diversified mix of sources and fuel types to meet our long-term load growth while providing short and intermediate term opportunities to purchase or sell capacity and energy to reduce overall power costs.

      The power required to serve our (including Connecticut Valley's) retail and firm wholesale customers was 2,488,581 mWh for the year ended December 31, 1998. The following tabulation shows the sources and amounts of the energy and capacity available to us for the year ended December 31, 1998.

                                                        Net
                                                     Effective
                                                     Capability
                                                      12 month           Generated and
Power Source                                          Average              Purchased
- ------------                                        -----------    --------------------------
                                                        mW           mWh           Percentage
                                                       -----       --------        ----------
Wholly- and Jointly-Owned Plants
    Hydro..........................................     40.7        221,763           8.9%
    Diesel and Turbines............................     28.9          1,258           0.1
    Millstone #3...................................      8.2         59,291           2.4
    Wyman #4.......................................     10.9         19,126           0.8
    McNeil.........................................     10.5         31,396           1.3
Long-Term Power Contracts
    Vermont Yankee.................................    133.6(1)     884,455(1)       35.5
    Hydro-Quebec VJO...............................    143.3(1)     799,493(1)       32.1
    Small Power Producers..........................     33.7        212,645           8.5
    Merrimack #2...................................     15.7         73,116           2.9
                                                       -----      ---------         -----
Total Owned and Long-Term Sources..................    425.5      2,302,543          92.5

Other Sources/Uses
    Short-term Purchases...........................               1,209,024
    Less Short-term Wholesale Sales and Other......              (1,022,986)
        Net........................................                 186,038           7.5
                                                                  ---------         -----

Net Power for Retail and Firm Wholesale Sales......               2,488,581         100.0
                                                                  =========         =====

- ----------
(1) Vermont Yankee purchases are net of Vermont Yankee entitlement sales of approximately 25 mW and 161,475 mWh to another utility. Hydro-Quebec purchases are net of sales back to Hydro-Quebec of 25 mW and 156,331 mWh.

      Wholly-Owned Plants. We own and operate 20 hydroelectric generating facilities in Vermont which have an aggregate nameplate capability of 44.7 mW and two oil-fired turbines and one diesel peaking unit with a combined nameplate capability of 29.0 mW.

      Jointly-Owned Plants. We have a joint ownership interest in the following generating and transmission plants, for which we are responsible for our share of the operating expenses.

Name                                     Fuel Type  Ownership   mW Entitlement
- ----                                     ---------  ---------   --------------
Millstone #3..........................     Nuclear     1.73%           20
Wyman #4..............................         Oil     1.78%           11
Joseph C. McNeil......................     Various    20.00%         10.6

      Equity Ownership in Plants. In 1966, we purchased 35% of the Vermont Yankee common stock and were entitled to receive a like percentage of the output of the unit. In late 1969 and early 1970, we sold at cost a combined total of 3.7% of our original equity investment and we currently resell at cost 3.9% of our entitlement. Our current equity ownership and net entitlement percentages are 31.3 and 31.1, respectively.

      Major Long-Term Purchases. Under various contracts, we purchase from Hydro-Quebec capacity and associated energy. Under the terms of these contracts, we are required to pay some fixed capacity costs whether or not energy purchases above a minimum level described in the contracts are made. Such minimum energy purchases must be made whether or not other less expensive energy sources might be available.

      Small Power Qualifying Facilities. A number of small producers using hydroelectric, biomass, and refuse-burning generation are currently producing energy that we are purchasing. The majority of these purchases are made from a state-appointed purchasing agent which purchases and redistributes the power to all Vermont utilities. For the year ended December 31, 1998, we received 212,645 mWh from these sources for which we paid $22,557,152.

      We have sufficient power under contract and through market purchases to supply our current franchise obligations. We expect to actively manage our portfolio of supply and demand side resources over the near-term, as we have in the past, to minimize net power costs for our customers and shareholders. The timing and nature of these events will be largely determined by future legislative and regulatory actions at the state and national levels. See "Risk Factors."

VJO Power Contract with Hydro-Quebec

      We are purchasing varying amounts of power from Hydro-Quebec through 2016 as a party to a power contract with Hydro-Quebec entered into through the VJO, a consortium of Vermont utilities which includes us, Green Mountain Power, Citizens Utilities, Rochester Electric Light & Power and the Vermont Public Power Supply authority representing municipalities and a cooperative in Vermont. Our obligation is approximately 46% of the total contract, or approximately $1.0 billion over the next 17 years based on current power market forecasts. The VJO participation contract under which the VJO resells Hydro-Quebec power to the Vermont purchasing utilities, including ourselves, contains "step up" provisions providing that if any purchasing utility defaults on its purchase obligations, the other participants will assume responsibility for the defaulting party's share on a pro rata basis. See "Risk Factors--Our obligations under the VJO Power Contract with Hydro-Quebec may increase if a VJO member defaults."

      During January 1998, a significant ice storm affected parts of New York, New England and the Province of Quebec, Canada. This storm damaged major components of the Hydro-Quebec transmission system over which power is supplied to Vermont under the VJO Power Contract with Hydro-Quebec. This resulted in a 61-day interruption of a significant portion of scheduled contractual energy deliveries into Vermont. The ice storm's effect on Hydro-Quebec's transmission system caused the VJO to examine Hydro-Quebec's overall reliability and ability to deliver energy. The VJO believes Hydro-Quebec has been and remains unable to make available capacity with the degree of firmness required by the VJO Power Contract. That review has prompted the VJO to initiate an arbitration proceeding. In the arbitration, the VJO is seeking to terminate the contract, to recover damages associated with Hydro-Quebec's failure to comply with the contract, and to recover capacity payments made during the period of non-delivery. The results of the arbitration cannot be predicted at this time.

      On September 22, 1999, we announced that we will seek, with the other Vermont Joint Owners, to auction the contract with Hydro-Quebec.

Transmission

      VELCO provides transmission services for the State of Vermont acting by and through the DPS, and for all of the electric distribution utilities in the State of Vermont and is reimbursed for its costs for the transmission of power for such entities. VELCO has 535 miles of transmission lines consisting primarily of 115 kV and greater. We, as the largest electric distribution utility in Vermont, are the major user of VELCO's transmission system. VELCO also receives and delivers power to us and the other electric utilities (cooperative, municipal and investor-owned) in Vermont and transmits power for the Vermont utilities. We own a majority interest in the Class B common stock of VELCO, but our ability to control VELCO is limited by a Four-Party Agreement between us, VELCO, Green Mountain Power and Citizens Utilities, another Vermont utility. We also own several transmission lines. We have 7.5 miles of transmission lines of 120 kV and 606 miles of subtransmission lines, which are predominantly 34.5 and 46 kV.

Proposed Formation of a Holding Company

      On July 24, 1998, we filed a petition with the PSB for permission to create a holding company that would have as direct subsidiaries us and our unregulated subsidiaries, Catamount and SmartEnergy. We believe that a holding company structure will facilitate our transition to a deregulated electricity market. The proposed holding company formation must also be approved by federal regulators, including the SEC and the FERC, and by our shareholders.

Stranded Costs

      Currently, we are a party to:

      o power purchase agreements that require us to make capacity and/or energy payments to power suppliers or aggregating entities in exchange for capacity/electricity from those power suppliers; and

      o ownership agreements regarding our equity ownership in power producing facilities, including nuclear power plants, that provide for us to fund our pro rata share of operating expenses of the power producing investments in exchange for receiving our pro rata share of the power output from these investments.

      The cost of power under the power purchase agreements and the ownership agreements exceeds the current market cost of power within New England. We are addressing the increasing cost of power with measures including (i) negotiating modifications in the power purchase and ownership agreements and (ii) evaluating the divestiture of our generating assets and power purchase agreements. However, we cannot increase rates without the PSB's approval. Failure to recover costs through rates could impair our financial condition. We may not be able to reduce our operating costs to levels that would obviate the need for rate increases without impairing our ability to operate. See "Risk Factors--Our other stranded costs may not be recoverable."

      As a result of our above-market power costs and the uncertainty regarding our ability to recover these costs through rate increases, we are likely to have stranded costs related to the power purchase agreements, the ownership agreements and other elements of our business. Any inability to recover our cost of power and other stranded costs may affect our ability to generate an adequate return on our equity and invested capital.

      The above-market power costs of purchases from Hydro-Quebec, Vermont Yankee and small power producers would comprise the majority of our stranded costs. The stranded costs associated with these power sources should be evaluated in the context of their contribution to our overall power supply. In 1998, these power sources accounted for approximately 76% of our retail and firm wholesale energy needs.

      If Vermont's electric industry is deregulated, we intend to request that the State provide us with a competitive transition charge to recover stranded costs associated with our wholesale power purchase contracts and other stranded costs. See "Electric Industry Restructuring."

                              REGULATION AND RATES

      We recognize that adequate and timely rate relief is necessary if we are to maintain our financial strength, particularly since Vermont regulatory rules do not allow for changes in purchased power and fuel costs to be automatically passed on to consumers through rate adjustment clauses. We intend to continue our practice of periodically reviewing costs and requesting rate increases when warranted.

Vermont Retail Rate Proceedings

      On September 22, 1997, we filed with the Public Service Board, or PSB, for a 6.6% or $15.4 million retail rate increase to become effective June 6, 1998 to offset the increasing cost of providing service. $14.3 million or 92.9% of the rate increase request was to recover contractual increases in the cost of power we purchase from Hydro-Quebec. At the same time, we also filed a request to eliminate the current differential between the rates we charge customers in the summer and the rates we charge customers in the winter and price electricity the same year-round.

      In response to our filing, the PSB decided to appoint an independent investigator to examine our decision to buy power from Hydro-Quebec. We made a filing with the PSB stating that the PSB as well as other parties should be barred from reviewing past decisions because the PSB already examined our decision to buy power from Hydro-Quebec in a 1994 rate case in which we were penalized for "improvident power supply management." During February 1998, the Department of Public Service, or DPS, filed testimony in opposition to our retail rate increase request. The DPS recommended that the PSB instead reduce our then current retail rates by 2.5% or $5.7 million. We sought, and the PSB granted, permission to stay this rate case and to file an interlocutory appeal of the PSB's denial of our motion to preclude a re-examination of our Hydro-Quebec contract in 1991. We recently argued our position before the Vermont Supreme Court. The Vermont Supreme Court has not rendered a decision. A decision by the end of 1999 is possible.

      We filed on June 12, 1998 with the PSB for a 10.7% retail rate increase that supplanted our September 22, 1997, 6.6% rate increase request, to be effective March 1, 1999. On October 27, 1998, we reached an agreement with the DPS regarding our June 1998 retail rate increase request providing for a temporary rate increase in our Vermont retail rates of 4.7% or $10.9 million on an annualized basis beginning January 1, 1999. The agreement was approved by the PSB on December 11, 1998.

      The 4.7% rate increase is subject to retroactive or prospective adjustment upon future resolution of the issue presently before the Vermont Supreme Court, which is described above. The agreement temporarily disallows approximately $7.4 million of our purchased power costs under the VJO Power Contract pending resolution of the issue before the Vermont Supreme Court. As a result of the agreement on our rate case, during the fourth quarter of 1998, we recorded a loss of approximately $7.4 million (pre-tax) for disallowed purchased power costs, representing our estimated under-recovery of power costs under the VJO Power Contract for calendar year 1999.

      This temporary $7.4 million disallowance was calculated using comparable methodology to that used by the PSB in the Green Mountain Power rate case on February 28, 1998. In that case, the PSB found Green Mountain Power's decision to commit to the VJO Power Contract in 1991 "imprudent" and that power purchased under it was not "used and useful." As a result, the PSB concluded that a portion of Green Mountain Power's current costs should not be imposed on Green Mountain Power's customers and were disallowed. Green Mountain Power is appealing that rate order to the Vermont Supreme Court. Should we receive a similar order from the PSB, we would experience a material adverse effect on our results of operations and financial condition.

      Assuming an unfavorable Vermont Supreme Court ruling and depending on the methodology used to determine the amount of any disallowance, the amount of any permanent disallowance could be more or less than the $7.4 million temporary disallowance. However, if we receive an unfavorable ruling from the Vermont Supreme Court and the PSB subsequently issues a rate order permanently adopting the disallowance methodology used to determine the temporary Hydro-Quebec disallowance described above, or a similar methodology, for the duration of the VJO Power Contract, we would not be able to recover approximately $205.0 million of power costs over the life of the contract, including $11.5 million in 2000, $11.6 million in 2001, $11.7 million in 2002, $11.9 in million 2003 and

$12.1 million in 2004. In such an event, we would be required to take an immediate charge to earnings of $205.0 million (pre-tax). Such an outcome could jeopardize our ability to continue as a going concern.

New Hampshire Retail Rate Proceedings

Federal Court Proceedings

      We sell firm power to Connecticut Valley under a wholesale rate schedule based on forecast volumes and power costs for each calendar year, which is reconciled to actual data annually. In February 1997, the New Hampshire Public Utilities Commission, or NHPUC, ordered Connecticut Valley to terminate the wholesale rate schedule with us. The NHPUC subsequently found Connecticut Valley "imprudent" for not having previously taken steps to terminate the rate schedule and ordered that rates be reduced to market levels. We are seeking relief in federal court to reverse the NHPUC's decision. To date rates have not been reduced below where they were as of December 1997.

      Along with other New Hampshire utilities we are also seeking injunctive relief in United States District Court against the NHPUC's efforts to restructure the New Hampshire electric utility industry generally. In April 1998, Connecticut Valley obtained a preliminary injunction which required the NHPUC to allow it to recover through retail rates a portion of its stranded costs and purchased power costs incurred pursuant to its FERC-authorized wholesale rate schedule. The Court of Appeals vacated the injunction, finding that Connecticut Valley had not demonstrated a sufficient probability of success to warrant preliminary relief. At the same time, the Court of Appeals indicated that rates could not be reduced below where they were as of December 1997. However, the Court of Appeals did uphold the preliminary injunction staying the NHPUC's plans to restructure the New Hampshire electricity industry. The matter has returned to the District Court for hearings on Connecticut Valley's motion for a permanent injunction against the NHPUC concerning restructuring. That hearing, as well as the court's ruling on several dispositive summary judgment motions, is likely to occur late this year.

      Connecticut Valley also purchases power from several small power producers who own qualifying facilities as defined by the Public Utility Regulatory Policies Act of 1978. In 1998, under long-term contracts with these qualifying facilities, Connecticut Valley purchased 41,477 mWh, of which 38,283 mWh were purchased from Wheelabrator Claremont Company, L.P., or Wheelabrator. Connecticut Valley has asserted before the FERC that Wheelabrator has not been a qualifying facility since the plant began operation. On February 11, 1998, the FERC issued an order denying Connecticut Valley's request for a refund of past purchased power costs and for lower future costs based on our petition. We filed a request for rehearing with the FERC on March 13, 1998 which was denied. Subsequently, Connecticut Valley appealed to the D.C. Circuit Court of Appeals which has yet to render a decision.

FERC Proceedings

      In June 1997, we filed an application with the FERC to recover stranded costs in connection with our wholesale rate schedule with Connecticut Valley and a notice of cancellation of the Connecticut Valley rate schedule (contingent upon the recovery of the stranded costs that would result from the cancellation of this rate schedule). In December 1997, the FERC rejected our proposal to recover our stranded costs through the imposition of a surcharge on our transmission tariff, but indicated that it would consider an exit fee mechanism for collecting stranded costs. The FERC denied our motion for a rehearing regarding our surcharge proposal, so we filed a request with the FERC for an exit fee mechanism to collect the stranded costs resulting from the cancellation of our contract with Connecticut Valley. The stranded cost obligation sought to be recovered through an exit fee, expressed on a net present value basis as of January 1, 1999, is approximately $48.0 million. During April and May 1999, nine days of hearings were held at the FERC before an administrative law judge, who will determine, among other things, whether Connecticut Valley qualifies for an exit fee, and if so, the amount of Connecticut Valley's stranded cost obligation to be paid to us as an exit fee. The ruling of the administrative law judge is expected later this year, and the FERC will act on the judge's recommendations sometime thereafter.

      If we are unable to obtain an order authorizing the recovery of costs in connection with our June 1997 FERC filing, we would be required to recognize a loss under this contract totaling approximately $60.0 million (pre-tax). We would also be required to write-off approximately $4.0 million (pre-tax) in regulatory assets associated with our wholesale business. The cash flow shortfall from our revenues would be approximately $6.0 million (pre-tax) annually. However, even if we obtain a FERC order authorizing the updated requested exit fee, if Connecticut Valley is unable to recover these costs by increasing its rates, Connecticut Valley would be required to recognize a loss under this contract of approximately $48.0 million (pre-tax).

Proceedings relating to Connecticut Valley's Fuel Adjustment Clause and Purchased Power Cost Adjustment

      Connecticut Valley's retail rate tariffs, approved by the NHPUC, contain a Fuel Adjustment Clause, or FAC, and a Purchased Power Cost Adjustment, or PPCA. Under these clauses, Connecticut Valley recovers its estimated annual costs for purchased energy and capacity which are reconciled when actual data is available. Based on a motion by the City of Claremont, an intervenor, the NHPUC, in its order dated December 31, 1997, found that Connecticut Valley was imprudent for not terminating its wholesale power contract with us and ultimately ordered that we could only recover rates at the current market levels. Subsequently, the NHPUC, in deference to a temporary restraining order issued by a federal district court, allowed FAC and PPCA rates effective May 1, 1998 that would make us whole for 1997 undercollections, the 1998 undercollections incurred through April 30, 1998, and the increase in 1998 power costs.

      On the basis of estimates of costs for 1999 and reconciliations from 1998, the combined 1999 FAC and PPCA rates would have resulted in a decrease in revenues of approximately $2.3 million for 1999. The decrease was primarily caused by the elimination of the various undercollections from prior periods mentioned above. The City of Claremont filed a motion to determine the prudence of the 1999 power costs. However, by agreement of the parties, including the NHPUC, the hearing was limited to the mathematical calculation of the FAC and PPCA. An NHPUC order allowed the decrease. Following the lifting of the temporary restraining order, the NHPUC has ordered FAC and PPCA rates to be reduced to the levels prevailing on December 31, 1997.

                         ELECTRIC INDUSTRY RESTRUCTURING

      The electric utility industry is in a period of transition that may result in a shift away from rate making based on cost of service and return on equity to more market-based rates. Many states, including Vermont and New Hampshire, where we do business, are exploring new mechanisms to bring greater competition, customer choice and market influence to the industry while retaining the public benefits associated with the current regulatory system.

      Recently, there have been three primary sources of Vermont governmental activity in attempting to restructure the electric industry in Vermont: (a) the Governor's Working Group, created by the Governor of Vermont; (b) the PSB's Docket No. 6140, through which the PSB is considering restructuring proposals; and (c) Senate Bill 62 of the Vermont Senate, which calls for retail competition.

The Working Group

      On July 22, 1998, the Governor of Vermont issued an Executive Order establishing the Working Group on Vermont's Electricity Future to lead a new effort to review the issues of potential restructuring of Vermont's electric industry. The Working Group was created to determine how restructuring the electric industry in Vermont could reduce both current and long-term electric costs for all classes of Vermont electric consumers. The Working Group was asked to provide a fact-based analysis of the options for electric industry restructuring and the impact of such industry changes on consumers and upon Vermont utilities. Further, the Working Group was directed by the Governor of Vermont to gather information on and evaluate the possible consequences of the current financial status of Vermont electric utilities.

      A report was issued by the Working Group on December 18, 1998. Key conclusions of its report were:

      o The bankruptcy of Vermont electric utilities should not be viewed as an appropriate means to reduce Vermont utilities' above-market power supply costs.

      o Vermont should restructure its electric industry by moving rapidly to retail choice whereby consumers would purchase power directly from competing power suppliers.

      o Vermont electric utilities should pursue power contract renegotiations through payments to buy down power contracts or buy-out power contracts. Financing for such payments should be obtained in the capital markets after a comprehensive regulatory process dealing with all of the elements of the restructuring of the Vermont electric utility industry.

      o The Vermont electric utilities should pursue auctions of their power generation assets and remaining power contracts.

      o Consolidation of existing electric utilities in Vermont (there are currently 22 utilities) should be considered in order to effect additional savings for utility customers.

      The Working Group noted that by March 1, 2000, most New Englanders outside Vermont will have a choice of their power supplier. While New England has the highest electricity rates in the nation, electricity costs in Vermont have been among the lowest in the region, although our rates are higher than the Vermont average. However, that advantage is eroding as other states in New England restructure their electric utility industries. Therefore, the Working Group noted that it is in the interest of Vermont ratepayers to have the benefit of a restructured electric utility industry as soon as possible.

Public Service Board Docket No. 6140

      On September 15, 1998, the PSB opened a formal proceeding in Docket No. 6140 with the goal of creating a regulatory environment and a procedural framework to call forth, for disciplined review, proposals for reducing current and future power costs in Vermont. The PSB intended that this proceeding would define one or more acceptable courses for reform. All Vermont utilities were made parties to that proceeding. Subsequent to the PSB's announcement, preliminary position papers were filed and a series of technical conferences were convened with the PSB to recommend the scope of the investigation, potential courses for reform of Vermont's power supply and other matters associated therewith including the consideration of the Working Group's recommendations.

      As of this time, the PSB has yet to act on any proposal or recommendation made concerning the disposition of the matters in Docket No. 6140. As a companion proceeding to its investigation in Docket No. 6140, on January 19, 1999, the PSB issued an order opening a new contested case proceeding, Docket No. 6140-A, where it indicated that it intended to issue final, binding and appealable orders concerning matters related to the reform and restructuring of Vermont's electric utility industry. Initially, the PSB notified parties that it intended proceedings in Docket No. 6140-A to consider matters associated with the bankruptcy of one or more of the Vermont electric utilities. After an opportunity for comment, the focus of the proceeding was amended to first consider the principles, authority and proposals for reform of Vermont's electric power supply. These include issues associated with the scope and extent of the Board's authority to approve "securitization" and other financings proposed to be entered into in connection with the buy-out or buy-down of power contracts and the criteria to be applied by the PSB when considering voluntary utility restructuring proposals.

      By Order dated June 24, 1999 in Docket 6140-A, the PSB formally adopted the Vermont Principles on Electric Utility Restructuring. The Order explains that proposals to open utility franchise service areas to retail competition, including our Restructuring Plan, will only be approved if they can be found to satisfy the public good after due consideration is given to each of 14 Restructuring Principles. If one or more of the principles is not satisfied by the proposal, then the proponent must offer justification for the deficiency and demonstrate satisfaction of the statutory requirements. As such, the PSB stated that any filing proposing to open a franchise territory to retail choice would have to be supported, at a minimum, by an explanation of how that proposal fulfills the policy objectives established by the Vermont Principles on Electric Utility Restructuring.

      With regard to financing, no party to the investigation asked that the PSB clarify its authority or issue a declaratory ruling concerning the criteria to be considered when approving utility financings for the buy-out or buy-down of committed power contracts. During the investigation, both we and Green Mountain Power Corporation asserted that our anticipated refinancing approaches could be accomplished utilizing the existing Vermont and federal legislative regime that governs the regulation of electric utilities and that "securitization" style financings were not presently being contemplated. Because no party to the Docket contradicted these statements, the Board accepted our assertions and took no further action to evaluate specific utility financing proposals.

      In contrast VEPP, Inc., the PSB's purchasing agent for the purchase of power from qualifying facilities pursuant to PSB Rule 4.100, proposed to use administrative securitization to finance the reform of its power purchase contracts. However, at the request of all commenting parties, the PSB determined to withhold judgment on the issue as to whether the PSB had jurisdiction to authorize a VEPP financing until such time as a specific proposal was actually filed with the PSB. Toward this end, the PSB has stated that it will convene a workshop, independent of this Docket, to further discuss VEPP's financing proposal and to prepare for the opening of a possible rulemaking proceeding to amend Rule 4.100 on this topic. In the absence of any requests for further investigation or action to be filed within 30 days of the Docket No. 6140-a Order, this investigation will be closed by the PSB.

Vermont Senate Bill 62

      On April 3, 1997, Senate Bill 62 (S.62), an act relating to electric industry restructuring, was passed by the Vermont Senate. Pursuant to S.62, electric utility customers would have been entitled to purchase electricity in a competitive market place. Incumbent investor-owned electric utilities, including us, would have been required to separate their regulated distribution and transmission operations from the competitive generation and retail operations.
S.62 provided for the recovery of a portion of an investor-owned utility's "above market costs" which became stranded on account of the introduction of competition within their service area. When considering the recovery of such amounts, S.62 would have required the PSB to weigh the goal of sharing net prudently incurred, discretionary above-market costs "evenly" between utilities and customers against other goals including preserving the continuing financial integrity of the existing utility and respecting the just interests of investors.

      We believe that the unmodified provisions of S.62 would not have met the criteria for continuing application of SFAS No. 71. S.62 also created an incentive for us to take steps to close the Vermont Yankee nuclear power plant by conditioning the recovery of plant-related stranded costs on the decision of its owners to cease operations in 1998, unless the PSB agreed to allow the plant to run for up to two more refuelings to avoid power shortages or for other public interest reasons.

      To become law, S.62 also needed to pass the Vermont House of Representatives and be signed by the Governor of Vermont. Since the 1998 Legislative session adjourned in April 1998 and S.62 was not passed by the House and signed by the Governor, the bill did not become law and therefore died upon adjournment.

      Instead of considering S.62, the Vermont House of Representatives convened a special committee to study matters relating to the reform of Vermont's electric utility system in the summer of 1997. That committee issued a report and proposed legislation that would have provided for performance-based ratemaking but explicitly rejected retail choice. However, neither the House of Representatives nor the Vermont Senate acted on these reforms and the bill died upon adjournment. Therefore, at this time, it cannot be determined whether future restructuring legislation will be enacted in the current Biennium of the Vermont legislature.

      The first session of the 1999-2000 Biennium of the Vermont legislature adjourned on May 15, 1999 without reaching a consensus on electric utility restructuring. Several measures were considered by various committees of the House and the Senate, including securitization, authorization of retail choice, establishment of a legislative veto over any restructuring agreement reached between the PSB and the utilities, various mandated levels of rate reductions for customers paying stranded costs, and capturing for customers any or a portion of the gain from the sale of a utility's transmission and distribution assets.

      We expect the second session of the Biennium, which convenes on January 4, 2000, will be very active on restructuring issues. However, it cannot be predicted at this time whether restructuring legislation will be enacted in this Biennium.

                                    OUR RESTRUCTURING PLAN

      We support the Working Group recommendations described above and believe that the restructuring of the electric industry is essential to improve our financial position, enhance our ability to effectively compete in a changing electric utility industry and stabilize projected costs.

      As a result, we are pursuing a comprehensive financial Restructuring Plan, a number of elements of which were included in a report that we and Green Mountain Power filed with the PSB in the first quarter of 1999 in connection with the proceedings in Docket No. 6140 described above. We are aggressively pursuing implementation of the Restructuring Plan which includes the following elements:

      o Retail choice: voluntarily giving up the exclusive right to supply power to our present electric customers, while retaining our rights as a distribution company, as part of a global settlement of regulatory issues.

      o Renegotiation of power purchase contracts: reducing our future cost of power by renegotiating power contracts, specifically those with Hydro-Quebec and the Vermont purchasing agent's contracts with small power producers which together represent nearly 38% of our 1998 net energy supply. We may seek to finance the cost of any buy-outs or buy-downs of power contracts through the future issuance of securities in the capital markets. On September 22, 1999, we announced that we will seek, with the other Vermont Joint Owners, to auction the contract with Hydro-Quebec.

      o Contract and asset disposition: seeking to sell power purchase contracts and generating assets, including our interest in the Vermont Yankee nuclear generating plant. Efforts to sell the Vermont Yankee plant and possibly purchase a portion of the power from the plant are already under way.

      o Cost-cutting: implementing cost-cutting measures to reduce cash flow requirements while maintaining safety and reliability standards.

      o Holding company: establishing a holding company to help us better organize our business.

      o Industry consolidation: evaluating possible consolidation with other Vermont electric distribution companies.

      o Regulatory settlement: seeking a comprehensive regulatory settlement that leads to long-term financial stability.

      o Energy efficiency activities: creating a state sponsored "energy-efficiency utility" to take over most system-wide energy-efficiency services for electric customers.

      We believe that implementation of our Restructuring Plan is a critical element to improving our future financial performance and to providing our customers with more stable electric rates and the continuation of efficient and reliable electric service. The key contingency to our Restructuring Plan is regulatory approval of a rate schedule that will allow us to recover the costs of the restructuring. See "--Rate Establishment." If the financial restructuring described in this section is completed in conjunction with the deregulation of Vermont's electric industry described in "Electric Industry Restructuring," we anticipate that our utility financial performance and prospects will improve significantly.

Retail Choice

      We intend to file a petition with the PSB to establish retail access for our customers. The petition will:

      o confirm our consent to providing our retail customers their choice of power suppliers;

      o seek a PSB order relieving us of our obligation to supply capacity and energy to consumers; and

      o establish us as the exclusive electric distribution provider within our service territory.

      We will also propose tariff amendments to establish open access and customer choice. All of these proposals would result in our giving up our current exclusive rights to serve present customers' electricity requirements, except for distribution services, and allow competitive electricity sales for our electric customers in Vermont, as part of a global settlement with our regulators.

Renegotiation of Power Purchase Agreements

      We intend to reduce our future cost of power through the auction, buy-out or buy-down of the power purchase agreements with Hydro-Quebec and the Vermont purchasing agent's contracts with independent power producers. The power purchase agreements accounted for approximately 38% of our retail mWh needs in 1998. If we successfully auction, buy-out or buy-down these agreements, and appropriate regulatory approvals are obtained, we intend to seek to finance the payments made to power suppliers with securities issued in the capital markets. This aspect of the Restructuring Plan would effectively create an unsecured on-balance sheet liability, and possibly an off-balance sheet liability for Vermont's independent power producer contracts, for the repayment of debt incurred to fund auctions, buy-downs or buy-outs for the above-market costs of the power purchase agreements. We believe that a successful re-negotiation would result in improved operating cash flow that would be adequate to service the obligations related to the purchased agreements and fund our ongoing operations. Participants in the VJO, ourselves included, are now negotiating the terms under which the agreements obligating (i) the VJO to buy power from Hydro-Quebec and
(ii) the VJO participants to buy their respective percentage commitments from the VJO can be restructured. There can be no assurances, however, that we will be successful in renegotiating these contracts or in completing the related financing.

      On August 3, 1999, the Company, Green Mountain Power, Citizens' Utilities and all of Vermont's 15 municipal utilities, filed a petition with the PSB requesting modification of the contracts between the independent power producers and the utilities. The petition is based on unique provisions of the existing contracts and PSB regulations that provide for modifications and alterations that serve the public interest. The petition outlines seven specific elements, that, if implemented, should ultimately allow for the buy-out and buy-down of these contracts and reduce ratepayers' committed power costs. On September 3, 1999, the PSB responded to our petition by opening a formal investigation regarding these contracts.

Disposition of generating assets

      We are evaluating wholly-owned and jointly-owned generating sources to determine whether they should be sold, operated or shut down. On February 25, 1999, the Board of Directors of Vermont Yankee granted an exclusive right to AmerGen Energy Co. to conduct due diligence and negotiate a possible agreement to purchase the assets of Vermont Yankee.

      On July 16, 1999, the Board of Directors of Vermont Yankee delayed a decision on whether to sell the nuclear unit to AmerGen Energy Co. until August 2, 1999.

      On August 2, 1999 Vermont Yankee received an unsolicited expression of interest from Entergy Nuclear, Inc. to buy Vermont Yankee's nuclear power plant. Vermont Yankee's owners, which includes us, are pursuing parallel negotiations with the two potential purchasers with the objective of reaching a definitive agreement, if possible.

Creation of an Energy-Efficiency Utility

      On April 30, 1999, we entered into a Memorandum of Understanding, or MOU, with the DPS for the creation of an energy-efficiency utility to provide state-wide demand-side management services. Subsequently, other Vermont utilities, as well as consumer interest groups, have endorsed the proposal. The MOU was filed with the

PSB on April 30, 1999 for approval in Docket No. 5980 which was opened by the PSB to investigate the DPS's proposed Statewide Energy Efficiency Plan.

      If approved by the PSB, the MOU would resolve all issues now outstanding in Docket No. 5980 including the governance structure for the energy-efficiency utility, the design of the energy-efficiency utility programs and services, and the energy efficiency utility budgets. The MOU also resolves all claims based on alleged actions or failures to act prior to January 1, 2000 that we failed to satisfy our demand-side management obligations to customers under Vermont law and regulations. The PSB is currently considering the approval of the MOU which is expected during the third quarter of 1999. If approved by the PSB, the new energy-efficiency delivery system would be in place beginning in the year 2000 and would replace most services now provided to customers by us. In May 1999, the legislature approved, and in June the Governor of Vermont signed, legislation supportive of the MOU.

Consolidation

      We have signed individual confidentiality and cooperation agreements with Green Mountain Power, Citizens Utilities and Washington Electric Cooperative to permit an exchange of information to evaluate the possibility of consolidating Vermont utility operations. There have been no material developments as a result of these agreements.

Cost-Cutting Opportunities

      We have been actively pursuing cost-cutting opportunities to improve our financial performance. We estimate that our number of employees will have been reduced by approximately 32% from 1993 through 2000.

Rate Establishment

      If the realization of other elements of our Restructuring Plan begins, we will file petitions with the PSB for the establishment of rates that would provide for revenues in amounts sufficient to support the financings necessary to restructure our power supply portfolio in the above manner. It is essential that the PSB permit us to recover in rates an annual amount sufficient to cover our costs, including those incurred in connection with various components of the Restructuring Plan.

              DESCRIPTION OF OTHER INDEBTEDNESS AND PREFERRED STOCK

      Upon the completion of the offering, in addition to the Second Mortgage Bonds, we (excluding our subsidiaries) will have the following indebtedness outstanding.

First Mortgage Bonds

      We have issued First Mortgage Bonds, which are senior to the Second Mortgage Bonds, under the Mortgage of the Company, dated as of October 1, 1929, and indentures supplemental thereto, to Old Colony Trust Company, as trustee, as from time to time amended and supplemented, under which Mortgage State Street Bank and Trust Company is now serving as successor trustee.

      As of June 30, 1999, we had outstanding eight series of First Mortgage Bonds, in an aggregate principal amount of $76,500,000. At the present time, we do not intend to issue any additional First Mortgage Bonds other than as discussed below. The following table sets forth our upcoming obligations with respect to principal payments and mandatory sinking fund obligations on the First Mortgage Bonds outstanding as of June 30, 1999:

                                                        Principal Amount Due
                                          ------------------------------------------------
                                           1999     2000     2001    2002      2003   2004
                                          -------  -------  ------  -------  -------  ----
                                                        (Dollars in thousands)
Series of First Mortgage Bonds
9.20% Series FF........................            $ 7,500
9.26% Series GG........................                             $3,000
9.97% Series HH........................   $3,000   $ 4,000  $4,000  $4,000   $ 3,000
8.91% Series JJ........................
5.54% Series LL........................            $ 5,000
6.01% Series MM........................                                      $ 7,500
6.27% Series NN........................
6.90% Series OO........................
    Totals.............................   $3,000   $16,500  $4,000  $7,000   $10,500      0

      In addition to the eight series of First Mortgage Bonds outstanding as of June 30, 1999, concurrently with the issuance of the Old Bonds, we issued three new series of First Mortgage Bonds designated Series PP, QQ and RR with a total aggregate principal amount of approximately $16.9 million. These First Mortgage Bonds were issued as replacement security for our obligations in connection with approximately $16.9 million of outstanding letters of credit. These First Mortgage Bonds will be provided as replacement security only and do not increase our indebtedness.

      The First Mortgage constitutes a direct first mortgage lien on substantially all of our existing tangible utility property, which includes our fixed property and franchises, consisting principally of electric plants and systems, electric generating plants, electric transmission lines, electrical substations and switching stations, and electric distribution systems, and buildings, subject only to liens and encumbrances permitted under the First Mortgage. In general, all our tangible utility property acquired after the date of the Second Mortgage Indenture will continue to be subjected to the lien of the First Mortgage, which is senior to the lien of your New Bonds.

Other Indebtedness

      The following table summarizes our other significant credit obligations in place following the offering, including amounts outstanding and corresponding maturity dates:

                                           Amount
                                        Outstanding at
   Description of Obligation            June 30, 1999      Maturity
- ------------------------------------------------------------------------------
                                      (in thousands)
 Tax-Exempt Revenue Bonds(1)
     New Hampshire Development
       Authority.....................      $ 5,500      December 2009
     Vermont Development Authority...        5,800      December 2013
     Connecticut Development Authority       5,000      December 2015
 Accounts Receivable Facility........      $12,000      November 1999
 Capital Lease Obligations...........      $15,601      December 2006 (phase I
                                                        transmission facilities)
                                                        December 2015 (phase II
                                                        transmission facilities)
- ----------
(1) We are obligated, in specified circumstances, to reimburse the issuer of the three letters of credit that support these development authority bonds pursuant to three reimbursement agreements and a guaranty. These agreements contain specified covenants applicable to us so long as the letters of credit or our related reimbursement obligations remain outstanding. Among these covenants is the requirement that we not permit our consolidated leverage ratio (i.e., the ratio of total indebtedness that is recourse to us to total capitalization of us and our consolidated subsidiaries) to be greater than 0.5 to 1.0.

Preferred Stock

      As of June 30, 1999, we had outstanding 80,538 shares of non-redeemable preferred stock and 180,000 shares of 8.30% Series redeemable preferred stock. We are required to redeem $1.0 million of the 8.30% Series preferred stock each year at par through a mandatory sinking fund. We may also redeem at par up to an additional $1.0 million each year at our option. As of June 30, 1999, we had no other preferred or preference stock outstanding.

                               THE EXCHANGE OFFER

      We issued the Old Bonds on July 30, 1999 (the "Closing Date") to the initial purchasers in an offering to qualified institutional buyers under Rule 144A under the Securities Act. As a condition to the sale of the Old Bonds, the Company and the initial purchasers entered into the Registration Rights Agreement on the Closing Date. The registration statement, of which this prospectus is part, is intended to satisfy our obligation to conduct an exchange offer under the Registration Rights Agreement summarized below. This summary of provisions of the Registration Rights Agreement does not purport to be complete and reference is made to the provisions of the Registration Rights Agreement which has been filed as an exhibit to the registration statement and a copy of which is available as set forth in "Where to Find More Information."

      Pursuant to the Registration Rights Agreement, we agreed to file with the SEC an exchange offer registration statement on the appropriate form under the Securities Act with respect to the New Bonds. Upon the effectiveness of the exchange offer registration statement, we will offer to the holders of Old Bonds who are able to make specified representations the opportunity to exchange their Old Bonds for the New Bonds. If we are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy, or any bondholder notifies us within the specified time period that it:

      o is prohibited by law or SEC policy from participating in the exchange offer;

      o may not resell the New Bonds acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by such bondholder; or

      o is a broker-dealer and holds Old Bonds acquired directly from us or an affiliate of ours,

we will use our reasonable best efforts to file with the SEC a shelf registration statement to cover resales of the Old Bonds by the bondholders who satisfy conditions relating to the provision of information in connection with the shelf registration statement. The Registration Rights Agreement, dated as of July 30, 1999, provides that we will:

      o file an exchange offer registration statement with the SEC on or prior to October 28, 1999;

      o use our reasonable best efforts to have the exchange offer registration statement declared effective by the SEC on or prior to February 25, 1999;

      o commence the exchange offer and use our reasonable best efforts to issue on or prior to 45 business days after the date on which the exchange offer registration statement was declared effective by the SEC, New Bonds in exchange for all Old Bonds tendered prior thereto in the exchange offer; and

      o if obligated, to use our reasonable best efforts to file a shelf registration statement with the SEC on or prior to 45 days after such filing obligation arises and to cause the shelf registration statement to be declared effective by the SEC on or prior to 90 days after we are required to file such shelf registration statement.

If:

      o we fail to file with the SEC any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing;

      o any of such registration statement is not declared effective by the SEC on or prior to the date specified for such effectiveness;

      o we fail to consummate the exchange offer on or prior to the date specified with respect to the exchange offer registration statement; or

      o any registration statement required by the Registration Rights Agreement is filed and declared effective but thereafter ceases to be effective or usable for its intended purpose;

(each such event referred to in the clauses above a "Registration Default"), then we will pay liquidated damages to each bondholder, with respect to the first 90-day period immediately following the occurrence of the first Registration Default of a rate per annum equal to 0.25% of the principal amount of transfer restricted securities held by such holder. The rate of the liquidated damages will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum rate of liquidated damages of 0.75% per annum of the principal amount of transfer restricted securities. We in no event are required to pay liquidated damages for more than one Registration Default at any given time. We will pay all accrued liquidated damages (as more fully set forth in the Indenture and the Old Bonds) on each Interest Payment Date. Following the cure of all Registration Defaults, liquidated damages will not accrue.

Transfer Restricted Securities

      For purposes of the foregoing, transfer restricted securities means: each Old Bond until:

      o the date on which such Old Bond is exchanged for a New Bond which is entitled to be resold to the public by such bondholder without complying with the prospectus delivery requirements of the Securities Act;

      o the date on which such Old Bond has been disposed of in accordance with a shelf registration statement; or

      o the date on which such Old Bond is sold pursuant to Rule 144 under the Securities Act or may be sold without restrictions pursuant to Rule 144(k) under the Securities Act;

and each New Bond held by a broker-dealer until the date on which such New Bond is disposed of by a broker-dealer as set forth under "Plan of Distribution" below.

Terms of the Exchange Offer

      Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all of the Old Bonds validly tendered and not withdrawn prior to the expiration date of the exchange offer. As of the date of this prospectus, $75.0 million aggregate principal amount of the Old Bonds is outstanding and no New Bonds are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about , to all bondholders known to us. Our obligation to accept the Old Bonds for exchange pursuant to the exchange offer is subject to the conditions as set forth under "-Certain Conditions to the Exchange Offer" below. We will issue $1,000 principal amount of New Bonds in exchange for each $1,000 principal amount of outstanding Old Bonds accepted in the exchange offer. Bondholders may tender some or all of their Old Bonds pursuant to the exchange offer. See "--Consequences of Failure to Exchange." However, the Old Bonds may be tendered only in integral multiples of $1,000.

      The New Bonds will evidence the same debt as the Old Bonds for which they are exchanged, and are entitled to the benefits of the Indenture. The form and terms of the New Bonds are the same as the form and terms of the Old Bonds, except that the New Bonds have been registered under the Securities Act. Therefore, the New Bonds will not bear legends restricting their transfer.

      Bondholders do not have any appraisal or dissenters' rights under the Indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of Regulation 14E under the Exchange Act.

      We shall be deemed to have accepted validly tendered Old Bonds when, as, and if we have given verbal or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering bondholders for the purpose of receiving the New Bonds.

      If any tendered Old Bonds are not accepted for exchange because of an invalid tender, or the failure to satisfy other conditions to the exchange offer or otherwise, we will return such unaccepted tenders of Old Bonds without expense to the bondholder of the Old Bond, as promptly as practicable after the expiration date of the exchange offer.

      Bondholders whose Old Bonds are not tendered or are tendered but not accepted in the exchange offer will continue to hold such Old Bonds and will be entitled to all the rights and preferences and subject to the limitations applicable to the Old Bonds under the Indenture. Following completion of the exchange offer, the bondholders will continue to be subject to the existing restrictions upon transfer of the Old Bonds and we will have no further obligation to those bondholders to provide for the registration under the Securities Act of the Old Bonds held by them. To the extent that Old Bonds are tendered and accepted in the exchange offer, the trading market for untendered, and tendered but unaccepted, Old Bonds could be adversely affected.

      Bondholders who tender Old Bonds in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Old Bonds pursuant to the exchange offer. We will pay all charges and expenses, other than applicable taxes, in connection with the exchange offer. See "-Fees and Expenses; Solicitation of Tenders."

Expiration Date; Extensions; Amendments

      The term expiration date shall mean 5:00 p.m., New York City time on , unless we extend the exchange offer. If we do extend the exchange offer, the term expiration date shall mean the date and time to which the exchange offer is extended. In order to extend the expiration date of the exchange offer, we will notify the exchange agent of any extension by verbal or written notice, mail to the registered bondholders an announcement of that notice, and will make a release to the Dow Jones News Services prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the exchange offer.

      We reserve the right at our sole discretion:

      o     to delay accepting any Old Bonds;

      o     to extend the exchange offer;

      o to terminate the exchange offer and not accept the Old Bonds not previously accepted if any of the conditions set forth below under "-Certain Conditions to the Exchange Offer" shall have occurred and shall not have been waived by us, by giving oral or written notice of such delay, extension or termination to the exchange agent; or to amend the terms of the exchange offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the bondholders. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to all bondholders, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to bondholders, if the exchange offer would otherwise expire during such five to ten business day period. During any extension of the expiration date of the exchange offer, all Old Bonds previously tendered will remain subject to the exchange offer and may be accepted for exchange by us.

      We shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

Interest on the New Bonds

      Interest accrues on the New Bonds at the rate of 8 1/8% per annum from July 30, 1999 and is payable in cash semiannually in arrears on February 1 and August 1 of each year, commencing February 1, 2000; provided that in the event the exchange offer is consummated on or after February 1, 2000, interest will accrue from February 1, 2000 and interest will be payable commencing on August 1, 2000. No interest will be payable on the Old Bonds on the date of the exchange for the New Bonds and therefore no interest will be paid thereon to the bondholders at such time.

Procedures for Tendering the Old Bonds

      When a beneficial owner of Old Bonds tenders them to the Company as set forth below and the Company accepts the Old Bonds, the beneficial owner of the Old Bonds and the Company will be deemed to have entered into a binding agreement upon the terms and subject to the conditions set forth in this prospectus and the letter of transmittal.

      Except as set forth below, if you wish to tender the Old Bonds for exchange pursuant to the exchange offer, we must receive a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to the exchange agent at one of the addresses set forth below under "Exchange Agent" on or prior to the expiration date of the exchange offer. In addition:

      o the exchange agent must receive certificates for such Old Bonds along with the letter of transmittal;

      o the exchange agent must receive prior to the expiration date of the exchange offer a timely confirmation of a book-entry transfer of such Old Bonds into the exchange agent's account at the Depository Trust Company pursuant to the procedure for book-entry transfer described below; or

      o the bondholder must comply with the guaranteed delivery procedures described below.

THE METHOD OF DELIVERY OF OLD BONDS, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE BONDHOLDER. IF SUCH DELIVERY IS BY MAIL, WE RECOMMEND THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY. YOU SHOULD NOT SEND LETTERS OF TRANSMITTAL OR OLD BONDS TO US.

      Each signature on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Bonds surrendered for exchange pursuant thereto are tendered:

      o by a registered bondholder who has not completed the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" in the letter of transmittal; or

      o     for the account of an eligible institution (as defined below).

In the event that a signature on a letter of transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, such guarantee must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States or otherwise be an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions"). If the Old Bonds are registered in the name of a person other than the person signing the letter of transmittal, the Old Bonds surrendered for exchange must be endorsed by, or be accompanied by, a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered bondholder with the signature thereon guaranteed by an Eligible Institution. If the letter of transmittal is signed by a person or persons other than the registered bondholder or bondholders, the Old Bonds must either be endorsed by the registered bondholder with signature guaranteed by an Eligible Institution or accompanied by appropriate powers of attorney with signature guaranteed by an Eligible Institution. In either case, the Old Bonds must be signed exactly as the name or names of the registered bondholder or bondholders that appear on the Old Bonds.

      If a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another acting in a fiduciary or representative capacity signs the letter of transmittal or any Old Bonds or powers of attorney, the person signing should indicate in which capacity he or she is signing and, unless waived by us, submit proper evidence satisfactory to us of his or her authority to sign with the letter of transmittal.

      By tendering, each bondholder will represent to us that, among other things:

      o the New Bonds acquired pursuant to the exchange offer are being acquired in the ordinary course of business of the person receiving such New Bonds, whether or not that person is the bondholder; neither the bondholder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Bonds;

      o if the bondholder is not a broker-dealer, or is a broker-dealer but will not receive New Bonds for its own account in exchange for the Old Bonds, neither the bondholder nor any such other person is engaged in or intends to participate in the distribution of such New Bonds; and neither the bondholder nor any such other person is an "affiliate" of ours, as defined under Rule 405 of the Securities Act. If the tendering bondholder is a broker-dealer that will receive New Bonds for its own account in exchange for Old Bonds that were acquired as a result of market-making activities or other trading activities, the bondholder may be deemed to be an "underwriter" within the meaning of the Securities Act and will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Bonds. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

DELIVERY OF DOCUMENTS TO US OR THE DEPOSITORY TRUST COMPANY DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

      We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt) and acceptance of the Old Bonds tendered for exchange, which determination shall be final and binding. We reserve the absolute right to reject any and all tenders of any particular Old Bonds not properly tendered or to not accept any particular Old Bonds which acceptance might, in our judgment or our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive any defects or irregularities or conditions of the exchange offer as to any particular Old Bonds either before or after the expiration date of the exchange offer (including the right to waive the ineligibility of any bondholder who seeks to tender Old Bonds in the exchange offer). The interpretation of the terms and conditions of the exchange offer as to any particular Old Bonds either before or after the expiration date of the exchange offer (including the letter of transmittal and its instructions) by us shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with the tenders of Old Bonds for exchange must be cured within a reasonable period of time as we shall determine. Neither the Company, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Bonds for exchange, nor shall any of them incur any liability for failure to give such notification.

Acceptance of the Old Bonds for Exchange; Delivery of the New Bonds

      Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date of the exchange offer, all Old Bonds properly tendered and will issue the New Bonds promptly after acceptance of the Old Bonds. See "--Certain Conditions to the Exchange Offer" below. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered Old Bonds for exchange when, and if we have given verbal or written notice of our acceptance to the exchange agent. In all cases, issuance of the New Bonds for the Old Bonds that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

      o certificates for such Old Bonds or a timely confirmation of a book-entry transfer of such Old Bonds into the exchange agent's account at the Depository Trust Company pursuant to the book-entry transfer procedures described below;

      o     a properly completed and duly executed letter of transmittal; and

      o     all other required documents.

If any tendered Old Bonds are not accepted for any reason set forth in the terms and conditions of the exchange offer or if certificates representing the Old Bonds are submitted for a greater principal amount than the bondholder desires to exchange, those unaccepted or non-exchanged Old Bonds will be returned without expense to the tendering bondholder thereof (or, in the case of Old Bonds tendered by book-entry transfer into the exchange agent's account at the Depository Trust Company pursuant to the book-entry transfer procedures described below, those non-exchanged Old Bonds will be credited to an account maintained with the Depository Trust Company) as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

      The exchange agent will make a request to establish an account with respect to the Old Bonds at the Depository Trust Company for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in the Depository Trust Company's systems may make book-entry delivery of the Old Bonds by causing the Depository Trust Company to transfer such Old Bonds into the exchange agent's account at the Depository Trust Company in accordance with the Depository Trust Company's Automated Tender Offer Program ("ATOP") procedures for transfer. However, the exchange for the Old Bonds so tendered will only be made after timely confirmation of such book-entry transfer of Old Bonds into the exchange agent's account, and timely receipt by the exchange agent of an Agent's Message (as such term is defined in the next sentence) and any other documents required by the letter of transmittal on or prior to the expiration date of the exchange offer or pursuant to the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted by the Depository Trust Company and received by the exchange agent and forming a part of a timely confirmation of a book-entry transfer, which states that the Depository Trust Company has received an express acknowledgement from a bondholder tendering Old Bonds that are the subject of such timely confirmation of a book-entry transfer that such bondholder has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such bondholder.

Guaranteed Delivery Procedures

      If a registered bondholder of the Old Bonds desires to tender such Old Bonds and the Old Bonds are not immediately available, or time will not permit such bondholder's Old Bonds or other required documents to reach the exchange agent before the expiration date of the exchange offer, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

      o     the tender is made through an Eligible Institution;

      o prior to the expiration date of the exchange offer, the exchange agent receives from such Eligible Institution a properly completed and duly executed letter of transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by us (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the bondholder and the amount of Old Bonds tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates of all physically tendered Old Bonds, in proper form for transfer, or a timely confirmation of a book-entry transfer, as the case may be, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

      o the certificates for all physically tendered Old Bonds, in proper form for transfer, or a timely confirmation of a book-entry transfer, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

      You may withdraw your tender of the Old Bonds at any time prior to the expiration date of the exchange offer.

      For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the applicable address set forth below under "Exchange Agent." Any such notice of withdrawal must:

      o specify the name of the person having tendered the Old Bonds to be withdrawn;

      o identify the Old Bonds to be withdrawn (including the principal amount of such Old Bonds); and

      o (where certificates for Old Bonds have been transmitted) specify the name in which such Old Bonds are registered, if different from that of the withdrawing bondholder.

If certificates for Old Bonds have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing bondholder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such bondholder is an Eligible Institution. If Old Bonds have been tendered pursuant to the procedure for book-entry transfer described above, any note of withdrawal must specify the name and number of the account at the Depository Trust Company to be credited with the withdrawn Old Bonds and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices, which shall be final and binding on all parties. Any Old Bonds so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Old Bonds which have been tendered for exchange but which are not exchanged for any reason will be returned to the bondholder thereof without cost to such bondholder (or, in the case of Old Bonds tendered by book-entry transfer procedures described above, such Old Bonds will be credited to an account maintained with the Depository Trust Company for the Old Bonds) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender your properly withdrawn Old Bonds by following one of the procedures described under "Procedures for Tendering the Old Bonds" above at any time on or prior to the expiration date of the exchange offer.

Certain Conditions to the Exchange Offer

      Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue New Bonds in exchange for, any Old Bonds and may terminate or amend the exchange offer, if at any time before the acceptance of such Old Bonds for exchange or the exchange of the New Bonds for such Old Bonds, there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

      (1) seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result thereof; or

      (2) resulting in a material delay in our ability to accept for exchange or exchange some or all of the Old Bonds pursuant to the exchange offer; or

      (3) any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign; or

      (4) any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign;

that in our sole judgment might directly or indirectly result in any of the consequences referred to in (1) or (2) above or, in our sole judgment, might result in the holders of New Bonds having obligations with respect to resales and transfers of New Bonds which exceed those described in this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer. If we determine in good faith that any of the conditions are not met, we may:

      o refuse to accept any Old Bonds and return all tendered Old Bonds to exchanging bondholders;

      o extend the exchange offer and retain all Old Bonds tendered prior to the expiration of the exchange offer, subject, however, to the rights of bondholders to withdraw such Old Bonds (see "-Withdrawal Rights"); or

      o waive some of the unsatisfied conditions with respect to the exchange offer and accept all properly tendered Old Bonds which have not been withdrawn or revoked. If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to all bondholders.

      Bondholders have specified rights and remedies against us under the Registration Rights Agreement, including specified liquidated damages, should we fail to consummate the exchange offer within a specified period of time, notwithstanding a failure due to the occurrence of any of the conditions stated above. Such conditions are not intended to modify those rights or remedies in any respect. The foregoing conditions are for our benefit and may be asserted by us in good faith regardless of the circumstances giving rise to such condition or may be waived by us in whole or in part at any time and from time to time in our discretion. The failure by us at any time to exercise the foregoing rights shall not be deemed a wavier of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Exchange Agent

      The Bank of New York has been appointed as exchange agent for the exchange offer. You should direct your questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal to the exchange agent addressed as follows:

- --------------------------------------------------------------------------------
By overnight courier or by hand:          By registered or certified mail:
- --------------------------------------------------------------------------------
The Bank of New York                      The Bank of New York
- --------------------------------------------------------------------------------
Corporate Trust Service Window            101 Barclay Street 7E
- --------------------------------------------------------------------------------
Ground Level                              New York, NY  10286
- --------------------------------------------------------------------------------
101 Barclay Street                        Attention:  Enrique Lopez
- --------------------------------------------------------------------------------
New York, NY  10286                       Telephone:  (212) 815-2742
- --------------------------------------------------------------------------------
Attention:  Enrique Lopez                 Facsimile:   (212) 815-6339/4699
- --------------------------------------------------------------------------------
Reorg Department, 7 East
- --------------------------------------------------------------------------------
Telephone:  (212) 815-2742
- --------------------------------------------------------------------------------
Facsimile:   (212) 815-4699
- --------------------------------------------------------------------------------

IF YOU DELIVER TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMIT INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE, IT WILL NOT BE A VALID DELIVERY.

Fees and Expenses; Solicitation of Tenders

      We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers and regular employees and our affiliates.

      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. The cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be $140,000 which includes fees and expenses of the exchange agent and Trustee plus accounting and legal fees.

      We will pay all transfer taxes, if any, applicable to the exchange of the Old Bonds pursuant to the exchange offer. If, however, certificates representing the New Bonds or the Old Bonds for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered bondholders tendered, or if a transfer tax is imposed for any reason other than the exchange of the Old Bonds pursuant to the exchange offer, then the tendering bondholder must pay the amount of any such transfer taxes (whether imposed on the registered holder or any other persons). If a tendering bondholder does not submit satisfactory evidence of payment of such taxes or exemption therefrom to the exchange agent, the amount of such transfer taxes will be billed directly to such tendering bondholder.

      We have not authorized any person to give any information or to make any representations in connection with the exchange offer other than those contained in this prospectus. If given or made, such information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given in this prospectus. The exchange offer is not being made to (nor will tenders be accepted from or on behalf of) bondholders in any jurisdiction in which the making of the exchange offer or the acceptance of this prospectus would not be in compliance with the laws of such jurisdiction.

Accounting Treatment

      We will record the New Bonds at the same carrying value as the Old Bonds, which is face value, as recorded in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The costs of the exchange offer will be expensed over the term of the New Bonds.

Consequences of Failure to Exchange

      If you do not exchange your Old Bonds for New Bonds pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of such Old Bonds as set forth in the legend on the Old Bonds. In general, you may not offer to sell or sell the Old Bonds, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not intend to register the Old Bonds under the Securities Act. We believe that, based upon interpretations contained in no-action letters issued to third parties by the staff of the SEC, any bondholder may offer for resale, resell or otherwise transfer the New Bonds issued pursuant to the exchange offer in exchange for the Old Bonds (unless the bondholder is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

      o the bondholder acquires the New Bonds in the ordinary course of its business; and

      o the bondholder has no arrangement with any person to participate in the distribution of such Old Bonds; and

      o each broker-dealer that receives New Bonds for its own account in exchange for Old Bonds must acknowledge that it will deliver a prospectus in connection with any resale of such New Bonds. See "Plan of Distribution."

If any bondholder (other than a broker-dealer described in the preceding sentence) has any arrangement or understanding with respect to the distribution of the New Bonds to be acquired pursuant to the exchange offer, such bondholder could not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, to comply with the securities laws of various jurisdictions, if applicable, you may not offer or sell the New Bonds unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with.

                          DESCRIPTION OF THE NEW BONDS

      You can find the definitions of many of the terms used in this description under the subheading "Certain Definitions." In this description, the word "Company" refers only to Central Vermont Public Service Company and not to any of its subsidiaries.

      The Company will issue the New Bonds under a Second Mortgage Indenture (the "Second Mortgage Indenture") between itself and The Bank of New York, as trustee (the "Trustee"). The Second Mortgage Indenture will be supplemented by a second supplemental indenture (the "Supplemental Indenture" and, together with the Second Mortgage Indenture, the "Second Mortgage"), in a public transaction registered under the Securities Act. The terms of the New Bonds include those stated in the Second Mortgage and those made part of the Second Mortgage by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The issuance of the New Bonds under the Supplemental Indenture will be based upon retired Old Bonds to be exchanged for New Bonds as contemplated in the Registration Rights Agreement (such exchange, the "Exchange Offer"). See "The Exchange Offer." The New Bonds will be secured by the Mortgaged Property.

      The following description is a summary of the material provisions of the Second Mortgage, as supplemented by the Supplemental Indenture. This summary does not purport to be complete and does not restate those agreements in their entirety. This summary is subject to, and qualified in its entirety by, reference to the provisions of the Second Mortgage and the Supplemental Indenture. We urge you to read the Second Mortgage and the Supplemental Indenture because they, and not this description, define your rights as holders of the New Bonds. Copies of the Second Mortgage and the Supplemental Indenture are available as described under "--Additional Information." Certain defined terms used in this description but not defined below under "--Certain Definitions" have the meanings assigned to them in the Second Mortgage and the Supplemental Indenture.

Brief Description of the New Bonds

      The New Bonds:

      o are general obligations of the Company and not those of our subsidiaries;

      o are secured by a second priority mortgage lien on the Mortgaged Property; and

      o are effectively senior in right of payment to any future unsecured Indebtedness of the Company to the extent of the value of the Mortgaged Property.

Principal, Maturity and Interest

      The Second Mortgage Indenture provides for the issuance by the Company of Second Mortgage Bonds with an unlimited maximum aggregate principal amount. The New Bonds represent the second series of Second Mortgage Bonds issued under the Second Mortgage in an aggregate principal amount of $75.0 million minus the outstanding aggregate principal amount of the Old Bonds that have not been accepted for exchange pursuant to the Exchange Offer. The New Bonds and all other series of Second Mortgage Bonds issued under the Second Mortgage are collectively referred to as "Second Mortgage Bonds." The Company will issue New Bonds in denominations of $1,000 and integral multiples of $1,000. The New Bonds will mature on August 1, 2004, unless we redeem the New Bonds earlier as discussed below.

      Interest on the New Bonds will accrue at the rate of 8 1/8% per annum and will be payable semi-annually in arrears on February 1 and August 1, commencing on February 1, 2000. The Company will make each interest payment to the Holders of record on the immediately preceding January 15 and July 15.

      Interest on the New Bonds will accrue from July 30, 1999 or, if interest has already been paid on the Old Bonds to be exchanged pursuant to the Exchange Offer for the corresponding New Bonds, from the date it was most recently paid thereon. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the New Bonds

      The New Bonds will be issued in the form of one or more Global Bonds, in registered form, without coupons, in denominations of $1,000 or any integral multiple thereof as described under "--Book-Entry, Delivery and Form." The Global Bonds will be registered in the name of a nominee of DTC. Each Global Bond (and any New Bond issued in exchange therefor) will be subject to restrictions on transfer set forth therein as described under "--Book-Entry, Delivery and Form--Certificated Bonds." Except as set forth under "--Book-Entry, Delivery and Form--Certificated Bonds," owners of beneficial interests in a Global Bond will not be entitled to have New Bonds registered in their names, will not receive or be entitled to receive physical delivery of the New Bond and will not be considered the registered holder of the New Bond under the Second Mortgage.

      So long as New Bonds are held in the form of one or more Global Bonds, payments of principal, premium and interest will be payable through the facilities of DTC.

Paying Agent and Registrar for the New Bonds

      The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

      A Holder may transfer or exchange New Bonds in accordance with the Second Mortgage. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Second Mortgage. The Company is not required to transfer or exchange any New Bond selected for redemption. Also, the Company is not required to transfer or exchange any New Bond for a period of 15 days before a selection of New Bonds to be redeemed. The registered Holder of a New Bond will be treated as the owner of it for all purposes.

Security and Priority

      The New Bonds will be secured equally and ratably with all Second Mortgage Bonds of other series that may be issued in the future under the Second Mortgage Indenture by a second mortgage lien on substantially all of our tangible utility assets (but not any property of our subsidiaries).

      o We own our principal plants and properties, insofar as they constitute real estate, in fee.

      o We also own equity interests in the Vermont Yankee, Maine Yankee, Connecticut Yankee and Yankee Atomic nuclear generating plants (which equity interests are not a part of the security under the First Mortgage and Second Mortgage).

      o We have leases, easements or permits to operate our facilities located on property we do not own.

      o We have also obtained permits, grants, easements, licenses or franchises for our electric transmission and distribution systems, which are mostly located over or under highways, streets, other public places or property owned by others.

      The lien of the Second Mortgage is subject to Permissible Encumbrances and specified exceptions. We will probably acquire property after the Initial Issuance Date, which may be subject to the lien of the Second Mortgage and, to the extent described below, will also be subject to the prior lien of the First Mortgage Bonds. Such after-acquired property may also be subject to prior liens, subject to limitations under our First Mortgage and Second

Mortgage, which secure debt outstanding at the time of such acquisition in an amount not in excess of its Cost or fair market value, whichever is less, and to other Permissible Encumbrances.

      We own property excepted from the lien of the Second Mortgage. Excepted property under the First Mortgage and the Second Mortgage includes, among other things:

      o     cash and securities (unless deposited with the respective trustees);

      o     accounts receivable, contracts, leases and operating agreements;

      o equipment, materials, supplies and fuel held for sale or other disposition in the ordinary course of business or for consumption or use by us;

      o electricity, gas and other materials, products or services generated, manufactured, produced or purchased by us for sale or distribution or to be used by us;

      o telephone properties, leasehold interests and leasehold improvements; and

      o other real and personal property which is not used or to be used for one or more of the primary purposes of our business.

      The Trustee shall have a lien, senior to the Second Mortgage, on the Mortgaged Property for the payment of its reasonable compensation and expenses and for indemnity against liabilities.

      The lien of the First Mortgage ranks prior to the lien of the Second Mortgage. The aggregate principal amount of First Mortgage Bonds outstanding at June 30, 1999 was $76.5 million. The outstanding First Mortgage Bonds mature at various dates through 2031. See "Description of Other Indebtedness and Preferred Stock." Our reimbursement obligations in respect of three letters of credit aggregating approximately $16.9 million, which support three series of industrial development bonds, were, concurrently with the issuance of the Old Bonds, secured by a pledge of newly-issued First Mortgage Bonds, in an aggregate principal amount of approximately $16.9 million. These First Mortgage Bonds are referred to herein as the "Pledge Bonds." There are no other material prior liens on the Mortgaged Property. Additional First Mortgage Bonds may be issued in the future in accordance with the provisions of the First Mortgage described below under the heading "Issuance of Additional First Mortgage Bonds" subject to the restrictions on us contained in the terms of other indebtedness. At June 30, 1999, we could have issued up to $26.9 million of additional First Mortgage Bonds under the First Mortgage prior to the issuance of the Pledge Bonds. Agreements relating to the outstanding letters of credit currently contain restrictive covenants further limiting the amount of indebtedness we can incur. See "Description of Other Indebtedness and Preferred Stock--Other Indebtedness." As discussed under the heading "Issuance of Additional First Mortgage Bonds", we do not expect to issue additional First Mortgage Bonds prior to the maturity of the Second Mortgage Bonds.

      While First Mortgage Bonds are outstanding, the trustee under the First Mortgage shall have control over the utilization of remedies available with respect to the Mortgaged Property. Upon the occurrence and during the continuance of a Default or Event of Default the trustee under the First Mortgage (or if there are no First Mortgage Bonds outstanding, the Trustee) may sell the Mortgaged Property or any part thereof in accordance with the terms of the First Mortgage and any required regulatory approvals.

      All funds received by the Trustee for the benefit of the Holders of the New Bonds will be distributed by the Trustee in accordance with the provisions of the Second Mortgage. Subject to the priority of the First Mortgage and any required regulatory approvals, the Trustee will determine the circumstances and manner in which the Mortgaged Property shall be disposed of, including, but not limited to, the determination of whether to release all or any portion of the Mortgaged Property from the Lien created by the Second Mortgage and whether to foreclose on the Mortgaged Property following a Default or Event of Default.

Release and Substitution of Mortgaged Property

      Mortgaged Property may be released from the lien of the Second Mortgage:

            (1) if after such release, the fair market value of the remaining Mortgaged Property, including any Mortgaged Property to be acquired as a result of such release, equals or exceeds a sum equal to the aggregate principal amount of outstanding New Bonds, Old Bonds and Prior Lien Bonds, including First Mortgage Bonds, outstanding; or

            (2) if, subject to a 1% limitation during any 12-month period, the fair market value of the Mortgaged Property to be released is less than 1/2 of 1% of the aggregated principal amount of outstanding New Bonds, Old Bonds and Prior Lien Bonds, including First Mortgage Bonds, outstanding; or

            (3) on the basis of the deposit of cash, purchase money obligations, Governmental Obligations or Bondable Property acquired by us with the proceeds of, or otherwise in connection with, such release, or a waiver of the right to authenticate and deliver Second Mortgage Bonds on the basis of Second Mortgage Bonds or Prior Lien Bonds, including First Mortgage Bonds, which have been retired, purchased or acquired by us since the date of the Second Mortgage and have not theretofore been Bonded, or combination thereof.

Withdrawal of Cash

      We may withdraw cash deposited with the Trustee in the amount of:

            (1) the lesser of the Cost or fair market value of Unbonded Bondable Property, after deducting the principal amount of all Prior Lien Bonds, including First Mortgage Bonds, which are (a) outstanding and secured by a Prior Lien on Bondable Property owned by us at the date of the Second Mortgage, (b) outstanding and secured by a Prior Lien on Bondable Property at the date of its acquisition by us after such date and (c) issued after the date of the Second Mortgage; or

            (2) the principal amount of Second Mortgage Bonds previously issued under the Second Mortgage and Prior Lien Bonds, including First Mortgage Bonds, in each case which have been retired or purchased or acquired by us, and which have not theretofore been Bonded.

Issuance of Additional Second Mortgage Bonds

      The Second Mortgage permits us to issue additional Second Mortgage Bonds in a principal amount equal to the sum of:

            (1) the lesser of the Cost or fair market value of Unbonded Bondable Property, after deducting the principal amount of all Prior Lien Bonds, including First Mortgage Bonds, which are (a) outstanding and secured by a Prior Lien on Bondable Property owned by us at the date of the Second Mortgage, (b) outstanding and secured by a Prior Lien on Bondable Property at the date of its acquisition by us after such date and (c) issued after the date of the Second Mortgage; and

            (2) the principal amount of New Bonds, Old Bonds and Prior Liens Bonds, including First Mortgage Bonds, which we have retired, purchased or acquired since the date of the Second Mortgage or we are retiring, purchasing or acquiring, and which have not already been Bonded; and

            (3) the amount of cash deposited with the Trustee for such purpose.

      Bondable Property includes our electric generating, electric transmission and distribution properties; construction work in progress; property in the process of being purchased in which we have legal title; easements on property of others; fractional and undivided interests in property; engineering, financial, economic and legal and other surveys, data processing equipment and software associated with the acquisition or construction of property; and property we own located on property others own, which we have the right to remove.

      We will issue the New Bonds on the basis of retired Old Bonds. In accordance with the limitations above, at June 30, 1999, after giving effect to the issuance of the Old Bonds, we could have issued approximately $59.5 million of additional Second Mortgage Bonds, subject to the restrictions on us contained in the terms of other indebtedness. See "Description of Other Indebtedness and Preferred Stock--Other Indebtedness." Subject to these additional restrictions and after giving effect to the issuance of the New Bonds and the Pledge Bonds, as of June 30, 1999, we could have issued approximately $20 million of additional Second Mortgage Bonds.

Issuance of Additional First Mortgage Bonds

      So long as the requirements of the First Mortgage are met, we may issue additional First Mortgage Bonds to the extent of one or more of the following:

            (1) the amount of available previously retired First Mortgage Bonds;

            (2) 60% of the value of expenditures we make for additions and improvements to our property subject to the First Mortgage;

            (3) the amount of retired obligations secured by property we acquire; and

            (4) the amount of cash on deposit with the First Mortgage trustee.

      If First Mortgage Bonds are issued on the basis of (2) above, and in some cases under (1) above, we must meet a mortgage interest coverage test that requires us to have net earnings equal to at least twice the interest on all First Mortgage Bonds to be outstanding after an issuance.

      The First Mortgage provides that additional First Mortgage Bonds may not be issued on the basis of (2) above if the property that is to be the basis for issuance is subject to a Lien other than the lien of the First Mortgage. Therefore, we will not be permitted to issue Second Mortgage Bonds on the basis of (2) above so long as the lien of the Second Mortgage is in place. Furthermore, we do not have and do not expect to have prior to the maturity of the Second Mortgage Bonds, any obligations that would serve as a basis for issuance under (3) above.

      At the time we issued the Old Bonds, we issued approximately $16.9 million of Pledge Bonds on the basis of (1) above to secure our reimbursement obligations under letters of credit supporting outstanding development authority bonds. After the issuance of the Pledge Bonds, $10.0 million of previously retired First Mortgage Bonds is available as the basis for issuance of additional First Mortgage Bonds. Prior to the maturity of the Second Mortgage Bonds, we also expect to retire an additional $41.0 million of First Mortgage Bonds. The maximum amount of First Mortgage Bonds that can be outstanding at any time prior to the maturity of the Second Mortgage Bonds is $103.4 million. However, we are required to meet renewal fund requirements under the First Mortgage each year which we expect to meet with all available retired First Mortgage Bonds. Retired First Mortgage Bonds used to meet those requirements may not be used as the basis for issuance of additional First Mortgage Bonds. Therefore, we do not intend to issue any additional First Mortgage Bonds prior to the maturity of the Second Mortgage Bonds.

Optional Redemption

      The New Bonds will be redeemable at the option of the Company at any time, in whole or in part, upon not less than 30 nor more than 60 days' notice, in cash at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon through the applicable redemption date plus the Make Whole Premium.

Selection and Notice

      If less than all of the New Bonds are to be redeemed at any time, the Trustee will select New Bonds for redemption on a pro rata basis.

      No New Bonds of $1,000 in principal amount or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of New Bonds to be redeemed at its registered address. Notices of redemption may not be conditional.

      If any New Bond is to be redeemed in part only, the notice of redemption that relates to that New Bond shall state the portion of the principal amount thereof to be redeemed. A new New Bond in principal amount equal to the unredeemed portion of the original New Bond will be issued in the name of the Holder thereof upon cancellation of the original New Bond. New Bonds called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on New Bonds or portions of them called for redemption.

Mandatory Redemption

      The Company is not required to make mandatory redemption or sinking fund payments with respect to the New Bonds.

Changes in Covenants when New Bonds Rated Investment Grade

      If at any time the New Bonds are rated BBB- (or the equivalent) or higher by S&P or Baa 3 (or the equivalent) or higher by Moody's (each a "Rating Event" and such date, the "Rating Event Date"), the covenants specifically listed under the captions:

      "Repurchase at the Option of Holders--Asset Sales other than Mortgaged Property Asset Sales;"

      "Repurchase at the Option of Holders--Mortgaged Property Asset Sales and Events of Loss;"

      "Certain Covenants--Restricted Payments;"

      "--Incurrence of Indebtedness;"

      "--Dividend and Other Payment Restrictions Affecting Regulated Subsidiaries;"

      "--Merger, Consolidation or Sale of Assets;"

      "--Sale and Leaseback Transactions;"

      "--Transactions with Affiliates;" and

      "--Payments for Consents"

in this prospectus (collectively, the "Suspended Covenants") will not be applicable to the New Bonds; provided, however, if at any time after a Rating Event Date the New Bonds shall be rated lower than BBB- by S&P, if rated by S&P, and Baa 3 by Moody's, if rated by Moody's, the Suspended Covenants shall be automatically reinstated (the "Reinstated Covenants") and all events that occurred during any time that such covenants were suspended and that would have violated such covenants had such covenants been in effect shall be deemed not to constitute a Default or an Event of Default, as the case may be, and shall be deemed to have been in compliance with such covenants for all purposes; provided, further that thereafter all events occurring during any period in which the Suspended Covenants have been reinstated shall be required to be in compliance with the Reinstated Covenants.


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

      Notwithstanding the foregoing, if S&P and Moody's cease to rate the New Bonds for reasons outside of the control of the Company, the Company may select a replacement rating agency that is a "nationally recognized statistical rating organization" within the meaning of rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, and the lowest investment grade credit rating from such replacement agency shall be substituted in the preceding paragraph for the determination of a Rating Event.

      There can be no assurance that a Rating Event Date will occur, or, if one occurs, that the New Bonds will continue to maintain an investment grade rating.

Repurchase at the Option of Holders

Change of Control

      If a Change of Control occurs, each Holder of New Bonds will have the right, at such Holder's option, to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder's New Bonds pursuant to a Change of Control Offer on the terms set forth in the Second Mortgage. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of New Bonds repurchased plus accrued and unpaid interest thereon, to the date of purchase. Within thirty days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase New Bonds on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Second Mortgage and described in such notice.

      The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the New Bonds as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Second Mortgage, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Second Mortgage by virtue of such compliance.

      On the Change of Control Payment Date, the Company will, to the extent lawful:

            (1) accept for payment all New Bonds or portions thereof properly tendered pursuant to the Change of Control Offer;

            (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all New Bonds or portions thereof so tendered; and

            (3) deliver or cause to be delivered to the Trustee the New Bonds so accepted together with an Officers' Certificate stating the aggregate principal amount of New Bonds or portions thereof being purchased by the Company.

      The Paying Agent will promptly mail to each Holder of New Bonds so tendered the Change of Control Payment for such New Bonds, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new New Bond equal in principal amount to any unpurchased portion of the New Bonds surrendered, if any; provided that each such new New Bond will be in a principal amount of $1,000 or an integral multiple thereof.

      The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Second Mortgage are applicable. Except as described above with respect to a Change of Control, the Second Mortgage does not contain provisions that permit the Holders of the New Bonds to require that the Company repurchase or redeem the New Bonds in the event of a takeover, recapitalization or similar transaction.


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

      The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Second Mortgage applicable to a Change of Control Offer made by the Company and purchases all New Bonds validly tendered and not withdrawn under such Change of Control Offer.

      The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Company and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of New Bonds to require the Company to repurchase such New Bonds as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its subsidiaries taken as a whole to another Person or group may be uncertain.

      The Change of Control purchase feature of the New Bonds may in specified circumstances make more difficult or discourage a takeover. The Change of Control purchase feature of the New Bonds is not the result of our knowledge of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. Instead, the Change of Control purchase feature of the New Bonds is a term contained in many similar debt offerings and the terms of such feature result from negotiations between us and the Initial Purchasers when the Second Mortgage was established. In addition, our ability to purchase may be limited by financial resources and our inability to raise the required funds because of restrictions on the issuance of securities contained in other covenants applicable to the New Bonds.

Asset Sales other than Mortgaged Property Asset Sales

      The Company will not, and will not permit any of its Regulated Subsidiaries to, consummate an Asset Sale, other than a Mortgaged Property Asset Sale, unless:

            (1) the Company (or the Regulated Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee in the event of any Asset Sale over $5.0 million); provided, that for purposes of an event set forth in clause (ii) of the definition of "Event of Loss," fair market value shall be the fair market value judicially determined by a court of competent jurisdiction, and

            (2) at least 75% of the consideration therefor received by the Company or such Regulated Subsidiary is in the form of cash or cash equivalents (provided that the requirement of this clause (2) shall not apply to Designated Asset Sales with an aggregate fair market value since the Initial Issuance Date of less than $5.0 million). For purposes of this provision, each of the following shall be deemed to be cash:

                  (a) any liabilities (as shown on the Company's or such
            Regulated Subsidiary's most recent balance sheet) of the Company or any Regulated Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the New Bonds) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Company or such Regulated Subsidiary from further liability and

                  (b) any securities, notes or other obligations received by the
            Company or any such Regulated Subsidiary from such transferee that are converted within 180 days by the Company or such Regulated Subsidiary into cash (to the extent of the cash received).

      Within 360 days after the receipt of any Net Proceeds from an Asset Sale, other than a Mortgaged Property Asset Sale, the Company or any Regulated Subsidiary may apply such Net Proceeds to:


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

            (1) the making of a capital expenditure or the acquisition of other property or assets, in each case which is used or useable in the regulated utility business of the Company or its Regulated Subsidiaries on the Initial Issuance Date or businesses reasonably related thereto; or

            (2) the repayment of outstanding Prior Lien Bonds.

      Pending the final application of any such Net Proceeds, the Company or such Regulated Subsidiary may temporarily reduce amounts available under revolving credit facilities or invest such Net Proceeds in any manner that is not prohibited by the Second Mortgage.

      Any Net Proceeds from Asset Sales other than Mortgaged Property Asset Sales that are not applied or invested as provided in the second sentence of this section will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $7.5 million, the Company or the applicable Regulated Subsidiary will be required to make an offer to all Holders of New Bonds (an "Asset Sale Offer") and all holders of additional Second Mortgage Bonds then outstanding to purchase the maximum principal amount of New Bonds and such additional Second Mortgage Bonds that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Second Mortgage. To the extent that the aggregate amount of New Bonds and such additional Second Mortgage Bonds tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company or its Regulated Subsidiaries may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of New Bonds and such additional Second Mortgage Bonds surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the New Bonds and additional Second Mortgage Bonds to be purchased on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. Notwithstanding the foregoing, neither the Company nor any Regulated Subsidiary shall be obligated to make an Asset Sale Offer if such offer would violate an order, rule or regulation of a governmental authority with jurisdiction over the Company or any such Regulated Subsidiary; provided that the Company and such Regulated Subsidiary shall use their reasonable best efforts to vacate or modify such order to permit such Asset Sale Offer.

Mortgaged Property Asset Sales and Events of Loss

      The Company will not engage in a Mortgaged Property Asset Sale unless:

            (1) such Mortgaged Property Asset Sale involves the Mortgaged Property in its entirety, or, if such Mortgaged Property Asset Sale involves less than all of the Mortgaged Property (a "Partial Mortgaged Property Asset Sale"), such Partial Mortgaged Property Asset Sale involves a single Mortgaged Property Asset Sale with a fair market value at the time of consummation of such Mortgaged Property Asset Sale not exceeding $10.0 million and is not part of a series of Mortgaged Property Asset Sales in any twelve month period with an aggregate value (measured as of the time of consummation of such sales) exceeding $10.0 million; provided, however, that any Mortgaged Property Asset Sale in contemplation of or as part of the restructuring of the Company in which the Company divests generation assets and/or power purchase agreements shall not be subject to the $10.0 million limitation in this clause (1);

            (2) the Company receives consideration in respect of and concurrently with such Mortgaged Property Asset Sale at least equal to the fair market value of such Mortgaged Property;

            (3) with respect to each such Mortgaged Property Asset Sale, the Company delivers an Officers' Certificate to the Trustee dated no more than 15 days prior to the date of consummation of the relevant Mortgaged Property Asset Sale, certifying that

                  (a) such sale complies with clauses (1) and (2) above and

                  (b) if the fair market value of the Mortgaged Property being sold exceeds $5.0 million, such fair market value was based on the opinion of an Independent Appraiser prepared contemporaneously with


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

            such Mortgaged Property Asset Sale and which opinion, in such case, will be attached to the Officers' Certificate, as evidenced by copies of a resolution of the Board of Directors of the Company adopted in respect of and substantially concurrently with such Mortgaged Property Asset Sale;

            (4) 100% of such consideration is in cash or Cash Equivalents; and

            (5) the Net Proceeds therefrom shall be paid to the trustee under the First Mortgage to be held in accordance with the terms of the First Mortgage if any First Mortgage Bonds are then outstanding and, upon release of such Net Proceeds by such trustee, such Net Proceeds shall be paid directly to the Trustee pursuant to the Second Mortgage, to be held by the Trustee as additional Mortgaged Property. To the extent that such Net Proceeds are applied to the purchase of Bondable Property, such Bondable Property shall become subject to the Lien of the Second Mortgage and shall become additional Mortgaged Property.

      The Company, within 360 days from the date of consummation of such Mortgaged Property Asset Sale, may apply all of the Net Proceeds of a Mortgaged Property Asset Sale:

            (1) to purchase or otherwise invest in Bondable Property which shall become additional Mortgaged Property under the Second Mortgage; or

            (2) to repay outstanding Prior Lien Bonds.

      Any such Net Proceeds of a Mortgaged Property Asset Sale not so applied shall constitute "Excess Proceeds" and shall be applied, to the extent the Net Proceeds can be released from the First Mortgage and Second Mortgage, to make an Asset Sale Offer, in accordance with the terms of the second paragraph of the covenant entitled "Asset Sales other than Mortgaged Property Asset Sales." The Company shall use its reasonable best efforts to obtain the release of such Net Proceeds from the provisions of the First Mortgage and the Second Mortgage.

      If the Company suffers an Event of Loss with respect to Mortgaged
Property:

            (1) the Net Proceeds therefrom shall be paid to the trustee under the First Mortgage to be held in accordance with the terms of the First Mortgage if any First Mortgage Bonds are then outstanding and, upon release of such Net Proceeds by such trustee, such Net Proceeds shall be paid directly to the Trustee pursuant to the Second Mortgage, to be held by the Trustee as additional Mortgaged Property; and

            (2) the Company shall take such actions, at its sole expense, as may be required to ensure that the Trustee, pursuant to Second Mortgage, has from the date of such deposit a Lien (ranking prior to all other Liens on the property other than the Lien of the First Mortgage) on such Net Proceeds pursuant to the terms of the Second Mortgage.

      As any portion or all of the Net Proceeds from any such Event of Loss are received by the Trustee, the Company may apply all of such amount or amounts, as received, together with all interest earned thereon, individually or in combination:

            (1) to purchase or otherwise invest in Bondable Property which shall become additional Mortgaged Property under the Second Mortgage;

            (2) to restore the relevant Mortgaged Property; or

            (3) to repay outstanding Indebtedness with Liens on the Mortgaged Property that rank prior in payment to the New Bonds.

      In the event that the Company elects to restore the relevant Mortgaged Property pursuant to the foregoing clause (2), within six months of receipt of such Net Proceeds from an Event of Loss, the Company shall:

            (1) give the Trustee irrevocable written notice of such election;
      and

            (2) enter into a binding commitment to restore such Mortgaged Property, a copy of which shall be supplied to the Trustee, and shall have 12 months or as soon as is reasonably practicable from the date of such binding commitment to complete such restoration, which shall be carried out with due diligence. Any such Net Proceeds of an Event of Loss not so applied shall constitute "Excess Proceeds" and shall be applied to make an Asset Sale Offer in accordance with the terms of the second paragraph of this covenant.

      In the event that the Company decides pursuant to the foregoing provisions to apply any portion of the Net Proceeds from a Mortgaged Property Asset Sale or an Event of Loss to purchase or otherwise invest in Bondable Property:

            (1) the Company shall deliver an officers' Certificate to the Trustee dated no more than 30 days prior to the date of consummation of the relevant investment in Bondable Property, certifying that the purchase price for the amount of the investment in Bondable Property does not exceed the fair market value of such Bondable Property, and, if the fair market value of such Bondable Property exceeds $1.0 million, certifying that the fair market value of such Bondable Property was determined in good faith by the Board of Directors of the Company and, in the event the fair market value of such Bondable Property exceeds $5.0 million, was based on the opinion of an Independent Appraiser attached to the Officer's Certificate, as evidenced by copies of a resolution of the Board of Directors of the Company adopted in respect of and substantially concurrently with the investment in such Bondable Property;

            (2) the Trustee will release such certified purchase price to the Company, free of the Lien of the Second Mortgage; and

            (3) the Company shall take such actions, at its sole expense, as shall be required to permit the Trustee, pursuant to the Second Mortgage, to release such Net Proceeds, together with any interest thereon, from the lien of the Second Mortgage and to ensure that the Trustee has, from the date of such purchase or investment, a Lien ranking prior to all Liens (other than the Lien securing any outstanding First Mortgage Bonds and Permissable Encumbrances) on such Bondable Property under the Second Mortgage.

Certain Covenants

Restricted Payments

      The Company will not, and will not permit any of its Regulated Subsidiaries to, directly or indirectly:

            (1) declare or pay any dividend or make any cash dividend or other distribution on account of the Company's or any of its Regulated Subsidiaries' Equity Interests, including, without limitation, any payment in connection with any merger or consolidation involving the Company, other than (a) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and (b) any portion of a dividend or distribution by a Regulated Subsidiary of the Company that is payable to the Company or to any Regulated Subsidiary of the Company);

            (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation in connection with any merger or consolidation involving the Company) from any Person other than the Company or a Regulated Subsidiary any Equity Interests of the Company, any of its Subsidiaries or any direct or indirect parent of the Company (other than the conversion or exchange of Equity Interests of the Company for other Equity Interests of the Company);

            (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness other than the First Mortgage Bonds or the Second Mortgage Bonds or Indebtedness payable to the Company, except at Stated Maturity; or

            (4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted
      Payments:

            (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

            (2) except in the case of a Restricted Investment, the Company would, at the time of such Restricted Payment, and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have a Fixed Charge Coverage Ratio of not less than 2.5 to 1 (calculated as described below under the caption "--Incurrence of Indebtedness"); and

            (3) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Regulated Subsidiaries after the Initial Issuance Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (8) or (9) of the next succeeding paragraph), is less than the sum of

                  (a) 20% of the Consolidated Cash Flow of the Company for the
            period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Initial Issuance Date through the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Cash Flow for such period is a deficit, less 100% of such deficit), plus

                  (b) 100% of the aggregate net cash proceeds received by the
            Company after the Initial Issuance Date as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Company or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), plus

                  (c) to the extent that any Restricted Investment that was made after the Initial Issuance Date is sold for cash or Cash Equivalents or was otherwise liquidated or repaid for cash or Cash Equivalents, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and
            (ii) the initial amount of such Restricted Investment, plus

                  (d) $15,000,000.

      Notwithstanding the foregoing:

      (A) nothing in this covenant shall prohibit or restrict any distribution of any Equity Interests (other than Disqualified Stock) of the Company or of any of its Unregulated Subsidiaries as part of a Holding Company Transaction; and

      (B) following a Holding Company Transaction, neither the Company nor any Regulated Subsidiary shall make a Restricted Payment other than a Restricted Investment unless:

            (1) such Restricted Payment is used to pay expenses incurred by the Holding Company or a wholly-owned subsidiary of the Holding Company in the ordinary course of business if, and only to the extent that, such expenses represent a cost of the Company or a Regulated Subsidiary incurred in the ordinary course of business; or

            (2) the proceeds of such Restricted Payment are utilized by the Holding Company solely to fund a pro rata distribution to the public shareholders of the Holding Company; and

      (C) The Company and its Regulated Subsidiaries shall not make any Restricted Investments other than Restricted Investments in an aggregate amount
(a) equal to (i) for the period from the Initial Issuance Date through December 31, 1999, $1.0 million and (ii) thereafter, $2.0 million in any fiscal year and
(b) not to exceed $10.0 million since the Initial Issuance Date, provided, that, if in any fiscal year the aggregate amount of any such Restricted Investments is less than the amount permitted in any fiscal year, the Company and its Regulated

Subsidiaries will be entitled, in any succeeding fiscal year, to make Restricted Investments in an amount equal to (a) $2.0 million plus (b) the aggregate amount of Restricted Investments that were permitted but not made in any earlier fiscal year (or portion thereof) after the Initial Issuance Date.

      The Company shall be permitted to make distributions to the Holding Company in an amount not to exceed, in any period, the amount of Restricted Investments permitted by clause (C) above, provided that such distributions shall reduce, dollar for dollar, the amount of Restricted Investments permitted to be made by the Company by clause (C) above.

      The preceding provisions will not prohibit:

            (1) so long as no Default shall have occurred and be continuing or would be caused thereby, the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Second Mortgage;

            (2) the redemption, repurchase, retirement, defeasance or other acquisition of any Indebtedness other than the First Mortgage Bonds or the Second Mortgage Bonds of the Company or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to the Regulated Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock), provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3) (b) above;

            (3) the defeasance, redemption, repurchase or other acquisition of Indebtedness other than First Mortgage Bonds or Second Mortgage Bonds of the Company with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

            (4) the payment of any dividend by a Regulated Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis;

            (5) the repurchase, redemption, cancellation or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company held by any member of the Company's (or any of its Subsidiaries') management, employees or directors pursuant to (i) any management, employee or director equity subscription agreement or stock option agreement or (ii) upon the death, disability or termination of employment of such members of management employees or directors; provided that the aggregate price paid for all such purchased, redeemed, acquired or retired Equity Interests shall not exceed $1,000,000 in any twelve-month period;

            (6) so long as no Default shall have occurred and be continuing or would be caused thereby, the payment of dividends, and the satisfaction of mandatory redemption obligations, in respect of any Preferred Stock outstanding on the Initial Issuance Date in accordance with the terms thereof in effect on such date;

            (7) the repayment of (a) revolving credit borrowings used to finance working capital needs or (b) other revolving credit facilities utilized to finance accounts receivable;

            (8) the utilization, in accordance with the terms of the Company's Dividend Reinvestment Plan or employee benefit plans, of any proceeds from dividends paid by the Company in respect of its Capital Stock permitted by this covenant to be made to purchase additional shares of the Company's Capital Stock for the benefit of the participants in such plan; and

            (9) payments to any direct or indirect parent corporation of the Company in respect of (A) federal income taxes for the tax periods for which a federal consolidated return is filed by such direct or indirect parent corporation of the Company for a consolidated group of which such direct or indirect parent corporation of the Company is the parent and the Company and its Subsidiaries are members, in an amount not to exceed the hypothetical federal income taxes that the Company would have paid if the Company and its Regulated Subsidiaries filed a separate consolidated return with the Company as the parent, taking into account carryovers and carrybacks of tax attributes (including net operating losses) that would have been allowed if such separate consolidated return had been filed, (B) state income tax for the tax periods for which a state combined, consolidated or unitary return is filed by such direct or indirect parent corporation of the Company for a combined, consolidated or unitary group of which such direct or indirect parent corporation of the Company is the parent and the Company and its Subsidiaries are members, in an amount not to exceed the hypothetical state income taxes that the Company would have paid if the Company and its Regulated Subsidiaries had filed a separate combined, consolidated or unitary return taking into account carryovers and carrybacks of tax attributes (including net operating losses) that would have been allowed if such separate combined return had been filed and (C) capital stock, net worth, or other similar taxes (but for the avoidance of doubt, excluding any taxes based on net or gross income) payable by such direct or indirect parent corporation of the Company based on or attributable to its investment in or ownership of the Company and its Regulated Subsidiaries; provided, however, that in no event shall any such tax payment pursuant to this clause (9) exceed the amount of federal (or state, as the case may be) income tax that is, at the time the Company makes such tax payments, actually due and payable by such direct or indirect parent corporation of the Company to the relevant taxing authorities or to become due and payable within 30 days of such payment of the Company; provided, further, that for purposes of this clause (9), payments made by any Regulated Subsidiary to a Regulated Subsidiary or the Company which are in turn distributed by such Regulated Subsidiary or the Company to any direct or indirect parent corporation of the Company shall be disregarded.

      The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Regulated Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an Independent Appraiser if the fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the Supplemental Indenture.

Incurrence Of Indebtedness

      The Company will not, and will not permit any of its Regulated Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur"), any Indebtedness (including Acquired
Debt) or issue any Disqualified Stock and the Company will not permit any of its Regulated Subsidiaries to issue any preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) and issue Disqualified Stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred or Disqualified Stock or preferred stock is issued would have been at least 2.50 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such Indebtedness had been incurred or such Disqualified Stock or preferred stock had been issued at the beginning of such four-quarter period.

      The foregoing provisions will not apply to the incurrence of any of the following Indebtedness (collectively, "Permitted Debt"):

            (1) the existence of the Existing Indebtedness;

            (2) the incurrence by the Company of Indebtedness represented by the Old Bonds to be issued on the Initial Issuance Date and the New Bonds to be issued pursuant to this prospectus;

            (3) the incurrence by the Company or any of its Regulated Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property,


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

      plant or equipment used in the business of the Company or such Regulated Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (3), not to exceed $5.0 million at any time outstanding;

            (4) the incurrence by the Company or any of its Regulated Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Second Mortgage to be incurred under the first paragraph of this covenant or clauses (1), (2), (3) or (9) of this paragraph;

            (5) the incurrence by the Company or any of its Regulated Subsidiaries of intercompany Indebtedness between or among the Company and/or any of its Regulated Subsidiaries; provided, however, that:

                  (a) if the Company is the obligor on such Indebtedness, such
            Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the New Bonds, and

                  (b) (i) any subsequent issuance or transfer of Equity
            Interests that results in any Person other than the Company or a Regulated Subsidiary being the obligee on such Indebtedness and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Regulated Subsidiary and that results in such Person being the obligee on such Indebtedness, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Regulated Subsidiary, as the case may be, that was not permitted by this clause (5);

            (6) the incurrence by the Company or any of its Regulated Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging: (a) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Second Mortgage to be outstanding; or (b) the cost of commodities purchased or received by the Company or any of its Regulated Subsidiaries in the ordinary course of business provided that, in the case of clause (b), the Net Termination Value of such Hedging Obligations shall not at any time exceed $3.0 million;

            (7) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued;

            (8) Indebtedness of the Company or any Regulated Subsidiary represented by performance bonds and letters of credit for the account of the Company or such Regulated Subsidiary, as the case may be, in order to provide security for workers' compensation claims and payment obligations in connection with self-insurance, in each case, that are incurred in the ordinary course of business in accordance with customary industry practice in amounts, and for the purposes, customary in the Company's industry;

            (9) the incurrence by the Company of unsecured Indebtedness after the Initial Issuance Date the proceeds of which are utilized to finance Power Contract Buyouts and related restructuring and transaction and financing costs;

            (10) the incurrence by a special purpose entity of Indebtedness in a Securitization Transaction that is without recourse to the Company or to any other Regulated Subsidiary of the Company or their assets (other than such special purpose entity and its assets and, as to the Company or any Regulated Subsidiary of the Company, other than pursuant to representations, warranties, covenants and indemnities customary for such transactions) and is not guaranteed by any such Person;

            (11) the incurrence by the Company or any of its Regulated Subsidiaries of Indebtedness under the Accounts Receivables Facility or any other similar accounts receivables facilities, including any refinancings or replacements thereof in an aggregate principal amount of Indebtedness not to exceed $15.0 million at any one time outstanding;


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

            (12) the incurrence of Indebtedness by Connecticut Valley in an amount not to exceed $5.0 million at any time outstanding provided, however, that all net proceeds shall be applied to the repayment of the note in the original principal amount of $3.8 million issued by Connecticut Valley and owed to and held by the Company, until all amounts on such note are paid in full; or

            (13) the incurrence by the Company or any of its Regulated Subsidiaries of additional Indebtedness after the Initial Issuance Date in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $15.0 million.

      For purposes of determining compliance with this "Incurrence of Indebtedness" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant.

Liens

      The Company will not, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any Mortgaged Property, other than the following Liens:

            (a) Permissable Encumbrances;

            (b) Liens which rank prior in right of payment to the Lien on the Mortgaged Property securing the New Bonds, provided such Liens do not secure an amount of Indebtedness in excess of:

                  (1) $103.4 million, minus;

                  (2) the aggregate principal amount of Second Mortgage Bonds issued pursuant to and in accordance with clause (c)(2) below on the basis of the retirement, purchase or acquisition of Prior Lien Bonds;

            (c) Liens which rank equal in right of payment with the Lien on the Mortgaged Property securing the New Bonds, provided such Liens do not secure an amount of Indebtedness in excess of the sum of:

                  (1) the lesser of the Cost or fair market value of Unbonded
            Bondable Property, after deducting the principal amount of all Prior Lien Bonds, including First Mortgage Bonds, which are (a) outstanding and secured by a Prior Lien on Bondable Property owned by the Company at the date of the Second Mortgage, (b) outstanding and secured by a Prior Lien on Bondable Property at the date of its acquisition by the Company after such date and (c) issued after the date of the Second Mortgage; and

                  (2) the principal amount of Old Bonds, New Bonds and Prior
            Liens Bonds, including First Mortgage Bonds, which the Company has retired, purchased or acquired since the date of the Second Mortgage or the Company is retiring, purchasing or acquiring, and which have not already been Bonded; and

                  (3) the amount of cash deposited with the Trustee for such purpose;

            (d) Liens on Mortgaged Property that rank junior in right of payment to the Lien of the Second Mortgage.

      The Company will not, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness on any asset now owned or hereafter acquired by the Company that does not constitute Mortgaged Property, other than the following Liens:

            (a) Liens on Equity Interests in Unregulated Subsidiaries;

            (b) Liens on Equity Interests or assets of Connecticut Valley securing Indebtedness in an aggregate principal amount not to exceed $5.0 million;


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

            (c) Liens on any property acquired, constructed or improved by the Company after the date the Old Bonds were issued, and which are created or assumed contemporaneously with such acquisition, construction or improvement, or within 180 days after the completion thereof, to secure or provide for the payment of all or any part of the cost of such acquisition, construction or improvement (including related expenditures capitalized for federal income tax purposes in connection therewith);

            (d) Liens on any property existing at the time of acquisition thereof, whether by merger, consolidation, purchase, lease or otherwise (including Liens on property of a person existing at the time such person becomes a Regulated Subsidiary); provided that such Liens were not incurred in contemplation of the acquisition of such property and do not extend to any assets other than those of the Person merged into or consolidated with the Company or any Regulated Subsidiary or which becomes a Regulated Subsidiary of the Company in connection with such transaction;

            (e) Liens in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof or political entity affiliated therewith to secure partial, progress, advance or other payments, or other obligations, pursuant to any contract or statute or to secure any Indebtedness Incurred for the purpose of financing all or any part of the cost of acquiring, constructing or improving the property subject to such Liens (including Liens incurred in connection with pollution control, industrial revenue or similar financings);

            (f) Liens on property created, assumed or otherwise brought into existence in contemplation of the sale or other disposition of the underlying property, whether directly or indirectly, by way of share disposition or otherwise, provided, that 180 days from the creation of such Liens the Company must have disposed of such property and any Indebtedness secured by such Liens shall be without recourse to the Company;

            (g) Liens imposed by law, such as mechanics', workmen's, repairmen's, materialmen's, carriers', warehousemen's, vendors or other similar liens arising in the ordinary course of business, or governmental (federal, state or municipal) liens arising out of contracts for the sale of products or services by the Company, or deposits or pledges to obtain the release of any of the foregoing;

            (h) Liens arising out of pledges or deposits under workmen's compensation laws or similar legislation and Liens of judgments thereunder which are not currently dischargeable, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of money) or leases to which the Company is a party, or deposits to secure the Company's public or statutory obligations, or deposits in connection with obtaining or maintaining self insurance or to obtain the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old age pensions, social security or similar matters, or deposits of cash or obligations of the United States of America to secure security, appeal or customs bonds to which the Company or any Regulated Subsidiary is a party, or deposits in litigation or other proceedings such as, but not limited to, interpleader proceedings;

            (i) Liens created by or resulting from any litigation or other proceeding which is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against the Company with respect to which the Company is in good faith prosecuting an appeal or proceeding for review, or Liens incurred by the Company for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which the Company is a party;

            (j) Liens for taxes or assessments or governmental charges or levies not yet due or delinquent or which are being contested in good faith by appropriate proceedings;

            (k) Liens consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property, and defects and irregularities in the title thereto, landlords' liens and other similar liens and encumbrances none of which interferes materially with the use of the property covered thereby in the ordinary course of the Company's business and which do not materially detract from the value of such properties;


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

            (l) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Lien referred to in the foregoing clauses; provided, that (i) such extension, renewal or replacement Lien shall be limited to all or a part of the same property or Indebtedness that secured the Lien extended, renewed or replaced and (ii) the amount of Indebtedness secured by such Lien at such time is not increased;

            (m) Liens on accounts receivable of the Company or any Regulated Subsidiary securing Indebtedness incurred pursuant to clause (11) of the covenant entitled under "Incurrence of Indebtedness"; and

            (n) Liens on assets of a special purpose entity incurred in connection with a Securitization Transaction.

Dividend and Other Payment Restrictions Affecting Regulated Subsidiaries

      The Company will not, and will not permit any of its Regulated Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Regulated Subsidiary to:

            (a) pay dividends or make any other distributions to the Company or any of its Regulated Subsidiaries

                  (i) on its Capital Stock; or

                  (ii) with respect to any other interest or participation in, or measured by, its profits;

            (b) pay any Indebtedness owed to the Company or any of its Regulated Subsidiaries;

            (c) make loans or advances to the Company or any of its Regulated Subsidiaries; or

            (d) transfer any of its properties or assets to the Company or any of its Regulated Subsidiaries.

      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

            (1) Existing Indebtedness as in effect on the Initial Issuance Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, as in effect on the Initial Issuance Date;

            (2) applicable law or regulation;

            (3) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Regulated Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

            (4) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practice;

            (5) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (d) in the prior paragraph to the extent applicable to the property so acquired;

            (6) any contract for the sale of 100% of the Capital Stock of a Regulated Subsidiary;

            (7) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced;

            (8) Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien;

            (9) Indebtedness or other contractual requirements of a special purpose entity in connection with a Securitization Transaction, provided that such restrictions apply only to such special purpose entity;

            (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

            (11) restrictions contained in the Indebtedness described in clause
      (12) of the definition of Permitted Debt in the covenant entitled "--Incurrence of Indebtedness";

            (12) Indebtedness of a Regulated Subsidiary owed to and held by the Company; and

            (13) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

      The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Regulated Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

            (1) the corporation formed by such consolidation or surviving in such merger or the Person that acquires by sale, assignment, transfer, conveyance or other disposition, or that leases, such assets (in each such case, the "Successor Entity"), is a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia and expressly assumes the Company's obligations under the Second Mortgage and the New Bonds;

            (2) immediately before and after such transaction no Default or Event of Default exists; and

            (3) the Successor Entity (or the Company, in the case of a consolidation or merger in which the Company is the surviving entity)

                  (a) has Consolidated Net Worth immediately after the
            transaction (but prior to any revaluation or recalculation of Consolidated Net Worth as of the date of the transaction relating to a carry-over basis (if any) of the assets acquired in the transaction (as determined in accordance with GAAP)) equal to or greater than the Consolidated Net Worth of the Company immediately prior to the transaction and

                  (b) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, have a Fixed Charge Coverage Ratio of not less than 2.50 to 1 (calculated as described above under the caption "--Incurrence of Indebtedness),"

            provided, that the foregoing clause (3) shall not prevent a Holding Company Transaction.

      In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties of assets, in one or more related transaction, to any other Person.

Designation of Regulated and Unregulated Subsidiaries

      The Board of Directors may designate any Regulated Subsidiary to be an Unregulated Subsidiary if that designation would not cause a Default; provided that in no event shall the regulated utility business currently operated by the Company be transferred to or held by an Unregulated Subsidiary. If a Regulated Subsidiary is designated as an Unregulated Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Regulated Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will either reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "--Restricted Payments" or reduce the amount available for future Investments under one or more clauses of the definition of Permitted Investments, as the Company shall determine. That designation will only be permitted if such Investment would be permitted at that time and if such Regulated Subsidiary otherwise meets the definition of an Unregulated Subsidiary. The Board of Directors may redesignate any Unregulated Subsidiary to be a Regulated Subsidiary if the redesignation would not cause a Default.

Sale and Leaseback Transactions

      The Company will not, and will not permit any of its Regulated Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Regulated Subsidiary may enter into a Sale and Leaseback Transaction if:

            (1) the Company or that Regulated Subsidiary, as applicable, could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction under the covenant described above under the caption "--Incurrence of Indebtedness;"

            (2) the gross cash proceeds of that Sale and Leaseback Transaction are at last equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee, of the property that is the subject of that sale and leaseback transaction; and

            (3) the transfer of assets in that Sale and Leaseback Transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption "Repurchase at the Option of Holders--Asset Sales other than Mortgaged Property Asset Sales," and "Repurchase at the Option of Holders--Mortgaged Property Asset Sales and Events of Loss."

      The foregoing shall not prevent transactions between or among the Company and/or its Regulated Subsidiaries or Securitization Transactions.

Transactions with Affiliates

      The Company will not, and will not permit any of its Regulated Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

            (1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Regulated Subsidiary than those that would have been obtained in a comparable transaction by the Company or Regulated Subsidiary with an unrelated Person; and

            (2) the Company delivers to the Trustee

                  (a) with respect to any Affiliate Transaction involving
            aggregate consideration in excess of $2.5 million a resolution of the Board of Directors set forth in an officer's certificate certifying that such

            Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

                  (b) with respect to any Affiliate Transaction involving
            aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Company or such Regulated Subsidiary of such Affiliate Transaction from a financial point of view issued by an Independent Appraiser.

      The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

            (1) any employment agreement entered into by the Company or any of its Regulated Subsidiaries in the ordinary course of business and consistent with past practices of the Company or such Regulated Subsidiary;

            (2) commercial transactions in the ordinary course of business for the provision of goods and services by the Company to any of its Subsidiaries or Affiliates (or, following a Holding Company Transaction, any Subsidiary or Affiliate of the Holding Company); provided that the consideration received by the Company is not less than the lower of cost to the Company of providing such goods and services or the fair market value of such goods and services;

            (3) transactions between or among the Company and/or its Regulated Subsidiaries; and

            (4) Restricted Payments permitted by the provisions of the Second Mortgage described above under the caption "--Restricted Payments."

Payments For Consent

      Neither the Company nor any of it its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of the New Bonds for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Second Mortgage or such New Bonds unless such consideration is offered to be paid or agreed to be paid to all holders of the New Bonds that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

      The Company shall file with the Trustee, within 15 days of filing them with the Commission, copies of the current, quarterly and annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that the Company is required to file with the Commission pursuant to Section 13 and 15(d) of the Exchange Act. If the Company is not subject to the requirements of
Section 13 or 15(d) of the Exchange Act, the Company shall nevertheless file with the Commission and the Trustee, on the date upon which it would have been required to file with the Commission, current, quarterly and annual financial statements, including any notes thereto (and with respect to annual reports, an auditor's report by a firm of established national reputation, upon which the Trustee may conclusively rely), and a "Management's Discussion and Analysis of Financial Condition and Results of Operation," both comparable to that which the Company would have been required to include in such current, quarterly and annual reports, information, documents or other reports on Forms 8-K, 10-Q and 10-K if the Company were subject to the requirements of Section 13 or 15(d) of the Exchange Act, provided that the Company shall not be required to register under the Exchange Act by virtue of this provision, if not otherwise required to do so.

Events of Default and Remedies

      Each of the following is an Event of Default:

            (1) default for 30 days in the payment when due of interest on the New Bonds;

            (2) default in payment when due of the principal of, or premium, if any, on the New Bonds;

            (3) at any time such covenants are applicable, failure by the Company or any of its Regulated Subsidiaries for 30 days after notice to comply with the covenants described under the captions "Repurchase at the Option of Holders--Mortgaged Property Asset Sales and Events of Loss," or "--Certain Covenants--Merger, Consolidation or Sale of Assets;"

            (4) failure by the Company or any of its Regulated Subsidiaries for 60 days after notice to comply with any of the other agreements in the Second Mortgage;

            (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Regulated Subsidiaries (or the payment of which is guaranteed by the Company or any of its Regulated Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Second Mortgage (other than Indebtedness of a Regulated Subsidiary owed to and held by the Company), if that default:

                  (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

                  (b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

            (6) failure by the Company or any of its Regulated Subsidiaries to pay final non-appealable judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days, provided, that this clause (6) will not apply to any judgment in favor of the Company against a Regulated Subsidiary; and

            (7) events of bankruptcy or insolvency with respect to the Company or any of its Regulated Subsidiaries.

      In the case of an Event of Default arising from events of bankruptcy or insolvency, with respect to the Company, any Regulated Subsidiary that is a Significant Subsidiary or any group of Regulated Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding New Bonds will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding New Bonds may declare all the New Bonds to be due and payable immediately.

      However, solely for purposes of determining whether an Event of Default arises under (5), (6) or (7) above, the term "Regulated Subsidiary" shall not include Connecticut Valley at any time that the Investment by the Company in Connecticut Valley (including amounts invested prior to the Initial Issuance
Date) does not exceed $12.0 million.

      Holders of the New Bonds may not enforce the Second Mortgage or the New Bonds except as provided in the Second Mortgage. Subject to specified limitations, holders of a majority in principal amount of the then outstanding Second Mortgage Bonds may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the New Bonds notice of specified continuing Defaults or Events of Default (except a Default or Event of Default relating to the payment of principal, interest, payments of any sinking or analogous fund) if it determines that withholding notice is in their interest.


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

      The Holders of a majority in aggregate principal amount of the Second Mortgage Bonds then outstanding by notice to the Trustee may on behalf of the Holders of all of the Second Mortgage Bonds waive any existing Default or Event of Default and its consequences under the Second Mortgage except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Second Mortgage Bonds.

      In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of any premium that the Company would have been required to pay if the Company then had elected to redeem the New Bonds pursuant to the optional redemption provisions of the Supplemental Indenture, an equivalent premium shall become and be immediately due and payable to the extent permitted by law upon the acceleration of the New Bonds.

      The Company is required to deliver to the Trustee annually a statement regarding compliance with the Second Mortgage. At any time the Suspended Covenants are in effect, upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the New Bonds, the Second Mortgage or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of New Bonds by accepting a New Bond waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Bonds. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

      The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding New Bonds ("Legal Defeasance") except for:

            (1) the rights of Holders of outstanding New Bonds to receive payments in respect of the principal of, or interest or premium on such New Bonds when such payments are due from the trust referred to below;

            (2) the Company's obligations with respect to the New Bonds concerning issuing temporary New Bonds, registration New Bonds, mutilated, destroyed, lost or stolen New Bonds and the maintenance of an office or agency for payment and money for security payments held in trust;

            (3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith; and

            (4) the Legal Defeasance provisions of the Second Mortgage.

      In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to covenants that are described in the Second Mortgage ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the New Bonds. In the event Covenant Defeasance occurs, events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the New Bonds.

      In order to exercise either Legal Defeasance or Covenant Defeasance:

            (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the New Bonds, cash in U.S. dollars, non-callable Governmental Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium on the outstanding New Bonds on the stated maturity or on the


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

      applicable redemption date, as the case may be, and the Company must specify whether the New Bonds are being defeased to maturity or to a particular redemption date;

            (2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Second Mortgage, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding New Bonds will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

            (3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding New Bonds will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

            (4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

            (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Second Mortgage) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

            (6) the Company must have delivered to the Trustee an Opinion of Counsel to the effect that, assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and assuming that no Holder is an "insider" of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

            (7) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of New Bonds over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

            (8) the Company must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

The Supplemental Indenture

      Except as provided in the next two succeeding paragraphs, the Supplemental Indenture or the New Bonds may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the New Bonds then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, New Bonds), and any existing default or compliance with any provision of the Supplemental Indenture or the New Bonds may be waived with the consent of the Holders of a majority in principal amount of the then outstanding New Bonds (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, New Bonds).


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

      Without the consent of each Holder affected, an amendment or waiver of the Supplemental Indenture or the New Bonds may not (with respect to any New Bonds held by a non-consenting Holder):

            (1) reduce the principal amount of New Bonds whose Holders must consent to an amendment, supplement or waiver;

            (2) reduce the principal of or change the fixed maturity of any New Bond or alter the provisions with respect to the redemption of the New Bonds (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders");

            (3) reduce the rate of or change the time for payment of interest on any New Bond;

            (4) waive a Default or Event of Default in the payment of principal of, or interest, or premium, if any, on the New Bonds (except a rescission of acceleration of the New Bonds by the Holders of at least a majority in aggregate principal amount of the New Bonds and a waiver of the payment default that resulted from such acceleration);

            (5) make any New Bond payable in money other than that stated in the New Bonds;

            (6) make any change in the provisions of the Supplemental Indenture relating to waivers of past Defaults or the rights of Holders of New Bonds to receive payments of principal of, or interest, or premium, if any, on the New Bonds;

            (7) waive a redemption payment with respect to any New Bond (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders"); or

            (8) make any change in the preceding amendment and waiver provisions.

      Notwithstanding the preceding, without the consent of any Holder of New Bonds, the Company and the Trustee may amend or supplement the Supplemental Indenture or the New Bonds:

            (1) to cure any ambiguity, defect or inconsistency;

            (2) to provide for uncertificated New Bonds in addition to or in place of certificated New Bonds;

            (3) to provide for the assumption of the Company's obligations to Holders of New Bonds in the case of a merger or consolidation or sale of all or substantially all of the Company's assets;

            (4) to make any change that would provide any additional rights or benefits to the Holders of New Bonds or that does not adversely affect the legal rights under the Second Mortgage of any such Holder; or

            (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Second Mortgage under the Trust Indenture Act.

The Second Mortgage Indenture

      In addition to the amendment, supplement and waiver provisions contained within the Supplemental Indenture, the Second Mortgage Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of at least a majority in aggregate principal amount of the Second Mortgage Bonds then outstanding, to modify the Second Mortgage Indenture; provided that no such modification may, without the consent of each holder of outstanding Second Mortgage Bonds affected thereby, extend the fixed maturity of any Second Mortgage Bonds, or reduce the principal amount thereof, or reduce the rate or extend the time of interest thereon, or reduce any Make Whole Premium payable upon the redemption thereof.


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

      The Second Mortgage Indenture also permits specified amendments, supplements and waivers without the consent of the holders of the Second Mortgage Bonds, including one or more supplemental indentures for the creation of any new series of Second Mortgage Bonds.

Satisfaction of New Bonds

      The Second Mortgage will cease to be of further effect as to the New Bonds when:

            (1) either:

                  (a) all New Bonds that have been authenticated (except lost, stolen or destroyed New Bonds that have been replaced or paid and New Bonds for the payment of which money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

                  (b) all New Bonds that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Governmental Obligations, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the New Bonds not delivered to the Trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

            (2) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company is a party or by which the Company is bound;

            (3) the Company has paid or caused to be paid all sums payable by it in respect of the New Bonds; and

            (4) the Company has delivered irrevocable instructions to the Trustee under the Second Mortgage to apply the deposited money toward the payment of the New Bonds at maturity or the redemption date, as the case may be.

      In addition, the Company must deliver an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction have been satisfied.

Concerning the Trustee

      If the Trustee becomes a creditor of the Company, the Second Mortgage limits its right to obtain payment of claims in some cases, or to realize on property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

      The holders of a majority in principal amount of the then outstanding Second Mortgage Bonds will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to exceptions. The Second Mortgage provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of its own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Second Mortgage at the request of any holder of Second Mortgage Bonds, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.


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

Additional Information

      Anyone who receives this prospectus may obtain a copy of the Second Mortgage, the Supplemental Indenture and Registration Rights Agreement without charge by writing to Central Vermont Public Service Corporation 77, Grove Street, Rutland, Vermont, Attention: Chief Financial Officer.

Book-Entry, Delivery and Form

      Except as described in the next paragraph, the New Bonds will initially be issued in the form of one or more Global Bonds (the "Global Bonds"). The Global Bonds will be deposited on the date of the closing of this exchange offering with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the "Global Bond Holder").

      New Bonds that are issued as described below under "--Certificated Bonds" will be issued in the form of registered definitive certificates (the "Certificated Bonds"). Upon the transfer of Certificated Bonds, Certificated Bonds may, unless all Global Bonds have previously been exchanged for Certificated Bonds, be exchanged for an interest in the Global Bond representing the principal amount of New Bonds being transferred, subject to the transfer restrictions set forth in the Second Mortgage.

      DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

      DTC has also advised the Company that, pursuant to procedures established by it:

            (1) upon deposit of the Global Bonds, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Bonds; and

            (2) ownership of these interests in the Global Bonds will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Bonds).

      So long as the Global Bond Holder is the registered owner of any New Bonds, the Global Bond Holder will be considered the sole Holder under the Second Mortgage of any New Bonds evidenced by the Global Bonds. Beneficial owners of New Bonds evidenced by the Global Bonds will not be considered the owners or Holders thereof under the Second Mortgage for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the New Bonds.

      Payments in respect of the principal of, and interest and premium on a Global Bond registered in the name of the Global Bond Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Bond Holder in its capacity as the registered Holder under the Second Mortgage. Under the terms of the Second Mortgage, the Company and the Trustee will treat the Persons in whose names the New Bonds, including the Global Bonds, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

            (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Bonds or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Bonds; or

            (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

      DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the New Bonds (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of New Bonds will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the New Bonds, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Certificated New Bonds

      Subject to specified conditions, any Person having a beneficial interest in a Global Bond may, upon prior written request to the Trustee, exchange such beneficial interest for New Bonds in the form of certificated New Bonds. Upon any such issuance, the Trustee is required to register such certificated New Bonds in the name of, and cause the same to be delivered to, such Person or Persons (or the nominee of any thereof). In addition, if:

            (1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Bonds and the Company fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

            (2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of certificated New Bonds in lieu of a Global Bond; or

            (3) there shall have occurred and be continuing a Default or Event of Default with respect to the New Bonds;

then, upon surrender by the Global Bond Holder of its Global Bond, New Bonds in such form will be issued to each person that the Global Bond Holder and DTC identify as being the beneficial owner of the related New Bonds.

      Neither the Company nor the Trustee will be liable for any delay by the Global Bond Holder or DTC in identifying the beneficial owners of New Bonds and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Bond Holder or DTC for all purposes.

Same Day Settlement and Payment

      The Company will make payments in respect of the New Bonds represented by the Global Bonds (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Bond Holder. The Company will make all payments of principal, interest and premium, if any, with respect to certificated New Bonds by wire transfer of immediately available funds to the accounts specified by the Holders thereof holding more than $1.0 million of New Bonds or, if no such account is specified, or if such Holder of certificated New Bonds holds $1.0 million or less of New Bonds, by mailing a check to each such Holder's registered address. The New Bonds represented by the Global Bonds are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such New Bonds will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any certificated New Bonds will also be settled in immediately available funds.

Certain Definitions

      Set forth below are defined terms used in the Second Mortgage. Reference is made to the Second Mortgage for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

      "Accounts Receivable Facility" means that accounts receivable facility existing pursuant to the Receivables Purchase Agreement, dated as of November 29, 1998, between the Company and The First National Bank of Boston.

      "Acquired Debt" means, with respect to any specified Person:

            (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

            (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

      "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings. No Person (other than the Company or any Regulated Subsidiary of the Company) which makes, or in which a special purpose entity makes, an Investment in connection with a Securitization Transaction will be deemed to be an Affiliate of the Company or any of its Regulated Subsidiaries solely by reason of such Investment.

      "Appraiser" means a Person engaged in the business of appraising property competent to determine the fair market value of the particular property in question, and who or which, unless required to be independent, may be employed by or Affiliated with the Company.

      "Asset Sale" means:

            (1) the sale, lease, conveyance or other disposition of any assets by the Company or any Regulated Subsidiary other than sales of inventory or other current assets in the ordinary course of business consistent with past practice; or

            (2) the issuance of Equity Interests in any of the Company's Regulated Subsidiaries or the sale of Equity Interests in any of its Regulated Subsidiaries;

in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions:

            (a) that have a fair market value in excess of $2.0 million; or

            (b) for Net Proceeds in excess of $2.0 million.

      Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales:

            (1) a transfer of assets by the Company to a Regulated Subsidiary or by a Regulated Subsidiary to the Company or to another Regulated Subsidiary;

            (2) an issuance of Equity Interests by a Regulated Subsidiary to the Company or to another Regulated Subsidiary;

            (3) a Restricted Payment that is permitted by the Second Mortgage;

            (4) sales of property or equipment that have become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any of its Regulated Subsidiaries;

            (5) transactions involving the license, lease or sublease of any real or personal property in the ordinary course of business;

            (6) a transfer of Equity Interests in, or an issuance of Equity Interests of, (x) a Subsidiary of the Company that is not a Regulated Subsidiary or (y) any Person that is an Unregulated Subsidiary on the Initial Issuance Date;

            (7) sales of (i) assets of the type specified in the definition of "Securitization Transaction" to a special purpose entity and (ii) accounts receivable, in each case for the fair market value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP, it being understood that, for the purposes of this clause (7), notes received in exchange for the transfer of assets of the type specified in the definition of "Securitization Transaction" will be deemed cash if the special purpose entity or other payor is required to repay said notes as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of the Company entered into as part of a Securitization Transaction; or

            (8) sales of Equity Interests in VELCO for fair market value, as evidenced by a resolution of the Board of Directors.

      "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

      "Board of Directors" means:

            (1) with respect to a corporation, the board of directors of the corporation;

            (2) with respect to a partnership, the board of directors of the general partner of the partnership; and

            (3) with respect to any other Person, the board or committee of such Person serving a similar function.

      "Bondable Property" shall have the meaning set forth in the Second
Mortgage.

      "Bonded" shall have the meaning set forth in the Second Mortgage.

      "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

      "Capital Stock" means:

            (1) in the case of a corporation, corporate stock;

            (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

            (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

            (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

      "Cash Equivalents" means:

            (1) United States dollars;

            (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition;

            (3) certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million;

            (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

            (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within six months after the date of acquisition; and

            (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through
      (5) of this definition.

      "Change of Control" means the occurrence of any of the following:

            (1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all the assets of the Company and its Regulated Subsidiaries taken as a whole;

            (2) the adoption of a plan relating to the liquidation or dissolution of the Company;

            (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of all classes of outstanding Voting Stock of the Company; or

            (4) the first day on which a majority of the members of the Board of Directors of the Company or of any Successor Entity (as defined under the caption "Merger, Consolidation, or Sale of Assets" above) are not Continuing Directors.

      Notwithstanding the foregoing, a "Change of Control" shall not include a "Holding Company Transaction."

      "Common Stock" means the Company's common stock, $1.00 par value.

      "Connecticut Valley" means Connecticut Valley Electric Company Inc., a New Hampshire corporation.


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

      "Consolidated" means, with respect to the Company, the consolidation of the accounts of the Regulated Subsidiaries with those of the Company, all in accordance with GAAP (without duplication); provided, however, that "consolidation" will not include consolidation of the accounts of any Unregulated Subsidiary with the accounts of the Company. The term
"consolidation" has a correlative meaning.

      "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Utility Income of such Person for such period plus:

            (1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Regulated Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Utility Income; plus

            (2) provision for taxes based on income or profits of such Person and its Regulated Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Utility Income; plus

            (3) consolidated interest expense of such Person and its Regulated Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Utility Income; plus

            (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense (other than the amortization of the cost of Power Contract Buyouts after the Initial Issuance Date) to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Regulated Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Utility Income; minus

            (5) non-cash items increasing such Consolidated Utility Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

      Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Regulated Subsidiary of the Company shall be added to Consolidated Utility Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be distributed to the Company by such Regulated Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Regulated Subsidiary or its stockholders.

      "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of the following amounts (each determined in accordance with GAAP):

            (1) the consolidated equity of the common shareholders (or equity holders) of such Person and its consolidated Subsidiaries as of such date; plus

            (2) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock; less


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            (3) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the Initial Issuance Date in the book value of any asset owned by such Person or a Subsidiary of such Person.

      "Consolidated Utility Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Regulated Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

            (1) the Net Income of any Person that is not a Regulated Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Regulated Subsidiary thereof;

            (2) the Net Income of any Regulated Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Regulated Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Regulated Subsidiary or its stockholders;

            (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

            (4) the cumulative effect of a change in accounting principles shall be excluded;

            (5) the Net Income of any Unregulated Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries; and

            (6) to the extent such amounts have not already been excluded in calculating Consolidated Utility Income, the amounts paid pursuant to clause (9) of the covenant entitled "--Restricted Payments" shall be excluded.

      "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who:

            (1) was a member of such Board of Directors on the date of the Second Mortgage; or

            (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

      "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

      "Designated Asset Sale" means an Asset Sale that is not a Mortgaged Property Asset Sale and that is designated as a Designated Asset Sale by the Board of Directors.

      "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date of final maturity of the New Bonds. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments."


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

      "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

      "Event of Loss" means (i) the loss or destruction of or damage to any Mortgaged Property, (ii) the condemnation, seizure, confiscation, requisition of the use or taking by exercise of the power of eminent domain or otherwise of any Mortgaged Property or (iii) any consensual settlement in lieu of any event listed in clause (ii), in each case whether in a single event or a series of related events, that results in Net Proceeds from all sources in excess of $1.0 million.

      "Existing Indebtedness" means Indebtedness of the Company and its Regulated Subsidiaries in existence on the Initial Issuance Date, until such amounts are repaid, including, without limitation, up to $17.0 million of First Mortgage Bonds Series PP, QQ and RR to be issued on the Initial Issuance Date.

      "First Mortgage" means the Mortgage of the Company dated October 1, 1929, to State Street Bank and Trust Company, successor to Old Colony Trust Company, as Trustee, as from time to time amended and supplemented.

      "First Mortgage Bonds" means the securities and other Indebtedness authenticated and delivered from time to time pursuant to the First Mortgage.

      "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

            (1) the consolidated interest expense of such Person and its Regulated Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to hedging Obligations; plus

            (2) the consolidated interest of such Person and its Regulated Subsidiaries that was capitalized during such period; plus

            (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Regulated Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries, whether or not such guarantee or Lien is called upon; plus

            (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Regulated Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Regulated Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

      "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Regulated Subsidiaries for such period to the Fixed Charges of such Person and its Regulated Subsidiaries for such period. In the event that the specified Person or any of its Regulated Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.


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

      In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

            (1) acquisitions that have been made by the specified Person or any of its Regulated Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Utility Income;

            (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

            (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Regulated Subsidiaries following the Calculation Date.

      "GAAP" means generally accepted accounting principles in use at the Initial Issuance Date or, at the option of the Company, other generally accepted accounting principles which are in use at the time of their determination; in determining generally accepted accounting principles, the Company may, but shall not be required to, conform to any accounting order, rule or regulation of any regulatory authority having jurisdiction over the electric generating, transmission or distribution operations of the Company.

      "Governmental Obligations" means direct obligations of or obligations unconditionally guaranteed by the federal government or any political subdivision of the United States of America, any agency, department or any other administrative authority or instrumentality thereof, including, without limitation, any local or other governmental agency or other authority within the United States of America.

      "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

      "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

            (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

            (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates; and

            (3) agreements in connection with commodities swaps or options.

      "Holding Company" means the corporation formed in a Holding Company Transaction which, immediately following such transaction, holds all of the Company's outstanding capital stock other than preferred stock.

      "Holding Company Transaction" means any transaction or series of transactions the result of which is that a holding company acquires all of the outstanding common stock of the Company, substantially as contemplated by the Company's holding company filing with the PSB as of the Initial Issue Date, provided, in no event shall a "Holding Company Transaction" include any transaction in which any portion of the business conducted by the Company or a Regulated Subsidiary, or any of the Capital Stock of a Regulated Subsidiary, is transferred to a Person other than the Company or a Regulated Subsidiary.

      "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

            (1) borrowed money;

            (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

            (3) banker's acceptances;

            (4) Capital Lease Obligations;

            (5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

            (6) any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

      The amount of any Indebtedness outstanding as of any date shall be:

            (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

            (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

      "Independent" means, when used with respect to any specified Person, a Person selected by the Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer or a Vice President of the Company and approved by the Trustee, who (i) is in fact independent, (ii) does not have any material direct financial interest or any material indirect financial interest in the Company or in any other obligor on the New Bonds or in any Affiliate of the Company or any such other obligor and (iii) is not connected with the Company or such other obligor as an Affiliate or an officer, employee, promoter, underwriter, trustee, or partner, director or Person performing similar functions.

      "Initial Issuance Date" means July 30, 1999.

      "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Regulated Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Regulated Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Regulated Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Regulated Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments." The acquisition by the Company or any Regulated Subsidiary of the Company of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Regulated Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

      "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in, except in connection with any Securitization Transaction, and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

      "Make Whole Premium" with respect to any New Bond shall mean with respect to any prepayment of such New Bond in circumstances requiring the payment of a Make Whole Premium, an amount equal to the excess of (a) the aggregate present value as of the date of such prepayment of the expected future cash flows of such New Bond (for the avoidance of doubt, such amounts shall include all principal and interest payable with respect to such New Bond) (exclusive of interest accrued to the date of prepayment) that, but for such prepayment, would have been payable if such prepayment had not been made, all determined by discounting such amounts at a rate which is equal to the Treasury Rate three days prior to prepayment plus 50 basis points over (b) the aggregate principal amount of the New Bond then to be prepaid.

      "Moody's" means Moody's Investor Service, Inc., or any successor to its securities ratings business.

      "Mortgaged Property" means all of the Company's property subject to the Lien of the Second Mortgage.

      "Mortgaged Property Asset Sale" means the sale, lease (other than an operating lease), conveyance or other disposition (each, a "Disposition") of any Mortgaged Property, including, without limitation, by means of an amalgamation, merger, consolidation or similar transaction (provided that Disposition of all or substantially all of the assets of the Company and its Regulated Subsidiaries taken as a whole will be governed by the provisions of the Second Mortgage described above under the caption "--Change of Control" or the provisions described above under the caption "--Merger, Consolidation or Sale of Assets" and not by the provisions of the covenant entitled "Mortgaged Property Asset Sales and Events of Loss"), or a series of related Dispositions by the Company or any of its Regulated Subsidiaries involving the Mortgaged Property, other than

            (1) the sale for fair market value of machinery, equipment, furniture, apparatus, tools or implements or other property that may be defective or may have become worn out or obsolete or no longer useful in the reasonable judgment of the Company in the operations of the Company;

            (2) the sale or exchange of property at the Company's operating facilities with an aggregate value not to exceed $2.0 million at any one time provided such property has been replaced by property of equal or greater value within 180 days of such sale or exchange. A Mortgaged Property Asset Sale shall not include the requisition of title to or the seizure, condemnation, forfeiture or casualty of any Mortgaged Property; or

            (3) the voluntary transfer, waiver or modification of the right to sell power to our customers within our franchise area (but not our rights as a distribution company) in contemplation of or as part of the restructuring of the Company.

      "Net Income" means, with respect to any specified Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

            (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Regulated Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Regulated Subsidiaries; and

            (2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

      "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Regulated Subsidiaries in respect of any Asset Sale or Mortgaged Property Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale or Mortgaged Property Asset Sale), net of the direct costs relating to such Asset Sale or Mortgaged Property Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than the First Mortgage Bonds and Second Mortgage Bonds, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

      "Net Termination Value" shall mean the difference between (a) the aggregate amounts (if any) that would be required to be paid by the Company or any Regulated Subsidiary if such Hedging Obligation were terminated by reason of default relating to the Company or a Regulated Subsidiary, and (b) the aggregate amounts (if any) that the Company or any Regulated Subsidiary would be entitled to receive if such Hedging Obligations were terminated by reason of a default relating to the Company or any Regulated Subsidiary. The Net Termination Value shall be determined (a) as of the end of the most recent fiscal quarter ended or
(b) as of the date such Hedging Obligation is entered into if it is entered into after the end of such fiscal quarter.

      "Non-Recourse Debt" means Indebtedness

            (1) as to which neither the Company nor any of its Regulated Subsidiaries (other than the special purpose entity incurring such Indebtedness, in the case of Indebtedness incurred in the ordinary course of business) (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),
      (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

            (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unregulated Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Old Bonds and the New Bonds) of the Company or any of its Regulated Subsidiaries (other than the special purpose entity incurring such Indebtedness, in the case of Indebtedness incurred in the ordinary course of business), to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

            (3) with respect to any such Indebtedness incurred after the Initial Issuance Date, the lenders have been notified of the non-recourse nature of the Indebtedness.

      "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

      "Operating Cash Flow" means, with respect to any Person for any period, the net cash provided by operating activities of such Person and its Regulated Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP.

      "Permissable Encumbrances" shall have the meaning set forth in the Second Mortgage Indenture.

      "Permitted Investments" means

            (1) an Investment by the Company or a Regulated Subsidiary in the Company or in a Regulated Subsidiary of the Company;

            (2) an Investment in Cash Equivalents;

            (3) an Investment by the Company or any Regulated Subsidiary in a Person, if as a result of such Investment

                  (a) such Person becomes a direct or indirect Regulated
            Subsidiary of the Company or

                  (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Regulated Subsidiary of the Company;

            (4) an Investment received in connection with the bankruptcy or reorganization of customers and suppliers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business; and

            (5) the acquisition by the Company, a Regulated Subsidiary or a special purpose entity in connection with a Securitization Transaction of Equity Interests of a trust or other Person established by the Company, a Regulated Subsidiary or such special purpose entity to effect such Securitization Transaction; and any other Investment by the Company or a Subsidiary of the Company in a special purpose entity or any Investment by a special purpose entity in any other Person in connection with a Securitization Transaction provided, that such other Investment is in the form of a note or other instrument that the special purpose entity or other Person is required to repay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of the Company entered into as part of a Securitization Transaction.

      "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Regulated Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, other Indebtedness of the Company or any of its Regulated Subsidiaries (other than intercompany Indebtedness); provided that:

            (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all expenses and premiums incurred in connection therewith);

            (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

            (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the New Bonds, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the New Bonds on terms at least as favorable to the Holders of New Bonds as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

            (4) such Indebtedness is incurred either by the Company or by the Regulated Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

      "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

      "Power Contract Buyout" means the termination, restatement or amendment of power purchase agreements of the Company or any Regulated Subsidiary pursuant to the terms of any settlement agreement approved by the PSB.

      "Preferred Stock" means any Capital Stock of the Company which by its terms has preference to common stock in right of dividends or other distributions or upon liquidation or dissolution.

      "Prior Lien" means any Lien on any Mortgaged Property existing both at and immediately prior to the time of the acquisition by the Company of such Mortgaged Property, or created as a purchase money mortgage on such Mortgaged Property at the time of its acquisition by the Company, in each case ranking prior to or on a parity with the Lien of the Second Mortgage.

      "Prior Lien Bonds" means the First Mortgage Bonds and any other bonds, notes or other Indebtedness (including the evidence thereof) secured by a Prior Lien.

      "PSB" means the Vermont Public Service Board.

      "Regulated Subsidiary" means Connecticut Valley and East Barnet and any other Subsidiary of the Company that is not an Unregulated Subsidiary.

      "Restricted Investment" means an Investment other than a Permitted Investment.

      "Sale and Leaseback Transaction" means any form of lease arrangement in which the Company or a Regulated Subsidiary sells an asset to another Person in exchange for cash and then contracts to lease the asset for a specified term.

      "S&P" means Standard & Poor's Ratings Group or any successor to its securities ratings business.

      "Second Mortgage Bonds" means bonds of any series authenticated and delivered from time to time under the Second Mortgage.

      "Securitization Transaction" means a transaction in which the Company or any Regulated Subsidiary, pursuant to authorization of the PSB, if required by applicable law, or other appropriate governmental authorizations, transfers rights or other property to a Person formed as a special purpose entity in conjunction with a financing involving such Person of accounts receivable of such person or based on the Company's or such Regulated Subsidiary's right to collect a non-bypassable transition or similar charge or other transferred right or property; provided that all Indebtedness incurred in connection with any such transaction shall constitute Non-Recourse Indebtedness.

      "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

      "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal (including mandatory sinking fund payments) was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

      "Subsidiary" means, with respect to any specified Person:

            (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and

            (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or
      (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

      "Treasury Rate" shall mean at any time with respect to the New Bonds being prepaid (a) the yield reported on page C4 of the Bloomberg Financial Markets Service (or, if not available, any other nationally recognized trading screen reporting on-line intraday trading in United States government securities) at 11:00 a.m. (New York, New York time) for those actively traded United States government securities having a maturity (rounded to the nearest month) corresponding to the remaining Weighted Average Life to Maturity of the New Bonds being prepaid or (b) in the event that no nationally recognized trading screen reporting on-line intraday trading in United States government securities is available, Treasury Rate shall mean the weekly average of the yield to maturity on the United States Treasury obligations with a constant maturity (as compiled by and published in the most recently published issue of the United States Federal Reserve Statistical Release designated H.15(519) or its successor publication) most nearly equal to (by rounding to the nearest month) the Weighted Average Life to Maturity of the New Bonds then being prepaid. If no maturity exactly corresponding to such Weighted Average Life to maturity of such New Bonds shall appear therein, the weekly average yield for the two most closely corresponding published maturities shall be calculated pursuant to the foregoing sentence and the Treasury Rate shall be interpolated or extrapolated, as the case may be, from such yields on a straight-line basis (rounding, in the case of relevant periods, to the nearest month).

      "Unbonded" as applied to Old Bonds, New Bonds, Prior Lien Bonds or Bondable Property means that such Old Bonds, New Bonds, Prior Lien Bonds or Bondable Property are not Bonded.

      "Unregulated Subsidiary" means (a) CV Realty, Catamount Resources, Catamount Energy, Smart Energy and VELCO and (b) any of their respective Subsidiaries and (c) any other Subsidiary of the Company that is designated by the Board of Directors as an Unregulated Subsidiary pursuant to a Board Resolution, but, in each case, only to the extent that such Subsidiary:

            (1) has no Indebtedness other than Non-Recourse Debt;

            (2) is not party to any agreement, contract, arrangement or understanding with the Company or any Regulated Subsidiary of the Company (other than transactions permitted by clause (2) of the covenant entitled "Transactions with Affiliates") unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Regulated Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

            (3) is a Person with respect to which neither the Company nor any of its Regulated Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

            (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Regulated Subsidiaries; and

            (5) is not subject to federal or state regulation as a public utility company.

      Any designation of a Subsidiary of the Company as an Unregulated Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unregulated Subsidiary would fail to meet the preceding requirements as an Unregulated Subsidiary, it shall thereafter cease to be an Unregulated Subsidiary for purposes of the Second Mortgage and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Regulated Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness," the Company shall be in default of such covenant. The Board of Directors of the Company may at any time designate any Unregulated Subsidiary to be a Regulated Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Regulated Subsidiary of the Company of any outstanding Indebtedness of such Unregulated Subsidiary and such designation shall be permitted only if (1) such Indebtedness is permitted under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

      "Vermont Yankee" means Vermont Yankee Nuclear Power Corporation, a Vermont corporation, or the Company's interest therein, as the context may require.

      "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

      "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

            (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

            (2) the then outstanding principal amount of such Indebtedness.

      "Wholly-Owned Regulated Subsidiary" of any specified Person means a Regulated Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Regulated Subsidiaries of such Person.

                       CERTAIN FEDERAL TAX CONSIDERATIONS

      The following is a summary of the material United States federal income tax consequences resulting from the exchange offer and from the ownership of the New Bonds. It deals only with New Bonds held as capital assets and not with special classes of bondholders, such as dealers in securities or currencies, life insurance companies, tax exempt entities, and persons that hold a New Bond in connection with an arrangement that completely or partially hedges the New Bond. The discussion is based upon the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions thereunder as of the date hereof. Such authorities may be repealed, revoked or modified so as to produce federal income tax consequences different from those discussed below.

      BONDHOLDERS TENDERING THEIR OLD BONDS OR PROSPECTIVE PURCHASERS OF NEW BONDS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX AND ANY STATE OR LOCAL INCOME OR FRANCHISE TAX CONSEQUENCES IN THEIR PARTICULAR SITUATIONS AND ANY CONSEQUENCES UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

      The exchange of New Bonds for the Old Bonds pursuant to the exchange offer will not be treated as an "exchange" for United States federal income tax purposes because the New Bonds will not be considered to differ materially in kind or extent from the Old Bonds. Rather, the New Bonds received by a bondholder will be treated as a continuation of the Old Bonds in the hands of such bondholder. As a result, there will be no United States federal income tax consequences to bondholders exchanging the Old Bonds for the New Bonds pursuant to the exchange offer. The bondholder must continue to include stated interest in income as if the exchange had not occurred. The adjusted basis and holding period of the New Bonds for any bondholder will be the same as the adjusted basis and holding period of the Old Bonds. Similarly, there would be no United States federal income tax consequences to a holder of Old Bonds that does not participate in the exchange offer.

United States Holders

      For purposes of this discussion, a "United States Holder" means:

      (1) a citizen or resident of the United States;

      (2) a partnership, corporation or other entity created or organized in or under the law of the United States or of any State of the United States;

      (3) an estate the income of which is subject to United States federal income tax regardless of its source;

      (4) a trust, if either:

            (a) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust; or

            (b) the trust was in existence on August 20, 1996 and elected to be treated as a United States person at all times thereafter;

      (5) any other person that is subject to United States federal income tax on interest income derived from a Bond as a result of such income being effectively connected with the conduct by such person of a trade or business within the United States; or

      (6) certain former citizens of the United States whose income and gain on the New Bonds will be subject to U.S. income tax.

Payments of Interest

      Interest on a New Bond will be taxable to a United States Holder as ordinary interest income at the time it is received or accrued, depending on the bondholder's method of accounting for tax purposes.

Backup Withholding and Information Reporting

      In general, information reporting requirements will apply with respect to non-corporate United States Holders to payments of principal and interest on a New Bond and the proceeds of the sale of a New Bond before Maturity. A 31% "backup withholding" tax will apply to such payments if the United States Holder fails to provide an accurate taxpayer identification number or to report all interest and dividends required to be shown on its federal income tax returns.

United States Alien Holders

      As used herein, a "United States Alien" is a person or entity that, for United States federal income tax purposes, is not a United States Holder.

Payments to United States Aliens

      Under current United States federal income and estate tax law:

      (1) payments of principal and interest on a New Bond by us or any paying agent to a bondholder that is a United States Alien will not be subject to withholding of United States federal income tax, provided that the bondholder:

            (a) does not actually or constructively own 10% or more of the combined voting power of our stock;

            (b) is not a controlled foreign corporation related to us through stock ownership; and

            (c) provides a statement, under penalties of perjury (such as Form W-8BEN), to the Company that the holder is a United States Alien and provides its name and address;

      (2) a bondholder that is a United States Alien will not be subject to United States federal income tax on gain realized on the sale, exchange or redemption of such Bond, unless:

            (a) the gain is effectively connected with the conduct of a trade or business within the United States by the United States Alien; or

            (b) in the case of a United States Alien who is a nonresident alien individual and holds the New Bond as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met; and

      (3) a New Bond will not be subject to United States federal estate tax as a result of the death of a bondholder who is not a citizen or resident of the United States at the time of death, provided that:

            (a) such bondholder did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock; and,

            (b) at the time of such bondholder's death, payments of interest on such Bond would not have been effectively connected with the conduct by such bondholder of a trade or business in the United States.

      United States information reporting requirements and backup withholding tax will not apply to payments on a New Bond made outside the United States by us or any paying agent (acting in its capacity as such) to a bondholder that is a United States Alien provided that a statement described in
(1)(c) above has been received and neither we nor our paying agent has actual knowledge that the payee is not a United States Alien.

      Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a New Bond effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury regulations), provided that such broker:

      (1) is a United States Alien;

      (2) derives less than 50% of its gross income for certain periods from the conduct of a trade or business in the United States; and

      (3) is not a controlled foreign corporation as to the United States (a person described in (1), (2) and (3) above being hereinafter referred to as a "foreign controlled person"). Payment of the proceeds of the sale of a New Bond effected outside the United States by a foreign office of any broker that is not a foreign controlled person will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a United States Alien and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

      New regulations governing backup withholding and information reporting are generally scheduled to become effective for payments made after December 31, 2000. Rules under these regulations will have essentially the same substantive effect, but will unify current certification procedures and forms.

                              PLAN OF DISTRIBUTION

      This prospectus, as it may be amended or supplemented from time to time, may be used by a Broker-Dealer in connection with the resale of the New Bonds received in exchange for the Old Bonds where such Old Bonds were acquired for its own account as a result of market-making activities or other trading activities (other than where acquired directly from the Company or any "Affiliate," as defined in Rule 144 of the Securities Act). Each such Broker-Dealer that participates in the exchange offer that receives the New Bonds for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Bonds. We have agreed that for a period of 180 days after the exchange offer is consummated or until the Old Bonds are resold, whichever comes first, we will use our best efforts to make this prospectus, as amended or supplemented, available to any such Broker-Dealer for use in connection with any such resale.

      We will not receive any proceeds from any sale of New Bonds by Participating Broker-Dealers. New Bonds received by Broker-Dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Bonds or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Broker-Dealer and/or the purchasers of any such New Bonds. Any Broker-Dealer that resells New Bonds that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Bonds may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Bonds and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. For a period of one year after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any Broker-Dealer that requests such documents in the letter of transmittal.

      This prospectus has been prepared for use in connection with the exchange offer and may be used by the initial purchasers in connection with the offers and sales related to market-making transactions in the New Bonds. The initial purchasers may act as principals or agents in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale. We will not receive any of the proceeds of such sales. The initial purchasers have no obligation to make a market in the New Bonds and may discontinue their market-making activities at any time without notice, at their sole discretion.

                                  LEGAL MATTERS

      Opinions as to the validity of the New Bonds will be rendered for us by Joseph M. Kraus, Esq., our Senior Vice President and General Counsel, and by Milbank, Tweed, Hadley & McCloy LLP, our special counsel. Mr. Kraus is one of our full-time officers and owns 1,379 shares of our common stock directly and as a participant in various employee benefit plans. Milbank, Tweed, Hadley & McCloy LLP represents the Initial Purchasers or their affiliates from time to time in matters unrelated to the exchange offer.

                         INDEPENDENT PUBLIC ACCOUNTANTS

      The consolidated financial statements and schedule, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.  Indemnification of Directors and Officers

      Sections 8.50 through 8.56 of the Vermont Business Corporation Act, inter alia, generally empower a Vermont corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

      Section 8.57 of the Vermont Business Corporation Act further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person, and incurred by such person in any such capacity, or arising out of that person's status as such, whether or not the corporation would otherwise have the power to indemnify that person under Section 8.50 through 8.56.

      The Registrant's By-laws provide that, to the extent legally permissible, the Registrant may indemnify any of its Directors, officers and employees who, as a result of such position, was or is a party or is threatened to be made a party to any contemplated, pending or completed action, suitor proceeding, whether civil, criminal, administrative or investigative and whether formal or informal against expenses, actually or reasonable incurred by him or her in connection with such action, suit or proceeding.

Item 21.  Exhibits and Financial Schedule Tables

(a)   Exhibits:

      A list of exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

(b)   Financial Statement Schedules:

      All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required, are inapplicable or the required information has already been provided elsewhere in the registration statement.

(c)   Certain Reports, Opinions or Appraisals:

      No such Reports, Opinions or Appraisals are applicable to this registration statement.

Item 22.  Undertakings

(a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d)of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of such Act.

(b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within business one day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned Registrant hereby undertakes to supply by means of a post effective amendment all information concerning a transaction, and the company being acquired involved herein, that was not subject of and included in the registration statement when it became effective.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rutland, State of Vermont, September 30, 1999.

CENTRAL VERMONT PUBLIC SERVICE CORPORATION
By:

/s/ Francis J. Boyle
- ------------------------------------------------------------
Francis J. Boyle
Senior Vice President, Chief Financial Officer and Treasurer


                                POWER OF ATTORNEY

      Each person whose signature appears below hereby authorizes and appoints Francis J. Boyle, Joseph M. Kraus and Kenneth C. Picton or any one of them, as his or her attorney-in-fact, with full power of substitution and resubstitution to sign and file on his or her behalf individually and in each such capacity stated below any and all amendments and post-effective amendments to this Registration Statement and any registration statement of the company relating to New Bonds filed after the date hereof pursuant to Rule 462(b) under the Securities Act of 1933, as amended, as fully as such person could do in person, hereby verifying and confirming all that said attorney-in-fact, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          SIGNATURE                           TITLE                             DATE
- -----------------------------     ------------------------------------    ------------------
/s/ Robert H. Young               President, Chief Executive Officer      September 30, 1999
- -----------------------------     and Director (Principal Executive
Robert H. Young                   Officer)


/s/ Francis J. Boyle              Senior Vice President, Chief            September 30, 1999
- -----------------------------     Financial Officer and Treasurer
Francis J. Boyle                  (Principal Financial Officer)


/s/ James M. Pennington           Vice President and Controller           September 30, 1999
- -----------------------------     (Controller and Principal Accounting
James M. Pennington               Officer)


/s/ Robert L. Barnett             Director                                September 30, 1999
- -----------------------------
Robert L. Barnett


/s/ Frederic H. Bertrand          Director and Chairman of the Board      September 30, 1999
- -----------------------------
Frederic H. Bertrand


/s/ Rhonda L. Brooks              Director                                September 30, 1999
- -----------------------------
Rhonda L. Brooks


/s/ Robert G. Clarke              Director                                September 30, 1999
- -----------------------------
Robert G. Clarke


/s/ Luthor F. Hackett             Director                                September 30, 1999
- -----------------------------
Luthor F. Hackett


                                  Director                                September 30, 1999
- -----------------------------
Patrick J. Martin


/s/ Mary Alice McKenzie           Director                                September 30, 1999
- -----------------------------
Mary Alice McKenzie


/s/ Janice L. Scites              Director                                September 30, 1999
- -----------------------------
Janice L. Scites

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER                             DESCRIPTION
- -------     --------------------------------------------------------------------

4.1         Second Mortgage Indenture between the Registrant and The Bank of New
            York, as Trustee, dated as of July 15, 1999.
4.2         Form of Second Supplemental Indenture between the Registrant and The
            Bank of New York, as Trustee.
4.3         Form of Exchange Bond of the Registrant (included in Exhibit 4.2).
4.4         Registration Rights Agreement among the Registrant, Donaldson,
            Lufkin & Jenrette Securities Corporation and TD Securities (USA)
            Inc., dated as of July 30, 1999.
5           Legality Opinion of Milbank, Tweed, Hadley & McCloy LLP.
12          Statement Regarding Computation of Ratios of Earnings to Fixed
            Charges.
23.1        Consent of Arthur Andersen LLP.
23.2        Consent of Milbank, Tweed, Hadley & McCloy LLP (included in
            Exhibit 5)
24          Power of Attorney. (included on signature page)
25          Form T-1 Statement of Eligibility and Qualification, under the Trust
            Indenture Act of 1939, of The Bank of New York, as Trustee.
99.1        Form of Letter of Transmittal.
99.2        Form of Notice of Guaranteed Delivery.

- -----------------